Form 10-K, Exhibit 13
period 2005-12-31
WESTERN ALLIANCE BANCORPORATION
filed 2006-03-20
CIK 1212545

                                                              EXHIBIT 13.1

                                    (GRAPHIC)

                                     WESTERN

                                    ALLIANCE

                                 BANCORPORATION

                                     ANNUAL

                                     REPORT

                                      2005

CONTENTS

Financial Highlights                                                           1
Chairman's Message                                                             2
Products and Services                                                          4
BankWest of Nevada President's Message                                         6
About BankWest of Nevada                                                       7
BankWest of Nevada Case Study                                                  8
Alliance Bank of Arizona President's Message                                  10
About Alliance Bank of Arizona                                                11
Alliance Bank of Arizona Case Study                                           12
Torrey Pines Bank President's Message                                         14
About Torrey Pines Bank                                                       15
Torrey Pines Bank Case Study                                                  16
Miller/Russell & Associates President's Message                               18
About Miller/Russell                                                          19
Miller/Russell & Associates Case Study                                        20
Premier Trust President's Message                                             22
About Premier Trust                                                           23
Premier Trust Case Study                                                      24
Directors and Officers                                                        26
Employees                                                                     27
Regional Offices                                                              28
Financial Report                                                              29

WESTERN ALLIANCE BANCORPORATION

FINANCIAL HIGHLIGHTS

(in thousands, except earnings per share)

BALANCE SHEET SUMMARY                    2005         2004         2003        2002        2001
---------------------                 ----------   ----------   ----------   --------   --------
Assets                                $2,857,271   $2,176,849   $1,576,773   $872,074   $602,703
Deposits                               2,393,812    1,756,036    1,094,646    720,304    549,354
Loans                                  1,793,337    1,188,535      733,078    464,355    407,210
Investments                              748,533      788,622      715,978    232,848     79,454
Total regulatory capital                 300,198      178,784      141,321    103,033     56,757
INCOME STATEMENT SUMMARY
Interest income                          134,910       90,855       53,823     39,117     35,713
Interest expense                          32,568       19,720       12,798      9,771      9,140
   Net interest income                   102,342       71,135       41,025     29,346     26,573
Provision for loan losses                  6,179        3,914        5,145      1,587      2,800
Net interest income after provision
   for loan losses                        96,163       67,221       35,880     27,759     23,773
Noninterest income                        12,138        8,726        4,270      3,935      3,437
Noninterest expense                       64,864       44,929       27,290     19,050     18,256
Income before income taxes                43,437       31,018       12,860     12,644      8,954
Income taxes                              15,372       10,961        4,171      4,235      3,001
Net income                                28,065       20,057        8,689      8,409      5,953
Diluted earnings per share                  1.24         1.09         0.59       0.78       0.54

                                   (BAR CHART)

                                2001   2002    2003     2004     2005
                                ----   ----   ------   ------   ------
                                            $ IN MILLIONS
NET INCOME                      $6.0   $8.4   $  8.7   $ 20.1   $ 28.1
DILUTED EARNINGS
   PER SHARE                    $.54   $.78   $  .59   $ 1.09   $ 1.24
QUALIFYING REGULATORY CAPITAL
   WELL CAPITALIZED             $ 46   $ 56   $   98   $  150   $  217
   ADDITIONAL CAPITAL           $ 56   $103   $  141   $  178   $  300
ASSETS                          $407   $464   $  733   $1,189   $1,793
DEPOSITS                        $549   $720   $1,095   $1,756   $2,394
LOANS                           $602   $871   $1,577   $2,177   $2,857

WESTERN ALLIANCE BANCORPORATION

CHAIRMAN'S MESSAGE
To Our Shareholders

                                 (PHOTO OF ROBERT SARVER)

                                 Chairman, President and Chief Executive Officer

     The year 2005 was a milestone for Western Alliance Bancorporation. It was the year in which we completed our Initial Public Offering to trade on the New York Stock Exchange and our twelfth consecutive year of record earnings. On behalf of the Western Alliance team, I want to welcome you to our first annual report as a public company.

     Western Alliance Bancorporation reported net income of $28.1 million for the year ended December 31, 2005, an increase of 39.9 percent from $20.1 million reported in 2004, or $1.24 per share, up from $1.09 for 2004. Loans rose $605 million, or 51 percent to $1.79 billion in 2005 from the $1.19 billion posted a year earlier and deposits grew to $2.39 billion, up 36 percent, or $638 million from 2004.

     BankWest of Nevada reported loan growth of $293 million for 2005 to $1.08 billion. Deposits increased $319 million to $1.61 billion and net income was $25.3 million, up 24.7 percent from $20.3 million in 2004.

     Alliance Bank of Arizona reported loan growth of $171 million for 2005 to $405 million. Deposits increased $180 million to $457 million and net income was $3.0 million, up 257.6 percent from $0.8 million in 2004.

     Torrey Pines Bank reported loan growth of $141 million for 2005 to $305 million. Deposits increased $136 million to $335 million. For the year, net income was $2.2 million, up 116.3 percent from $1.0 million in 2004.

     Assets under management at Miller/Russell and Associates were $1.11 billion at December 31, 2005, up 40.3 percent from $791 million at December 31, 2004. At Premier Trust, assets under management increased 65.0 percent from $80 million to $132 million from December 31, 2004 to December 31, 2005. Total trust assets increased 42.3 percent from $208 million to $296 million for the same periods, respectively.

     Our proven business strategy of focusing on high-growth markets with compelling demographics, entering new markets through de novo offices and appropriately priced acquisitions, and leveraging competitive advantages is manifesting eminent success.

WESTERN ALLIANCE BANCORPORATION

     The primary markets in which Western Alliance operates, Las Vegas, San Diego, Phoenix and Tucson have household incomes and projected population growth rates that substantially exceed the national average.

     The selection of these markets is a critical component of our overall business strategy. Western Alliance's competitive advantages of strong local banking relationships, comprehensive market knowledge and a culture of flexibility with a rapid response to customer needs provides us with an exceptionally strong and enduring basis for growth in these markets, as well as a dynamic that allows us to quickly avail ourselves of new opportunities that arise.

     Early in 2006, we followed that strategy with two significant acquisitions that are expected to close in the first half of 2006, in part, using the $85.1 million in proceeds from our initial public offering, which closed July 6, 2005.

     In a cash and stock transaction valued at approximately $110 million, Western Alliance will acquire Intermountain First Bancorp, the parent company of Nevada First Bank. Intermountain First had deposits of $396 million, loans of $374 million and stockholders' equity of $32 million at December 31, 2005. We also signed a definitive agreement valued at approximately $74 million to acquire Bank of Nevada, which had deposits of $254 million, loans of $217 million, and stockholder's equity of $26 million at the close of 2005.

     These mergers will allow us to further solidify and broaden our already strong position in Las Vegas and Henderson, Nevada as well as expand our financial offerings into Reno and Mesquite. By the end of 2006, we expect to have 18 offices in Nevada, more than triple the five we had when the year began.

     In 2006, we will continue to provide exceptional service to our clients, expand our current operations with the addition of nine new offices, and to seek further opportunities for expansion through acquisitions.

     In closing, I want thank our customers, our employees and our board of directors for their loyalty, support and dedication.


/s/ Robert Sarver
-------------------------------------
Robert Sarver
Chairman, President
and Chief Executive Officer

                                   (BAR CHART)

                          2001    2002    2003    2004    2005
                         ------  ------  ------  ------  ------
NUMBER OF OFFICES             4       5      10      13      16
DEPOSIT ACCOUNTS         14,499  15,361  18,364  22,424  26,845
NON-PERFORMING ASSETS
   PERCENTAGE OF TOTAL      .17     .41     .02     .07       0

WESTERN ALLIANCE BANCORPORATION

PRODUCTS AND SERVICES                                                  (GRAPHIC)

     As the parent corporation of three of the nation's leading community banks and two major regional financial services firms, Western Alliance Bancorporation's strategic approach to managing its operating units is designed to provide profound and dynamic synergies among these businesses, based on strong, experienced and innovative management dedicated to the highest level of customer service.

     Our mission and objective is simple: Provide our customers and markets with products and services that serve as a benchmark for the banking industry and deliver them with a dispatch and efficiency that is unrivaled.

     Our strategy to accomplish this is core to our business: We employ experienced local relationship bankers and associates who drive success with our broad range of product and service offerings.

     Several Western Alliance products that came online over the past two years have now ramped up fully and are yielding the customer benefits and revenues we had anticipated.

     The development of our cash management products, specifically our lockbox offering which provides businesses and professionals with an efficient tool to collect and process receivables, has been very well received by the business community. We also provide commercial products that include Cash Concentration Accounts, which allow a customer to combine accounts from several locations into a single account, and Positive Pay, a fraud protection tool geared toward commercial accounts.

     In March 2006, each of the Western Alliance banks began offering their own credit cards. These cards provide substantially better benefits to our customers than the third party cards offered previously, including lower interest rates, DreamMiles(R) and online access. By bringing this product in-house, Western Alliance will also enhance its revenue stream with interchange fees and interest income.

"2005 was not only a year in which we broadened our business banking services, but also one in which we enhanced our personal banking services."

     We continue to make products and services available to the "Not for Profit" segment of the market comprising churches, synagogues, schools, colleges and municipalities and provide a comprehensive range of business services to the religious community, as well as other non-profits.

     While our broad menu of products would be impressive anywhere, it is the high caliber of personal banking service with which we deliver these products that drives our success. Our experienced relationship bankers know the importance of personal service and the culture of Western Alliance Bancorporation strongly fosters that service. That perspective drove our success in 2005 and will continue to do so in the coming year.

WEALTH MANAGEMENT
Estate Planning
Asset Allocation
Retirement Accounts
Investment Management
Trust Administration
Escrow & Custody

REAL ESTATE DEVELOPMENT
Construction Loans
Permanent Financing
Fixed and Floating
Owner-occupied
Subdivisions
Lot Financing

CASH MANAGEMENT
Lockbox & EDI
Positive Pay
Concentration Accounts
Sweep Services
Image & CD Services

PERSONAL BANKING
Free ATMs Worldwide
Online Banking
Mortgages
Equity Credit Lines
Leisure Craft
Cards & Cars

NOT FOR PROFIT
Churches & Synagogues
Schools & Colleges
Municipalities
Tax-exempt

COMMERCIAL LENDING
Working Capital Financing
Corporate Credit Cards
Participations and Syndications
SBA Preferred
Equipment Leasing
Merchant Services
Letters of Credit
Revolving Lines of Credit

                                                                       (GRAPHIC)

BANKWEST OF NEVADA

PRESIDENT'S MESSAGE                        (PHOTO OF LARRY WOODRUM)

                                           President and Chief Executive Officer

     In 2005, while we continued our fast pace of growth, we remained committed to our fundamental strategy: to build our business through our reputation for delivering superior service and solutions as the financial business partner of choice for local businesses, professionals and community organizations.

     Sustaining and growing that reputation has been made possible by our people. We are fortunate to have recruited and retained an outstanding team who can take pride in contributing to the success of our organization through their knowledge and commitment to serving our customers. I am particularly proud that our Community Reinvestment Act rating has been "Outstanding" since the bank began.

     Since our inception, we have promoted a basic, but time-tested credo that has been the cornerstone of our service philosophy: simply, treat others as you would want to be treated. Not a sophisticated strategy, but one that has worked to help bring us a broad base of loyal clients. While we look forward to the future and changes that improve what we provide to our customers, in this philosophy we remain constant, a course that has served us well with both our relationships with our customers and among ourselves.


/s/ Larry Woodrum
-------------------------------------
Larry Woodrum
President and Chief Executive Officer

                                   (BAR CHART)

           2001   2002    2003     2004     2005
           ----   ----   ------   ------   ------
                        $ IN MILLIONS
LOANS      $407   $464   $  558   $  790   $1,084
DEPOSITS   $549   $757   $  918   $1,288   $1,607
ASSETS     $602   $869   $1,245   $1,578   $1,887

BANKWEST OF NEVADA

ABOUT US

                                        (PHOTO OF BOARD OF DIRECTORS)

                                        (front row, l to r) Sherry Colquitt,
                                        James Nave, DVM, Edward Nigro, Larry
                                        Woodrum, Chairman Arthur Marshall,
                                        Marianne Boyd Johnson, (middle row) Todd
                                        Marshall, Jack Wallis, Donald Snyder, M.
                                        Nafees Nagy, MD, Robert Sarver. (back
                                        row) Robert Clark, Bruno Mark, Robert
                                        Boughner.

     For BankWest of Nevada, 2005 was a highly successful year both in terms of results and in laying the foundation for increased efficiency and expansion. The hard work of our staff resulted in growth in net earnings of more than $5 million. Assets rose by more than $308 million, an increase of 20 percent. Loan growth exceeded $290 million, an increase of 37 percent and deposits more than $319 million, an increase of 25 percent. We also improved our efficiency ratio to 46.0 percent, while increasing our staff by 13 percent with 39 new employees.

     To continue to reach Las Vegas' rapidly growing suburban areas, we began construction of three new branch locations, including our Centennial, Aliante and Warm Springs offices. In November, we also launched a new 36,000 square foot operations center which will be home to the customer service center, electronic banking, network administration, courier service, lockbox, data processing and central vault. We expect to open this state-of-the-art facility later this year.

     To increase commercial loans and promote cross-selling opportunities, in April the Bank initiated a small business lending campaign, focusing on loans up to $250,000. Promoted as "Decision 23," the two-month campaign resulted in loans of more than $14 million, exceeding the $8 million goal. Marketing included billboards, print advertising, application brochures and employee incentives. The Bank continued to build its affiliate referral relationships with Miller/Russell and Premier Trust to cross sell our banking products while the Bank promoted wealth management as a valued addition to our capabilities to serve all their financial needs.

     Launched in July, the Bank participated in the sponsorship of the new Las Vegas Monorail. As part of the Bank's commitment to the Las Vegas community and to promote Bank awareness, the Bank became a sponsorship partner providing ATMs at each location and enjoys the visibility of a signature BankWest of Nevada Monorail train. The 4.4 mile route Monorail system runs along Las Vegas' famed resort corridor connecting major resorts and convention space.

(GRAPHIC)

BANKWEST OF NEVADA

NEVADA PARTNERS
A BankWest Case study in Community Responsibility

                                        (PHOTO)

                                        Hospitality industry student training at
                                        Nevada Partners' Culinary Training
                                        Academy.

     In 1993, the nonprofit organization of Nevada Partners was formed with a clear stated mission-- "to eliminate poverty." Supported by major hospitality industry employers, Nevada Partners began by providing unskilled workers with training to meet the employment demands of Las Vegas' booming hospitality industry. Training initially focused on developing culinary and later, housekeeping skills, when a move into a leased facility allowed the organization to create mock hotel rooms replicating those in Las Vegas casinos.

     Seven years later, Nevada Partners' training programs had generated such great demand and extraordinary success that the growth required the construction of a larger facility.

     With a preliminary estimate of $2 million to construct the new kitchen training facility, Nevada Partners' Executive Director Steven Horsford reached out to large and small banks for financing.

     "We knew we had a complicated income stream and that the financial analysis would not be an easy undertaking for a financial institution. BankWest was the only bank that responded to us. We were especially pleased that BankWest's point men, Brad Tope and Mark Larson, from the outset, wanted to learn about us in depth, and clearly understand what we wanted to accomplish."

                                        Learning housekeeping skills at Nevada
                                        Partners' Culinary Training Academy.

                                        (PHOTO)

"...in part because of the completion of the kitchen facility, $5.5 million in public funds have now been granted to complete the full training center."

                                        (GRAPHIC)

                                        Nevada Partners Center, Las Vegas
                                        Headquarters.

     By the end of the process, BankWest provided $3 million in financing that was applied to the construction of a 12,000 square foot state-of-the-art training kitchen. Enabled in part because of the completion of the kitchen facility, $5.5 million in public funds have now been granted to complete the full training center.

     With Nevada Partners' final funding in place, Horsford pointed out that the organization is able to consider new possibilities, including affordable housing. "We've never had a banking relationship like with we have with BankWest," Horsford said. "BankWest continues to seek ways to help us with other initiatives. Since we're going to be paying interest to somebody, Horsford notes, "we'd much rather be paying it to BankWest because of the level of service it provides."

Front: Mark Larson, BankWest of Nevada, Executive Vice President and Regional President, Northwest Regional Office, Steven Horsford, Chief Executive Officer, Nevada Partners, Brad Tope, Senior Vice President, Regional Chief Lending Officer, Northwest Regional Office, BankWest of Nevada. Back: Nevada Partners' Culinary Training Academy students.

(PHOTO)

ALLIANCE BANK OF ARIZONA

PRESIDENT'S MESSAGE                        (PHOTO OF JIM LUNDY)

                                           President and Chief Executive Officer

     Alliance Bank continued to demonstrate why it is one of the fastest-growing banks in the United States during 2005 with strong regional growth. And, as a result of our progress, we achieved several significant milestones in 2005.

     Alliance Bank surpassed $500 million in total assets just 29 months after its founding in 2003 and opened a new corporate headquarters in the high-growth, financial Biltmore district in Phoenix and a third Tucson location, bringing the total number of statewide offices to seven. The bank also grew to 122 employees strong during 2005, from 79 employees in 2004.

     The banks Small Business Administration (SBA) Department expanded it's Preferred Lender (PLP) Status to San Diego and Nevada and was recognized by the SBA as leading all Arizona banks with the No. 1 ranking for "Most Jobs Created and/or Retained per SBA loan: 57.4 jobs per loan."

     Our experienced team continued to expand with the additions of several prominent senior bankers, as well as the addition of two new board members--Sharon Harper, President and Chief Executive Officer of The Plaza Companies in Phoenix and Paul Weitman, President and Owner of Royal Automotive Group in Tucson.

     During 2006, Alliance Bank will expand three of its existing offices and will open a new office in Downtown Phoenix to better serve our growing professional client base in the downtown sector. Construction will also begin on our new Mesa office which will be Alliance Banks first presence in the high-growth region of the East Valley of Metro Phoenix. We will continue to look for additional locations in each of our primary markets.

     On behalf of our Board, our stockholders and our employees, I'd like to thank all of our customers who have made our success possible.


/s/ James H. Lundy
-------------------------------------
James H. Lundy,
President and Chief Executive Officer

ALLIANCE BANK OF ARIZONA

ABOUT US                                (PHOTO OF BOARD OF DIRECTORS)

                                        (l to r) Bruce Beach, Thomas Rogers,
                                        Dennis Miller, Chairman Richard Krivel,
                                        Steven Hilton, James Lundy, Francis
                                        Najafi, Duane Froeschle, R. Luther
                                        Olson, Thomas Sullivan, Jr., Robert
                                        Sarver. Not shown: Paul Baker, Sharon
                                        Harper, Paul Weitman.

     Alliance Bank of Arizona opened in February 2003 and has quickly become one of the nation's fastest-growing banks. As of September 2005, Alliance Bank was the fourth largest of more than 100 banks opened in 2003. This achievement underscores the value Alliance Bank's customers place on "better banking" and a regional focus delivered by experienced, relationship bankers.

     With seven statewide offices located in Phoenix, Scottsdale and Tucson, Alliance Bank continues to expand its reach by skillfully addressing the specific needs of Arizona's businesses, real estate developers, professionals and individuals seeking a personal banking relationship. Local decision-making and veteran banking leadership enable Alliance Bank to be a "business partner" by providing flexible and customized services tailored to the specific needs of its clients.

     Alliance Bank of Arizona is strongly positioned as a "super community" bank to provide relationship-based, personal service, the latest in technology and lending capabilities sufficient to meet the needs of virtually any Arizona-based business.

(GRAPHIC)

                                   (BAR CHART)

                2003   2004   2005
                ----   ----   ----
                   $ IN MILLIONS
LOANS           $106   $234   $405
DEPOSITS        $116   $277   $457
ASSETS          $187   $333   $520

ALLIANCE BANK OF ARIZONA

THE LANDSCAPE BROKER
Digging up Financing -- An Alliance Bank Case Study

                                                       (GRAPHIC)

                                                       Streetscape at Mirabel,
                                                       North Scottsdale Arizona.

     It's easy to get a loan when your business is doing well and times are good," said Chris Besing, Owner of Scottsdale-based The Landscape Broker, Inc. "But the real test of a banking relationship occurs when you need financing to acquire or dramatically expand your business during the rough times."

     For Mr. Besing, Alliance Bank of Arizona came through when he needed it most and one year after one of the most difficult transactions of his career in finance. He confidently says that Alliance Bank's performance and service has earned the bank any future business from his company.

     After two decades as a financial executive, Besing was ready to return to the roots--literally. In July 2004, he traded his suit and tie for jeans and work boots when he began negotiations to purchase a landscape company in Scottsdale. In September 2004, he entered into a purchase agreement for the $5 million deal with another lender.

     According to Besing, a key component of the deal was the repayment of principal based on cash flow related to $2.2 million of subordinated debt raised by Besing. Three months into the arduous process and only one month prior to closing, the lender elected to substantially change the repayment terms of the SBA loan and sub-debt. Besing presumed the deal was lost--enter Alliance Bank of Arizona.

     Based on a previous banking relationship and through a colleague's recommendation, Besing contacted Ed Zito, a senior vice president for Alliance Bank and a prominent face in Phoenix banking. Mr. Zito and Ben Danner, senior vice president and commercial banking manager for Alliance's Scottsdale office, met with Besing to discuss his situation.

     "The Alliance Bank of Arizona team immediately took the time to understand my business, the local business environment and the financing options available," commented Besing. "Alliance Bank restructured the deal to include an innovative bridge loan that enabled the deal to close on time with a prudent, but workable financing package. Their ability to think 'out of the box' was very impressive."

"They really put forth a great effort for me and my company and, as a business owner, that's something I remember and appreciate."

                                   (GRAPHIC)

                                   Excavation work at Vistancia, Peoria Arizona.

     Danner and the SBA Department at Alliance Bank used their expertise to accelerate the transaction process to save the deal and close Besing's purchase. With a collective team effort led by Danner, SBA Manager Ruth Giovacchini and Senior Processor Irma Rodriguez, the bank was able to provide an additional $500,000 in financing that the previous lender had overlooked.

     Today, just over one year after becoming an Alliance Bank client, Besing's Landscape Broker Inc. is thriving. The company generated more than $8 million in revenue in 2005 and expects that amount to double in 2006. In addition to the SBA loan, Besing's company keeps an operating line of credit and all of its business checking accounts with Alliance Bank. He's also become one of the bank's best referral sources, telling anyone who will listen that a good business banker can make a real difference to the local business owner.

     "Relationships matter," adds Besing. "Alliance Bank proved they have the expertise to get a difficult deal done, but more importantly, they stepped up as a business partner with their relationship-based banking style. They really put forth a great effort for me and my company and, as a business owner, that's something I remember and appreciate."

Club House at Mirabel, Scottsdale, Arizona.

(GRAPHIC)

TORREY PINES BANK

PRESIDENT'S MESSAGE

                                                            (PHOTO OF GARY CADY)

                                                            President

     At Torrey Pines Bank we spend a lot of our time talking to our customers. Then we respond to our customers' needs in ways that may appear unconventional to some, but going the extra mile for customers is how we measure our success at Torrey Pines Bank.

     When we established Torrey Pines Bank in 2003 our plan was to achieve steady and structured growth by employing a talented work force with a singular focus on a level of service that would provide our customers with the best possible client-banking relationship and banking experience.

     Our executives and team, from the outset, have put our clients front and center with professional attention and tailor-made solutions. This distinctive approach has enabled us to achieve continued strong deposit and loan growth.

     Looking ahead, we will continue our growth efforts by building upon our suite of consumer products and services that will enable us to deepen existing and generate new relationships.

     Success won't be ours alone. We are a compassionate corporate citizen who partners with many not-for-profit organizations to promote a healthier, more vibrant San Diego County. We will bring the distinguishing strengths of this organization to two new locations in 2006, with additional locations to follow in 2007.

     Our customers and staff are the very pulse of this organization. Through their conversations we are assured that our business strategy continues to meet the needs of our clients and community. That's what makes us special. And our conversations will continue to be at the forefront of Torrey Pines Bank.


/s/ GARY CADY
---------------------------------
Gary Cady,
President

TORREY PINES BANK

ABOUT US

                                        (PHOTO OF BOARD OF DIRECTORS)

                                        (l to r) Jason Hughes, Gary Cady,
                                        Chairman Robert Sarver, Cary Mack, Peter
                                        Davis, Sheryl White, Richard Doan, Mark
                                        Schlossberg, Mark Johnson, Tom Murray.

     Torrey Pines Bank is focused on serving San Diego's business and professional communities with offices strategically located in downtown San Diego, Carmel Valley, Golden Triangle and La Mesa. Soon, Torrey Pines will offer and additional location downtown, as well as in Kearny Mesa and Carlsbad, California.

     Unlike many financial institutions that are built around "business units," Torrey Pines Bank is operated geographically and managed by local professionals who are directly and actively involved in their respective communities. The geographic management structure, coupled with dedicated customer attention creates an unrivaled banking model that clients, current and prospective, are seeking from their banking partner.

     Torrey Pines Bank continually supports its customer service claim with a steady stream of testimonials from clients in the medical and legal community to business owners and not-for-profit executives. Our clients have said "We think of our relationship with Torrey Pines Bank as a partnership. We know we can depend on Torrey Pines executives for their expertise, their personal attention and their willingness to go the "extra mile."

     Big bank capabilities, small bank personal attention and a single point of contact are the attributes that make Torrey Pines Bank especially appealing to clients.

(GRAPHIC)

           2003   2004   2005
           ----   ----   ----
              $ IN MILLIONS
LOANS      $ 69   $164   $305
DEPOSITS   $ 82   $199   $335
ASSETS     $157   $258   $405

TORREY PINES BANK

J.R. FILANC CONSTRUCTION COMPANY

A Torrey Pines Bank Case Study in Time Critical Conditions

     J.R. Filanc Construction Company was founded in 1952 providing construction project services to the water infrastructure industry. It's J.R. Filanc Construction Company that builds many of our waste water treatment plants, water treatment facilities and the like. The company is strategically managed by its ownership team, including Filanc family members and senior managers.

     Over the last 53 years, J.R. Filanc has grown to be a company of substantial dimension, with revenues of approximately $100 million and over 350 employees throughout Southern California and Arizona. The company, at any time, manages eight to ten large projects averaging $40 million each.

     In early 2005 the company realized the need and opportunity to acquire a new headquarters building in North San Diego County. The acquisition was the front end of a time-critical, 1031 reverse exchange in which the company acquires a "replacement" property for one to be sold later.

     As one of the Bank's first clients, J.R. Filanc approached Torrey Pines Bank for financing. There was a lot to do and little time in which to do it. And in this case, because of the IRS regulations associated with the transactions, there would be virtually no room for any of the providers not to make this transaction their top priority.

     The time contraint, just 30 days, propelled John Massab, Senior Vice President of the Torrey Pines, and his team into high gear on this proposed $4.5 million transaction. The timing and coordinating efforts with external professionals who hold busy schedules were vital and presented a challenge.

     It was a complex transaction, but within a remarkably short period of time, the Torrey Pines' team obtained and reviewed the appraisal, an environmental study with a last minute geophysical test, as well as an abundance of other legal and compliance documents. The team included Torrey Pines' executives, its legal counsel, Head of Operations, a credit analyst who provided the reverse exchange research, a documentation specialist and a closing agent.

" A lot of other banks want to shoehorn you into their system that fits their computer programs and simply look at numbers only."

     If all of this sounds like a "too many cooks" situation, consider what Cathy Final, Chief Financial Officer of J.R. Filanc said: "John Massab commits and moves more quickly and timely than any other banker I've ever known." This speaks well of the local decision-making strategy employed at Torrey Pines Bank.

     According to Ms. Final, "A lot of other banks want to shoehorn you into their system that fits their computer programs and simply look at numbers only. That's a formula for making a difficult transaction almost impossible. Torrey Pines mode of operation is to make things as straight forward as possible with the least use of my time, which benefits me because I can devote my time to my 'real' job at J.R. Filanc."

     "From the very outset of our relationship with Torrey Pines," Ms. Final said, "we saw the difference between the machine touch and the personal touch in doing business with Torrey Pines. They are, indeed, our business partner as well as our bank and showed it clearly when John and his team completed this transaction in the critical time frame required."

J. R. Filanc Construction project for the R.M. Levy Water Treatment Plant Upgrade, Expansion and Ozonation Facility in Southern California. The $38.4 million project, completed in 2002, was managed by Mark Filanc, Executive Vice President, Filanc.

(GRAPHIC)

MILLER/RUSSELL & ASSOCIATES, INC.

PRESIDENT'S MESSAGE                                     (PHOTO OF DENNIS MILLER)

                                                        President

     In reflecting on 2005, I am very pleased with the forward progress generated by the Miller/Russell team. This was our first full year as a Western Alliance Bancorporation operating unit and our client base expanded significantly, largely due to referrals from bank officers which helped to increase our assets under management during the year by 40.3 percent to $1.11 billion.

     During 2005, we opened new offices in San Diego and Las Vegas, bringing us physically closer to BankWest of Nevada, Torrey Pines Bank and Premier Trust in those locations, as well as expanded our Arizona presence with a new office in Tucson.

     Major strides were made in enhancing our compliance and regulatory procedures, budgeting, administrative services and processes, and technology. We anticipate that this investment will pay considerable dividends well into the future.

     The accumulation of wealth in our nation, both private and institutional, is at historic highs and continues to rise. With a strong economy and aging population we see the trend continuing into 2006. As a provider of wealth management services to individuals, corporations, endowments and foundations, Miller/Russell is now strongly positioned to prosper from this rising pool of wealth. As such, we look forward to the coming year with enthusiasm and excitement.


/s/ Dennis Miller
-------------------------------------
Dennis Miller
President

ABOUT US

" We add significant value to our client base by offering financial planning including retirement, insurance, tax and estate planning..."

     Strategy, structure, discipline and innovation are the keystones of Miller/Russell's approach to investment management and counsel. They provide the firm with the tools to achieve its stated mission: The achievement of investment goals by controlling risk and delivering above-average returns, with above-average consistency.

     Founded in 1991, and now with more than $1 billion in asstes under management, Miller/Russell has grown to one of the Southwest's largest registered investment advisory and wealth management firms.

     In 2004, Western Alliance Bancorporation recognized its customers' need for high level, strategic financial management and acquired Miller/Russell. Since the acquisition Miller/Russell's services have achieved the synergies anticipated and touched virtually all of the Western Alliance operating units.

     Using state of the art technology tools, combined with solid analytics and process discipline implemented and managed by a team of experienced professionals, Miller/Russell tailors investment solutions to meet its clients' precise needs and achieve their objectives.

     As strategic wealth architects, Miller/Russell add significant value to its client base by offering financial planning including retirement, insurance, tax and estate planning, as well as providing the very strong synergies necessary to ensure the growth of Western Alliance Bancorporation and its operating units.

(GRAPHIC)

                                   (BAR CHART)

                          2002   2003   2004    2005
                          ----   ----   ----   ------
                                 $ IN MILLIONS
ASSETS UNDER MANAGEMENT   $445   $601   $791   $1,110

MILLER/RUSSELL & ASSOCIATES, INC.

CRAGIN & PIKE
Synergism -- A Miller/Russell Case Study

                                                     (PHOTO OF TOM KERESTESI)

                                                     Tom Kerestesi, President of
                                                     Cragin & Pike.

     Cragin & Pike, Las Vegas' oldest full service property and casualty insurance broker, has been operating continuously in Las Vegas since 1909, just a few years after the city was founded. The firm's offerings comprise both personal and commercial lines, as well as bonding, but weighted primarily toward commercial accounts.

     It was a key Western Alliance Bancorporation strategy, hiring experienced, local relationship bankers with a solid book of business, that first brought Cragin & Pike into the Western Alliance fold. Originally banking with another institution, Tom Kerestesi, President, said Cragin & Pike first became involved with Western Alliance Bancorporation when his banker moved several years ago to BankWest of Nevada.

     "On a parallel course with our commercial banking, we had some requirements for other financial services," Mr. Kerestesi explained. "Cragin & Pike has had employee benefit plans in effect for more than three decades, but with all the changes that occurred over the past few years with the Employment Retirement Income Security Act (ERISA), we had some concerns about compliance issues," he pointed out.

     "We had a long term relationship with another investment advisor," Mr. Kerestesi said, "but we wanted to ensure our compliance and turned to Western Alliance's Premier Trust, with which several of our executives had personal relationships. As part of the compliance review, Premier provided cursory opinion on the investment performance of the assets and pointed out that the performance could have been better. "If you'd like to see how that might play out," Premier Trust said, "You might want to talk to Miller/Russell, the investment advisory component of Western Alliance."

     Cragin & Pike accepted the invitation and Dennis Miller, Miller/Russell President, and Chris Wilkinson, an Investment Advisor, then made a comprehensive presentation. "It was a compelling argument to change firms," Mr. Kerestesi said, and we subsequently terminated our 30 year relationship with our old firm and retained Miller/Russell in the fall of 2005."

"It was a key Western Alliance Bancorporation strategy, hiring experienced, local relationship bankers with a solid book for business..."

     But it wasn't simply dollars and cents that sealed the deal. "We had a broader discussion of investment and compliance comprising the most minute details: Who should be on the investment committee and meeting frequency, as well as investment objectives, how to raise the quality of the plan," Mr. Kerestesi said.

     Miller/Russell developed a sophisticated financial model for the Cragin & Pike portfolio that balanced risk tolerance, long term objectives, peer group analysis and a balance between equity and bonds. That model was the point of departure for discussions with the new client, and together a strategic investment plan, was put in place that met Cragin & Pike's objectives, just 30 days following their first meeting.

     Cragin & Pike has quarterly meetings with Miller/Russell to ensure strategy is on course. During those meetings, the investment advisory firm outlines investment portfolio performance and discusses specific metrics for each portfolio manager, with benchmarks. Additionally, the investment philosophy within confines of ERISA is reviewed. If there are concerns with the plan, they are addressed with alacrity and adjustments from the investment fiduciary perspective are made if required.

     "It is an environment and a way of doing business that allows us a clear path to grow our business without being distracted by the performance of our employee benefit plan," Mr. Kerestesi said.

PREMIER TRUST

PRESIDENT'S MESSAGE

                                                       (PHOTO OF MARK DRESCHLER)

                                                       President

     With the completion of our 4th year of business and 2nd year with Western Alliance, Premier Trust continues to show significant growth in its revenue and assets. In 2005, and into 2006, we have seen an increase in momentum, especially from the professional community. Moreover, our colleagues at BankWest of Nevada consistently show strong support through referrals for our fiduciary services.

     Last year, we established a new office in Phoenix, Arizona, in the same business complex as Alliance Bank of Arizona and Miller/Russell. We anticipate the Camelback Road location will generate great synergies because of our close working relationship, and of course, the proximity. We are working closely with our Arizona partners to build referrals and are seeing good progress in generating recognition in this large and competitive market for financial services.

     Our staff's commitment to customer service has developed many loyal clients and we continue to seek better and more efficient ways to incorporate our comprehensive systems technology. For example, our client's now have the ability to access their accounts online.

     We look forward to enhancing our relationship with the entire Western Alliance family, as 2005 resulted in referring some very large and solid relationships to them. We also developed a family of funds to use in our smaller discretionary accounts and began utilizing Miller/Russell's excellent performance record for our clients. This will continue to expand as we accept more managed trusts in our company.


/s/ Mark Dreschler
-------------------------------------
Mark Dreschler
President

ABOUT US

"...we have seen a steady increase in the amount and quality of referrals we receive from the various senior level bankers."

     Premier Trust was established in 2001 to provide quality, responsive and localized fiduciary services to the Las Vegas market. From the outset, our strategy was to establish relationships with local independent banks, which did not have trustee powers, to provide them and their customers our services. BankWest of Nevada was one such bank and thus began our very successful relationship.

     In the second year of that relationship, BankWest made a decision to offer exclusive trust services to its growing client base. Subsequently, Premier Trust was acquired by Western Alliance, and for the past two years we have seen a steady increase in the amount and quality of referrals we receive from the various senior level bankers, not only from BankWest, but also from all of the other operating units in the Western Alliance enterprise, as well as attorneys and accountants whose main line of business is Trust related planning.

     From the Premier Trust perspective, as well as from that of the banking industry, the banker's relationship with their client is enhanced whenever the fiduciary component is added, as well as on the business side with Premier's Employee Benefit Division. Moreover, there is clear added value throughout the Western Alliance enterprise with this very personal side of the financial services business.

                                   (BAR CHART)

               2002   2003   2004   2005
               ----   ----   ----   ----
                     $ IN MILLIONS
TRUST ASSETS    $49   $104   $208   $296

PREMIER TRUST

TEACHERS HEALTH TRUST
A Premier Trust Case Study in the Benefits of Synergy

                                                                         (PHOTO)

     Teachers Health Trust, a client of Premier Trust, is both a study in fiduciary management and in synergy, as it is a case that involves a Western Alliance bank, Miller/Russell, and of course, Premier Trust. Teachers Health Trust is a pension plan for the employees administering the Nevada Teachers Pension Plans.

     Premier Trust's relationship with Teachers Health Trust evolved over many years as executives at Premier Trust and BankWest of Nevada had extended relationships with Teachers' predecessor.

     The Premier Trust relationship really began at the confluence of two seemingly unrelated events. Jerrie Merritt joined BankWest a couple of years earlier, bringing with her a banking relationship with Teachers Health. At the same time, Premier Trust was expanding its offerings from personal trusts, adding employee benefit services as a consequence of becoming part of the Western Alliance family.

     Knowing that Teachers Health was dissatisfied with its Trust company at the time, Jerrie met with Mark Dreschler, Premier Trusts Chief Executive Officer, to explore the possibility of providing benefit services to Teachers Health Trust.

     A meeting was arranged with Peter Alpert, Teachers Health Chief Executive, at which Premier Trust discerned the challenges Teachers was facing and the requirements it had for its benefits plan. With employee benefit specialist Tom Rhees, Premier Trust met several times with Teachers presenting successively refined and well-honed plans and strategies outlining how Premier would administer Teachers benefit plan.

"...Premier Trust engaged in several meetings with Teachers during which they presented successively refined and well-honed plans..."

                                                                         (PHOTO)

     Early in 2005, Premier Trust was engaged by Teachers Health and immediately initiated its outlined strategy through a series of meetings with employees to explain the plan and their investment options.

     Just a few months later, Premier discussed with Peter Alpert the potential investment risk inherent in Teachers' pension plan and arranged a meeting with Dennis Miller, Miller/Russell Chief Executive Officer, who presented a new strategy for Teachers Health investments. Again, Teachers Health found the presentation compelling and engaged Miller/Russell.

     As a result of a strong, personal banking relationship, and a Western Alliance strategy of a synergistic approach to business, Teachers Health Trust is now working with three Western Alliance operating units: Premier Trust, BankWest of Nevada and Miller/Russell. This is clearly a story of how the overall Western Alliance business strategy of synergism, local autonomy and personal service prevails and wins business.

Peter Alpert, Chief Executive Officer of Teachers' Health Trust.

(PHOTO OF PETER ALPERT)

WESTERN ALLIANCE BANCORPORATION

BOARD OF DIRECTORS

(PHOTO OF ROBERT SARVER)   (PHOTO OF MARIANNE BOYD JOHNSON)   (PHOTO OF JAMES NAVE, D.V.M.)
Chairman                   Senior Vice President              Tropicana Animal
of the Board               & Vice Chairman,                   Hospital
                           Boyd Gaming Corporation

(PHOTO OF PAUL BAKER)      (PHOTO OF CARY MACK)               (PHOTO OF EDWARD NIGRO)
President,                 Mack Barclay Inc.                  President,
Enterprise Group                                              Nigro Associates

(PHOTO OF BRUCE BEACH)     (PHOTO OF ARTHUR MARSHALL)         (PHOTO OF DONALD SNYDER)
Chairman and Chief         Chairman,                          Chairman,
Executive Officer,         BankWest of Nevada,                Las Vegas Performing
Beach,Fleischman & Co.     Member, Nevada                     Arts Center
                           Gaming Commission                  Foundation

(PHOTO OF WILLIAM BOYD)    (PHOTO OF TODD MARSHALL)           (PHOTO OF LARRY WOODRUM)
Chairman and Chief         Chief Executive Of                 President & Chief
Executive Officer, Boyd    Oficer,                            Executive Officer,
Gaming Corporation         Marshall Retail Group              BankWest of Nevada

(PHOTO OF STEVE HILTON)    (PHOTO OF M. NAFEES NAGY, M.D.)
Co-Chairman and            President,
Co-Chief Executive         Nevada Cancer Center
Officer, Meritage
Corporation

OFFICERS

ROBERT SARVER
President, Chief Executive

GARY CADY
Executive Vice President,
California Administration

DUANE FROESCHLE
Executive Vice President,
Chief Credit Officer

DALE GIBBONS
Executive Vice President,
Chief Financial Officer

JAMES LUNDY
Executive Vice President,
Arizona Administration

LINDA MAHAN
Executive Vice President, Operations

MERRILL WALL
Executive Vice President,
Chief Administrative Officer

LARRY WOODRUM
Executive Vice President,
Nevada Administration

SANFORD SADLER
Senior Vice President,
Credit Administration

RANDALL THEISEN
Senior Vice President,
General Counsel

STEPHEN WALLIS
Senior Vice President,
Risk Management

TERRY SHIREY
Senior Vice President,
Controller

                                                      (LOGO OF WESTERN ALLIANCE
                                                      BANCORPORATION)

                                                      2700 West Sahara Avenue
                                                      Las Vegas, Nevada 89102
                                                      800.764.7619
                                                      westernalliancebancorp.com

WESTERN ALLIANCE BANCORPORATION

OFFICERS

BANKWEST OF NEVADA

LARRY WOODRUM
Chief Executive Officer,
President

JACK WALLIS
Senior Executive Vice President,
Chief Operating Officer

EXECUTIVE VICE PRESIDENTS

SELMA BARTLETT
Regional President
RACHELLE CRUPI
Regional President
DIANE FEARON
Regional President
DALE GIBBONS
Cheif Financial Officer
BARRY HARRISON
Chief Real Estate Officer
JERRY HAYES
Regional President
BRUCE HENDRICKS
Regional President
LINDA KUHN
Regional President
MARK LARSON
Regional President
JERRIE MERRITT
Regional President
LINDA MAHAN
Operations
SANFORD SADLER
Chief Credit Officer

SENIOR VICE PRESIDENTS

JILL AMONICA
Mortgage Loan Officer
FLOSSIE CHRISTENSEN
Human Resources Director
JOSELYN COUSINS
Community Dev. Manager
MARIA FERNANDEZ
Senior Loan Officer
SARAH GUINDY
Relationship Manager
LORI HARRISON
Regional Chief Lending Officer
DALINE JANUIK
Senior Loan Officer
KEITH JARVIS
Senior Real Estate Loan Officer
JOEY JOHNSON
Regional Chief Lending
ROBERT LEASE
Professional Mortgage Lender
CATHY LYNCH
Loan Servicing Dept. Manager
BRIAN MADDOX
Community Dev. Director
GREG MANLEY
Credit Administrator
JOANN MCFARLAND
Compliance Officer
JACK MISHEL
Regional Chief Lending Officer
CARLOS MONTOYA
Operations Administrator
RON POCHOP
Chief Info Technology Officer
DAVID ROUSH
Business Development Officer
JANICE ROWE
Marketing Director
TERRY SHIREY
Controller
TODD SKADBERG
Senior Real Estate Loan Officer
IRA SLEASMAN
Consumer/Business Loan Manager
MARCIA SYNKO
Regional Chief Lending Officer
KATHRINE TAYLOR
Branch Manager
BRADFORD TOPE
Chief Regional Credit Officer
DONALD VALLECORSA
CLC Manager/Special Assets
DAVID WALL
Senior Loan Officer
DIANNE WEEKS-SWANSON
Business Development Officer
PAUL WORKMAN
Business Development Officer

VICE PRESIDENTS

PAMELA ACOSTA
LAURIE BORGNA
DAVID BOSER
SCOTT BROD
CAROLYN CARROLL
RODGER CASTELANO
PATRICIA CORDILLO
KATHY COSIO
ANDY DE LA CRUZ
NADINE GARCIA-VALDIVIA
NICOLE GARNIER
GINA GIBSON
KATHIE HIGGINS
MICHELE JADOTTE
SHENAZ JOHANSEN
STEVE JOHNSON
LOIS KACHNIK
ALLEN MCCONVILLE
KATHLEEN MCLAIN
NURALI MOOSA
KENT MORISHIGE
SHERMAN NEEDHAM
BRIAN PENDERGRASS
MICHAEL PICKETT
RON RISK
LAURENE ROGERS
MURAD ROSS
SALVATORE SAIA
CHRIS SCHLAFFMAN
STEPHEN SCHNEIDER
M. NANCY SCHULTZ
EDWINA SMITH-GARDNER
PATRICIA TINMAN
ANA MARIA TOBERMAN
JOHN ZABY

PREMIER TRUST

MARK DRESCHLER
Chief Executive Officer,
President
MICHAEL MCCARTNEY
Executive Vice President,
Regional Manager
TOM RHEES
Vice President
Trust Officer

ALLIANCE BANK OF ARIZONA

JAMES LUNDY
Chief Executive Officer,
President
RICHARD KRIVEL
Chairman of the Board,
Tucson Market Manager
DUANE FROESCHLE
Vice Chairman,
Chief Credit Officer

SENIOR VICE PRESIDENTS

BARBARA BOONE
Credit Training/CRA Officer
BENJAMIN DANNER
Commercial Banking Manager
DON GARNER
Commercial Real Estate Manager
RUTH GIOVACCHINI
SBA-Loan Administrator
HARRY HARVEY
Commercial/Corporate Banking
SHARON HUEBNER
Commercial Banking Manager
BRENDA KOEDYKER
Professional Banking Manager
JOAN LESSNER
Executive & Professional Banking
BRIAN MIDDLETON
Commercial Banking Manager
JOHN MOOTHART
Commercial Banking Manager
T. RYAN SULLIVAN
Chief Financial Officer
VICTORIA WILLIAMS
Commercial Real Estate Banking
KAY WILMA
Operations Administrator
EDMUND ZITO
Corporate/Commercial Banking

VICE PRESIDENTS

TIMOTHY COLLINS
KELLY CONNER
STEVE DEAN
TIMOTHY DODT
WULFRANO FERNANDEZ
DONNA GANDRE
MATTHEW GILBREATH
ROBERT GRAMHILL
GERALDINE HOM
DAVID JOHNSON
SANDRA LAMELL
PEGGY LOVIK
TEAL MAIN
GINA MCROSTIE
DEBBIE NILES
JOHN O'ROURKE
MICHAEL PADUONE
VICKI SMITH
SANDERS SOLOT
CYNTHIA SOUTHARD
SCOTT STOVALL
TROY TOOLSON
CHAD TWITTY
DARLENE WOODSON

TORREY PINES BANK

ROBERT SARVER
Chief Executive Officer,
Chairman
GARY CADY
President

EXECUTIVE VICE PRESIDENTS

JOHN MAGUIRE
Regional President
MERRILL WALL
Chief Adminstrative Officer

SENIOR VICE PRESIDENTS

STEVEN BLACK
Real Estate Lending
PHIL FOWLER
Chief Financial Officer
TIMOTHY HIMSTREET
Regional Manager
JOHN MASSAB
Regional Manager
ALAN MCEACHERN
Regional Manager
WILLIAM MCLENNAN
Real Estate Manager
LILA QUIGLEY
Deposit Services Manager
TEOFLA RICH
Regional Manager
THOMAS WOOLWAY
Corporate Banking Manager

VICE PRESIDENTS

PETER CARR
FRANCESCA CASTAGNOLA
MARCIA CHAREST
STEVEN CONNOLLY
CHRIS GRASSA
JOHN HARLESON
DENNIS ISABELLE
STEVE KENT
GAIL KING
STACY LOMBARDO
ROBERT MCNAMARA
MARIE PFEIFER
FIONA ROUSE
LINDA STOUFFER
ROSEMARY VON KLUEGL
CRYSTAL WATKINS
DIANE WUNDERLICH-SIPE

MILLER/RUSSELL

DENNIS MILLER
President

INVESTMENT COUNSELORS
JOEL BONNEMA
LORI BOOTHE-HOULE
RUSSELL BUCKLEW
BRADLEY LEMON
WILLIAM MOSS
MORGAN SMITH,JR.
JOHN STURTEVANT
CHRISTOPHER WILKINSON

MAUREEN RZEPPA
Administrative Manager

WESTERN ALLIANCE BANCORPORATION

(LOGO OF BANK WEST OF NEVADA)
Your Business Partner

www.bankwestnevada.com

SAHARA REGIONAL OFFICE
2700 W. Sahara Avenue, Las Vegas, NV 89102
(702) 248-4200
Bruce Hendricks, Regional President

CENTENNIAL HILLS REGIONAL OFFICE
8505 W. Centennial Parkway, Las Vegas, NV 89149
(702) 856-7160
Linda Kuhn, Regional President

EASTERN/SIENA HEIGHTS OFFICE
10199 S. Eastern Avenue, Henderson, NV 89052
(702) 940-8501
Kathy Taylor, Senior Vice President, Manager

HENDERSON REGIONAL OFFICE
2890 N. Green Valley Parkway, Henderson, NV 89014
(702) 451-0624
Selma Bartlett, Regional President

NORTHWEST REGIONAL OFFICE
7251 W. Lake Mead Boulevard, Las Vegas, NV 89128
(702) 240-1734
Mark Larson, Regional President

SOUTHWEST REGIONAL OFFICE
3985 S. Durango Drive Las Vegas, NV 89147
(702) 363-5140
Diane Fearon, Regional President

COMMERCIAL REAL ESTATE OFFICE
2700 W. Sahara Avenue, Las Vegas, NV 89102
(702) 248-4200
Barry Harrison, Executive Vice President

(LOGO OF ALLIANCE BANK)
Of ARIZONA

www.alliancebankofarizona.com

PHOENIX BILTMORE PARK OFFICE
2701 E. Camelback Road, Ste. 110, Phoenix, AZ 85016
(602) 952-5400
James Lundy, President

PHOENIX GATEWAY OFFICE
4646 E. Van Buren, Ste. 100, Phoenix, AZ 85008
(602) 797-3600
Brian Middleton, Senior Vice President, Manager

PHOENIX MIDTOWN OFFICE
2901 N. Central Avenue, Ste. 100, Phoenix, AZ 85012
(602) 629-1700
Kelly Conner, Vice President, Manager

SCOTTSDALE OFFICE
7373 N. Scottsdale Road, Ste. A-195, Scottsdale, AZ 85253
(480) 998-6500
Ben Danner, Senior Vice President, Manager

TUCSON SWAN OFFICE
4703 E. Camp Lowell Drive, Tucson, AZ 85712
(520) 784-6000
Rick Krivel, Chairman

TUCSON DOWNTOWN OFFICE
1 S. Church Avenue, Ste. 950, Tucson, AZ 85701
(520) 784-6070
Dave Johnson, Vice President, Manager

TUCSON WILLIAMS CENTRE OFFICE
200 S. Craycroft Road, Tucson, AZ 85711
(520) 322-7700
Martha Mahaffey, Customer Service Manager

(LOGO OF TORREY PINES BANK)

www.torreypinesbank.com

CARMEL VALLEY OFFICE
12220 E. Camino Real, Ste. 110, San Diego, CA 92130
(858) 523-4630
Alan McEachern, Senior Vice President, Manager

DOWNTOWN SAN DIEGO OFFICE
550 West C Street, Ste. 100, San Diego, CA 92101
(619) 233-2500
John Massab, SeniorVice President, Manager

GOLDEN TRIANGLE OFFICE
4350 Executive Drive, Suite 130, San Diego, CA 92121
(858) 523-4688
Tim Himstreet, Senior Vice President, Manager

LA MESA OFFICE
8379 Center Drive, La Mesa, CA 91942
(619) 233-2555
John Maguire, Senior Vice President, Manager

SYMPHONY TOWERS OFFICE
750 B Street, Ste. 100, San Diego, CA 92101
(619) 233-2518
Francesca Castagnola, Vice President, Manager

COMMERCIAL REAL ESTATE OFFICE
12220 E. Camino Real, Ste. 100, San Diego, CA 92130
(858) 523-4600,
Will McLennan, Senior Vice President

(LOGO OF MILLER RUSSELL)

www.miller-russell.com

PHOENIX OFFICE
2701 E. Camelback Rd., Ste. 120, Phoenix, AZ 85016
(800) 222-1232
Dennis Miller,President

TUCSON OFFICE
4703 E. Camp Lowell Drive, Tucson, AZ 85712
(520) 784-6090
John Sturtevant, Investment Counselor

LAS VEGAS OFFICE
2700 W. Sahara Avenue, Ste. 300, Las Vegas, NV 89102
(702) 252-6465
Russ Bucklew, Investment Counselor

SAN DIEGO OFFICE
12220 El Camino Real, Ste.120, San Diego, CA 92130
(858) 523-4681
Morgan Smith, Investment Counselor

(LOGO OF PREMIER TRUST)

www.premier trust.com

LAS VEGAS OFFICE
2700 W. Sahara Avenue, Ste. 300, Las Vegas, NV 89102
(702) 507-0750
Mark Dreschler,President

PHOENIX OFFICE
3131 E. Camelback Road, Ste. 230, Phoenix, AZ 85016
(480) 229-8243
Michael McCartney, Regional President

WESTERN ALLIANCE BANCORPORATION

FINANCIAL REPORT

Cautionary Note Regarding Forward-Looking Statements                          30
Our Business                                                                  30
Market For Registrant's Common Equity and Related Stockholder Matters         33
Selected Financial Data                                                       33
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                    35
Report of Independent Registered Public Accounting Firm                       61
Consolidated Balance Sheets                                                   62
Consolidated Statements of Income                                             63
Consolidated Statements of Stockholders' Equity                               64
Consolidated Statements of Cash Flows                                         65
Notes to Consolidated Financial Statements                                    66

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and elsewhere in this annual report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this annual report reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include:

- changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business;

-    inflation, interest rate, market and monetary fluctuations;

-    changes in gaming or tourism in our primary market area;

-    risks associated with our growth and expansion strategy and related costs;

- increased lending risks associated with our high concentration of commercial real estate, construction and land development and commercial, industrial loans;

- increases in competitive pressures among financial institutions and businesses offering similar products and services;

-    higher defaults on our loan portfolio than we expect;

- changes in management's estimate of the adequacy of the allowance for loan losses;

- legislative or regulatory changes or changes in accounting principles, policies or guidelines;

- management's estimates and projections of interest rates and interest rate policy;

-    the execution of our business plan; and

- other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this annual report to reflect new information, future events or other wise, except as may be required by the securities laws.

OUR BUSINESS

We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through our subsidiary banks and financial services companies located in Nevada, Arizona and California. On a consolidated basis, as of December 31, 2005, we had approximately $2.9 billion in assets, $1.8 billion in total loans, $2.4 billion in deposits and $244.2 million in stockholders' equity. We have focused our lending activities primarily on commercial loans, which comprised 83.7% of our total loan portfolio at December 31, 2005. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments and equipment leasing.

BankWest of Nevada was founded in 1994 by a group of individuals with extensive community banking experience in the Las Vegas market. We believe our success has been built on the strength of our management team, our conservative credit culture, the attractive growth characteristics of the markets in which we operate and our ability to expand our franchise by attracting seasoned bankers with long-standing relationships in their communities.

In 2003, with the support of local banking veterans, we opened Alliance Bank of Arizona in Phoenix, Arizona and Torrey Pines Bank in San Diego, California. Over the past two and a half years we have successfully leveraged the expertise and strengths of Western Alliance and BankWest of Nevada to build and expand these new banks in a rapid and efficient manner.

Through our wholly owned, non-bank subsidiaries, Miller/Russell & Associates, Inc. and Premier Trust, Inc., we provide investment advisory and wealth management services, including trust administration and estate planning. We acquired Miller/Russell and Premier Trust in May 2004 and December 2003, respectively. As of December 31, 2005, Miller/Russell had $1.11 billion in assets under management, and Premier Trust had $132 million in assets under management and $296 million in total trust assets.

WESTERN ALLIANCE BANCORPORATION

OUR BUSINESS

We currently operate our business in four operating segments: BankWest of Nevada, Alliance Bank of Arizona, Torrey Pines Bank and Other (Western Alliance Bancorporation, Miller/Russell & Associates, Inc. and Premier Trust, Inc.) Please refer to Note 18 "Segment Reporting" to our Consolidated Financial Statements for financial information regarding segment reporting.

LENDING ACTIVITIES

We provide a variety of loans to our customers, including commercial and residential real estate loans, construction and land development loans, commercial loans, and to a lesser extent, consumer loans. Our lending efforts have focused on meeting the needs of our business customers, who have typically required funding for commercial and commercial real estate enterprises. Commercial loans comprised 83.7% of our total loan portfolio at December 31, 2005. We intend to continue expanding our lending activities and have recently begun offering SBA 7(a) loans and equipment leasing.

Commercial Real Estate Loans. The majority of our lending activity consists of loans to finance the purchase of commercial real estate and loans to finance inventory and working capital that are secured by commercial real estate. We have a commercial real estate portfolio comprised of loans on apartment buildings, professional offices, industrial facilities, retail centers and other commercial properties. As of December 31, 2005, 54.1% of our commercial real estate and construction loans were owner occupied.

Construction and Land Development Loans. The principal types of our construction loans include industrial/warehouse properties, office buildings, retail centers, medical facilities, restaurants and, on occasion, luxury single-family homes. Construction and land development loans are primarily made only to experienced local developers with whom we have a sufficient lending history. An analysis of each construction project is per formed as part of the underwriting process to determine whether the type of property, location, construction costs and contingency funds are appropriate and adequate. We extend raw commercial land loans primarily to borrowers who plan to initiate active development of the property within two years.

Commercial and Industrial Loans. In addition to real estate related loan products, we also originate commercial and industrial loans, including working capital lines of credit, inventory and accounts receivable lines, equipment loans and other commercial loans. We focus on making commercial loans to small and medium-sized businesses in a wide variety of industries. We also are a "Preferred Lender" in Arizona with the SBA. We intend to increase our commitment to this product line in the future.

Residential Loans. We originate residential mortgage loans secured by one- to four-family properties, most of which serve as the primary residence of the owner. Our primary focus is to maintain and expand relationships with realtors and other key contacts in the residential real estate industry in order to originate new mortgages. Most of our loan originations result from relationships with existing or past customers, members of our local community, and referrals from realtors, attorneys and builders.

Consumer Loans. We offer a variety of consumer loans to meet customer demand and to increase the yield on our loan portfolio. Consumer loans are generally offered at a higher rate and shorter term than residential mortgages. Examples of our consumer loans include:

-    home equity loans and lines of credit;

-    home improvement loans;

-    new and used automobile loans; and

-    personal lines of credit.

INVESTMENT ACTIVITIES

Each of our banking subsidiaries has its own investment policy, which is established by our board of directors and is approved by each respective bank's board of directors. These policies dictate that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. Each bank's chief financial officer is responsible for making securities portfolio decisions in accordance with established policies. The chief financial officer has the authority to purchase and sell securities within specified guidelines established by the investment policy. All transactions for a specific bank are reviewed by that bank's board of directors on a monthly basis.

Our investment policies generally limit securities investments to U.S. Government, agency and sponsored entity securities and municipal bonds, as well as investments in preferred and common stock of government sponsored entities, such as Fannie Mae, Freddie Mac, and the Federal Home Loan Bank. The policies also permit investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies and privately issued investment grade CMOs. Privately issued CMOs typically offer higher rates than those paid on government agency CMOs, but lack the guaranty of such agencies and typically there is less market liquidity than agency bonds. The policies also permit investments in securities issued or backed by the SBA. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

OUR BUSINESS

INVESTMENT ACTIVITIES (continued)

maturities. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities and CMOs.

All of our investment securities are classified as "available for sale" or "held to maturity" pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available for sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders' equity. Held to maturity securities are those securities that we have both the intent and the ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount.

DEPOSIT PRODUCTS AND OTHER FUNDING SOURCES

We offer a variety of deposit products to our customers, including checking accounts, savings accounts, money market accounts and other deposit accounts, including fixed-rate, fixed maturity retail certificates of deposit ranging in terms from 30 days to five years, individual retirement accounts, and non-retail certificates of deposit consisting of jumbo certificates greater than or equal to $100,000. We have historically focused on attracting low cost core deposits. As of December 31, 2005, our deposit portfolio was comprised of 40.9% non-interest bearing deposits, compared to 14.3% time deposits.

Our non-interest bearing deposits consist of non-interest bearing checking accounts, which, as of December 31, 2005, were comprised of 31.9% title company deposits, which consist primarily of deposits held in escrow pending the closing of commercial and residential real estate transactions, and, to a lesser extent, operating accounts for title companies; 61.6% other business deposits, which consist primarily of operating accounts for businesses; and 6.5% consumer deposits. We consider these deposits to be core deposits. We believe these deposits are generally not interest rate sensitive since these accounts are not created for investment purposes. The competition for these deposits in our markets is strong. We believe our success in attracting and retaining these deposits is based on several factors, including (1) the high level of service we provide to our customers; (2) our ability to attract and retain experienced relationship bankers who have strong relationships in their communities; (3) our broad array of cash management services; and (4) our competitive pricing on earnings credits paid on these deposits. We intend to continue our efforts to attract deposits from our business lending relationships in order to maintain our low cost of funds and improve our net interest margin. However, if we lost a significant part of our low-cost deposit base, it would negatively impact our profitability.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits, we rely on providing quality service and introducing new products and services that meet our customers' needs.

Each subsidiary bank's asset and liability committee sets its own deposit rates. Our banks consider a number of factors when determining their individual deposit rates, including:

- Information on current and projected national and local economic conditions and the outlook for interest rates;

-    The competitive environment in the markets it operates in;

- Loan and deposit positions and forecasts, including any concentrations in either; and

-    FHLB advance rates and rates charged on other sources of funds.

FINANCIAL PRODUCTS & SERVICES

In addition to traditional commercial banking activities, we provide other financial services to our customers, including:

-    Internet banking;

-    Wire transfers;

-    Electronic bill payment;

-    Lock box services;

-    Courier services;

-    Cash vault; and

- Cash management services (including account reconciliation, collections and sweep accounts).

We have a service center facility currently under development in the Las Vegas metropolitan area, which we anticipate will become operational in the third quarter of 2006. We expect that this facility, once completed, will increase our capacity to provide courier, cash management and other business services.

WESTERN ALLIANCE BANCORPORATION

OUR BUSINESS

FINANCIAL PRODUCTS & SERVICES (continued)

Through Miller/Russell, we provide customers with asset allocation and investment advisory services. In addition, we provide wealth management services including trust administration of personal and retirement accounts, estate and financial planning, custody services and investments through Premier Trust.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the New York Stock Exchange under the symbol "WAL" on June 30, 2005.

Prior to our IPO there had been no public market for our common stock. To our knowledge, there were no trades of our stock from January 1, 2004 through the date of our initial public offering.

In the IPO shares of our common stock were sold for $22.00 per share. The stock's price at the close of the market on June 30, 2005 was $25.40. The following table sets forth the low and high closing prices for the two quarters in the period from June 30, 2005 through December 31, 2005.

                      CLOSING PRICES
                     ---------------
QUARTER ENDED          LOW     HIGH
-------------        ------   ------
September 30, 2005   $25.75   $31.50
December 31, 2005    $24.39   $30.01

The closing price of our stock on March 10, 2006 was $35.39.

HOLDERS

As of March 10, 2006, there were approximately 301 stockholders of record of our common stock. At such date, our directors and executive officers beneficially owned approximately 50% of our outstanding shares. There are no other classes of common equity outstanding.

DIVIDENDS

We have never declared a cash dividend as we have used our current and retained earnings to support our rapid and continued growth. We do not foresee any circumstances in the immediate future in which we would consider paying cash dividends on our common stock.

Western Alliance is a legal entity separate and distinct from its bank subsidiaries and our other non-bank subsidiaries. Since we are a holding company with no significant assets other than the capital stock of our subsidiaries, we depend upon dividends from our subsidiaries for a substantial part of our revenue. Accordingly, our ability to pay dividends depends primarily upon the receipt of dividends or other capital distributions from our subsidiaries. Our subsidiaries' ability to pay dividends to Western Alliance is subject to, among other things, their earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and each of those subsidiaries, which limit the amount that may be paid as dividends without prior approval. In addition, if any required payments on outstanding trust preferred securities are not made, we will be prohibited from paying dividends on our common stock.

SELECTED FINANCIAL DATA

The selected financial information in the table below as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 is derived from our audited consolidated financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

SELECTED FINANCIAL DATA

                                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------------------
                                                          2005          2004          2003          2002          2001
                                                      -----------   -----------   -----------   -----------   -----------
                                                                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME DATA:
Interest income                                       $   134,910   $    90,855   $    53,823   $    39,117   $    35,713
Interest expense                                           32,568        19,720        12,798         9,771         9,140
                                                      -----------   -----------   -----------   -----------   -----------
Net interest income                                       102,342        71,135        41,025        29,346        26,573
Provision for loans losses                                  6,179         3,914         5,145         1,587         2,800
                                                      -----------   -----------   -----------   -----------   -----------
Net interest income after provision for loan losses        96,163        67,221        35,880        27,759        23,773
Non-interest income                                        12,138         8,726         4,270         3,935         3,437
Non-interest expense                                       64,864        44,929        27,290        19,050        18,256
                                                      -----------   -----------   -----------   -----------   -----------
Income before income taxes                                 43,437        31,018        12,860        12,644         8,954
Provision for income taxes                                 15,372        10,961         4,171         4,235         3,001
                                                      -----------   -----------   -----------   -----------   -----------
Net Income                                            $    28,065   $    20,057   $     8,689   $     8,409   $     5,953
                                                      ===========   ===========   ===========   ===========   ===========
SHARE DATA:
Earnings per share--basic                             $      1.36   $      1.17   $      0.61   $      0.79   $      0.55
Earnings per share--diluted                           $      1.24   $      1.09   $      0.59   $      0.78   $      0.54
Book Value per share                                  $     10.71   $      7.32   $      5.84   $      4.85   $      3.31
Shares outstanding at period end                       22,810,491    18,249,554    16,681,273    13,908,279    10,850,787
Weighted average shares outstanding--basic             20,583,022    17,189,687    14,313,611    10,677,736    10,730,738
Weighted average shares outstanding--diluted           22,666,161    18,405,120    14,613,173    10,715,448    11,038,275

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents                             $   174,336   $   115,397   $    65,908   $   159,683   $   104,101
Investments and other securities                          748,533       788,622       715,978       232,848        79,454
Gross loans, including net deferred loan fees           1,793,337     1,188,535       733,078       464,355       407,210
Allowance for loan losses                                  21,192        15,271        11,378         6,449         6,563
Assets                                                  2,857,271     2,176,849     1,576,773       872,074       602,703
Deposits                                                2,393,812     1,756,036     1,094,646       720,304       549,354
Junior subordinated debt                                   30,928        30,928        30,928        30,928        15,464
Stockholders' equity                                      244,223       133,571        97,451        67,442        35,862

SELECTED OTHER BALANCE SHEET DATA:
Average assets                                        $ 2,488,740   $ 1,902,947   $ 1,148,820   $   687,927   $   536,219
Average earning assets                                  2,324,463     1,776,362     1,069,990       642,734       473,462
Average stockholders' equity                              195,284       114,765        71,276        43,370        39,573

SELECTED FINANCIAL AND LIQUDITY RATIOS:
Return on average assets                                     1.13%         1.05%         0.76%         1.22%         1.11%
Return on average stockholders' equity                      14.37%        17.48%        12.19%        19.39%        15.04%
Net interest margin (1)                                      4.40%         4.00%         3.83%         4.57%         5.50%
Efficiency ratio (2)                                        56.66%        56.26%        60.25%        57.24%        60.83%
Loan to deposit ratio                                       74.92%        67.68%        66.97%        64.47%        74.13%

CAPITAL RATIOS (COMPANY):
Average stockholders' equity to average assets                7.8%          6.0%          6.2%          6.3%          7.4%
Leverage Ratio                                               10.2%          7.7%          8.9%         11.2%          8.5%
Tier 1 Risk-Based Capital ratio                              12.8%         10.9%         13.3%         15.4%         10.4%
Total Risk-Based Capital ratio                               13.8%         12.0%         14.4%         18.1%         12.3%

SELECTED ASSET QUALITY RATIOS:
Non-accrual loans to gross loans                             0.01%         0.13%         0.03%         0.22%         0.17%
Non-accrual loans to total assets                            0.00%         0.07%         0.01%         0.12%         0.11%
Loans past due 90 days or more and still
   accruing to total loans                                   0.00%         0.00%         0.01%         0.04%         0.05%
Allowance for loan losses to total loans                     1.18%         1.28%         1.55%         1.39%         1.61%
Allowance for loan losses to non-accrual loans          19,805.61%       959.84%     4,137.45%       181.71%       711.82%
Net charge-offs to average loans                             0.02%         0.00%         0.17%         0.19%         0.27%

(1) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(2) Efficiency ratio represents noninterest expenses as a percentage of the total of net interest income plus noninterest income.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this annual report. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under "Cautionary Note Regarding Forward-Looking Statements" may cause actual results to differ materially from those projected in the forward-looking statements.

OVERVIEW AND HISTORY

We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local nonprofit organizations, high net worth individuals and consumers through our subsidiary banks and financial services companies located in Nevada, Arizona and California. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments and equipment leasing.

We generate the majority of our revenue from interest on loans, service charges on customer accounts and income from investment securities. This revenue is offset by interest expense paid on deposits and other borrowings and non-interest expense such as administrative and occupancy expenses. Net interest income is the difference between interest income on interest-earning assets such as loans and securities and interest expense on interest-bearing liabilities such as customer deposits and other borrowings which are used to fund those assets. Net interest income is our largest source of net income. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

We provide a variety of loans to our customers, including commercial and residential real estate loans, construction and land development loans, commercial and industrial loans, and to a lesser extent, consumer loans. We rely primarily on locally generated deposits to provide us with funds for making loans. We intend to continue expanding our lending activities and have recently begun offering Small Business Administration, or SBA, loans.

In addition to these traditional commercial banking capabilities, we also provide our customers with cash management, trust administration and estate planning, equipment leasing, and custody and investment services, resulting in revenue generated from non-interest income. We receive fees from our deposit customers in the form of service fees, checking fees and other fees. Other services such as safe deposit and wire transfers provide additional fee income. We may also generate income from time to time from the sale of investment securities. The fees collected by us and any gains on sales of securities are found in our Consolidated Statements of Income under "non-interest income." Offsetting these earnings are operating expenses referred to as "non-interest expense." Because banking is a very people intensive industry, our largest operating expense is employee compensation and related expenses.

                                   AT OR FOR THE YEAR ENDED
                                         DECEMBER 31,
                             ------------------------------------
                                2005         2004         2003
                             ----------   ----------   ----------
                                    ($ IN THOUSANDS, EXCEPT
                                      PER SHARE AMOUNTS)
Net Income                   $   28,065   $   20,057   $    8,689
Basic earnings per share           1.36         1.17         0.61
Diluted earnings per share         1.24         1.09         0.59
Total Assets                  2,857,271    2,176,849    1,576,773
Gross Loans                   1,793,337    1,188,535      733,078
Total Deposits                2,393,812    1,756,036    1,094,646
Net interest margin                4.40%        4.00%        3.83%
Efficiency Ratio                  56.66        56.26        60.25
Return on average assets           1.13         1.05         0.76
Return on average equity          14.37        17.48        12.19

PRIMARY FACTORS IN EVALUATING FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a bank holding company, we focus on several factors in evaluating our financial condition and results of operations, including:

     -    Return on Average Equity, or ROE;

     -    Return on Average Assets, or ROA;

     -    Asset Quality;

     -    Asset and Deposit Growth; and

     -    Operating Efficiency.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRIMARY FACTORS IN EVALUATING FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Return on Average Equity. Our net income for the year ended December 31, 2005 increased 39.9% to $28.1 million compared to $20.1 million for the year ended December 31, 2004. The increase in net income was due primarily to increases in net interest income of $31.2 million and other income of $3.4 million, partially offset by an increase of $19.9 million in other expenses and an additional provision for loan losses of $2.3 million. Basic earnings per share increased to $1.36 per share for the year ended December 31, 2005, compared to $1.17 per share for the same period in 2004. Diluted earnings per share increased to $1.24 per share for the year ended December 31, 2005, compared to $1.09 per share for the same period last year. Average shares outstanding increased 3.4 million from
17.2 million for the year ended December 31, 2004 to 20.6 million for the year ended December 31, 2005, and average stockholders' equity increased $80.5 million for the same periods. The increase in shares outstanding and average stockholders' equity was due primarily to our initial public offering of 4.2 million shares which closed in July 2006. The increase in net income and shares outstanding resulted in an ROE of 14.4% for the year ended December 31, 2005, compared to 17.5% for the year ended December 31, 2004.

Return on Average Assets. Our ROA for the year ended December 31, 2005 increased to 1.13% compared to 1.05% for the same period in 2004. The increase in ROA is primarily due to the increase in net income discussed above.

Asset Quality. For all banks and bank holding companies, asset quality plays a significant role in the overall financial condition of the institution and results of operations. We measure asset quality in terms of non-accrual loans and assets as a percentage of gross loans and assets, and net charge-offs as a percentage of average loans. Net charge-offs are calculated as the difference between charged-off loans and recovery payments received on previously charged-off loans. As of December 31, 2005, non-accrual loans were $107,000 compared to $1.6 million at December 31, 2004. Non-accrual loans as a percentage of gross loans were 0.01% as of December 31, 2005, compared to 0.13% as of December 31, 2004. At December 31, 2005 and December 31, 2004, our nonperforming assets were exclusively comprised of non-accrual loans and loans past due 90 days or more and still accruing. For the year ended December 31, 2005, net charge-offs as a percentage of average loans were 0.02%, compared to less than 0.01% for the year ended December 31, 2004.

Asset and Deposit Growth. The ability to produce loans and generate deposits is fundamental to our asset growth. Our assets and liabilities are comprised primarily of loans and deposits, respectively. Total assets increased 31.3% to $2.9 billion as of December 31, 2005 from $2.2 billion as of December 31, 2004. Gross loans grew 50.9% to $1.8 billion as of December 31, 2005 from $1.2 billion as of December 31, 2004. Total deposits increased 36.3% to $2.4 billion as of December 31, 2005 from $1.8 billion as of December 31, 2004.

Operating Efficiency. Operating efficiency is measured in terms of how efficiently income before income taxes is generated as a percentage of revenue. Our efficiency ratio (non-interest expenses divided by the sum of net interest income and non interest income) was 56.66% for the year ended December 31, 2005 compared to 56.26% for the same period in 2004.

CRITICAL ACCOUNTING POLICIES

The Notes to Consolidated Financial Statements contain a summary of our significant accounting policies, including discussions on recently issued accounting pronouncements, our adoption of them and the related impact of their adoption. We believe that certain of these policies, along with various estimates that we are required to make in recording our financial transactions, are important to have a complete picture of our financial position. In addition, these estimates require us to make complex and subjective judgments, many of which include matters with a high degree of uncertainty. The following is a discussion of these critical accounting policies and significant estimates. Additional information about these policies can be found in Note 1 of the Consolidated Financial Statements.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses incurred in the loan portfolio. Our allowance for loan loss methodology incorporates a variety of risk considerations in establishing an allowance for loan losses that we believe is adequate to absorb losses in the existing portfolio. Such analysis addresses our historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, economic conditions, peer group experience and other considerations. This information is then analyzed to determine "estimated loss factors" which, in turn, is assigned to each loan category. These factors also incorporate known information about individual loans, including the borrowers' sensitivity to interest rate movements. Changes in the factors themselves are driven by perceived risk in pools of homogenous loans classified by collateral type, purpose and term. Management monitors local trends to anticipate future delinquency potential on a quarterly basis. In addition to ongoing internal loan reviews and risk assessment, management utilizes an independent loan review firm to provide advice on the appropriateness of the allowance for loan losses.

The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. Provisions for loan losses are provided on both a specific and general basis. Specific allowances are provided for watch, criticized, and impaired credits for which the expected/anticipated loss may be measurable. General valuation allowances are

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES (continued)

based on a portfolio segmentation based on collateral type, purpose and risk grading, with a further evaluation of various factors noted above.

We incorporate our internal loss history to establish potential risk based on collateral type securing each loan. As an additional comparison, we examine peer group banks to determine the nature and scope of their losses. Finally, we closely examine each credit graded "Watch List/Special Mention" and below to individually assess the appropriate specific loan loss reserve for such credit.

At least annually, we review the assumptions and formulae by which additions are made to the specific and general valuation allowances for loan losses in an effort to refine such allowance in light of the current status of the factors described above. The total loan portfolio is thoroughly reviewed at least quarterly for satisfactory levels of general and specific reserves together with impaired loans to determine if write downs are necessary.

Although we believe the levels of the allowance as of December 31, 2005 and 2004 were adequate to absorb probable losses in the loan portfolio, a decline in local economic conditions or other factors could result in increasing losses that cannot be reasonably estimated at this time.

Available-for-Sale Securities. Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that available-for-sale securities be carried at fair value. Management utilizes the services of a third party vendor to assist with the determination of estimated fair values. Adjustments to the available-for-sale securities fair value impact the consolidated financial statements by increasing or decreasing assets and stockholders' equity.

Stock Based Compensation. We account for stock-based employee compensation arrangements in accordance with provision of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees and comply with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123 Accounting for Stock-Based Compensation. Therefore, we do not record any compensation expense for stock options we grant to our employees where the exercise price equals the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options.

In December 2004, the Financial Accounting Standards Board published FASB Statement No. 123 (revised 2004), Share-Based Payment, or FAS 123(R). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. Modifications of share-based payments will be treated as replacement awards with the cost of the incremental value recorded in the financial statements.

The Statement will be effective at the beginning of the first quarter of 2006. As of the effective date, we will apply the Statement using a modified version of prospective application. Under that transition method, compensation cost will be recognized for (1) all awards granted after the required effective date and to awards modified, cancelled, or repurchased after that date and (2) the portion of awards granted subsequent to completion of an IPO and prior to the effective date for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated for pro forma disclosures under SFAS 123.

The impact of this Statement on the Company in 2006 and beyond will depend on various factors; among them being our future compensation strategy. We estimate that the Company will incur stock option compensation expense of $435,000 for the year ended December 31, 2006 related to the adoption of FAS123(R), $307,000 of which is expected to be tax-effected.

TRENDS AND DEVELOPMENTS IMPACTING OUR RECENT RESULTS

Certain trends emerged and developments have occurred that are important in understanding our recent results and that are potentially significant in assessing future performance.

Growth in our market areas. Our growth has been fueled in particular by the significant population and economic growth of the greater Las Vegas area where we conduct the majority of our operations. The growth in this area has coincided with significant investments in the gaming and tourism industry. The significant population increase has resulted in an increase in the acquisition of raw land for residential and commercial development, the construction of residential communities, shopping centers and office buildings, and the development and expansion of the businesses and professions that provide essential goods and services to this expanded population. Similarly, growth in the Phoenix, Tucson and San Diego markets has contributed to our growth.

Asset sensitivity. Management uses various modeling strategies to manage the repricing characteristics of our assets and liabilities. These models contain a number of assumptions and can not take into account all the various factors that influence the sensitivities

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TRENDS AND DEVELOPMENTS IMPACTING OUR RECENT RESULTS (continued)

of our assets and liabilities. Despite these limitations, most of our models at December 31, 2005 indicated that our balance sheet was asset sensitive. A company is considered to be asset sensitive if the amount of its interest earning assets maturing or repricing within a certain time period exceed the amount of its interest-bearing liabilities also maturing or repricing within the same period. Being asset sensitive means generally that in times of rising interest rates, a company's net interest income will increase, and in times of falling interest rates, net interest income will decrease.

Because many of our assets are floating rate loans, which are funded by our relatively large non-interest bearing deposit base, we are asset sensitive. During 2003 and 2004, we mitigated this asset sensitivity and increased earnings by investing in mortgage-backed securities funded by short-term FHLB borrowings. This strategy had the effect of leveraging our excess capital to produce incremental returns without incurring additional credit risk. In light of the rising interest rate environment, beginning in the third quarter of 2004, we discontinued this strategy.

We expect that if market interest rates continue to rise, our net interest margin and our net interest income will be favorably impacted. See "Quantitative and Qualitative Disclosure about Market Risk."

Impact of expansion on non-interest expense. We plan to open 9 additional branches in our existing markets over the next 12 months. We anticipate that the expansion will result in a significant increase in occupancy and equipment expense. The cost to construct and furnish a new branch is approximately $2.5 million, excluding the cost to lease or purchase the land on which the branch is located. Consistent with our historical growth strategy, as we open new offices and expand both within and outside our current markets, we plan to recruit seasoned relationship bankers, thereby increasing our salary expenses. Initially, this increase in salary expense is expected to be higher than the revenues to be received from the customer relationships brought to us by the new relationship bankers.

Prior to 2005, Robert Sarver's management company received an annual fee of $60,000 pursuant to a consulting agreement. The consulting agreement was terminated in 2005 and Mr. Sarver now receives an annual salary of $500,000. In addition, for the year ended December 31, 2005, Mr. Sarver received a discretionary bonus in the amount of $500,000. His salary for 2006 will be $550,000, and his target bonus is expected to be 100% of his salary.

Impact of acquisitions on net income. In January 2006, we announced definitive agreements to acquire Intermountain First Bancorp and Bank of Nevada, both of which are Las Vegas, Nevada based financial institutions. We anticipate that these acquisitions will close in the second quarter of 2006, at which point we will realize a significant increase in compensation, occupancy, and other non-interest expenses. We anticipate that the net interest income we will realize from these acquisitions will exceed the increase in non-interest expenses. We further expect that these transactions will be immediately accretive to our earnings per share.

Impact of service center on non-interest income. We have a service center facility currently under development in the Las Vegas metropolitan area, which we anticipate will become operational in the third quarter of 2006. The anticipated cost to construct and furnish our service center will be between $13.0 and $15.0 million. We expect that this facility, once completed, will increase our capacity to provide courier, cash management and other business services. We anticipate this will have a favorable impact on our non-interest income.

RESULTS OF OPERATIONS

Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of loans receivable, securities and other short-term investments, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent upon our generation of non-interest income, consisting of income from trust and investment advisory services and banking service fees. Other factors contributing to our results of operations include our provisions for loan losses, gains or losses on sales of securities and income taxes, as well as the level of our non-interest expenses, such as compensation and benefits, occupancy and equipment and other miscellaneous operating expenses.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

The following table sets forth a summary financial overview for the years ended December 31, 2005 and 2004.

                                                         YEAR ENDED DECEMBER 31,
                                                      -----------------------------
                                                        2005       2004    INCREASE
                                                      --------   -------   --------
                                                              (IN THOUSANDS,
                                                        EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Interest income                                       $134,910   $90,855    $44,055
Interest expense                                        32,568    19,720     12,848
                                                      --------   -------    -------
Net interest income                                    102,342    71,135     31,207
Provision for loan losses                                6,179     3,914      2,265
                                                      --------   -------    -------
Net interest income after provision for loan losses     96,163    67,221     28,942
Other income                                            12,138     8,726      3,412
Other expense                                           64,864    44,929     19,935
                                                      --------   -------    -------
Net income before income taxes                          43,437    31,018     12,419
Income tax expense                                      15,372    10,961      4,411
                                                      --------   -------    -------
Net income                                            $ 28,065   $20,057    $ 8,008
                                                      ========   =======    =======
Earnings per share - basic                            $   1.36   $  1.17    $  0.19
                                                      ========   =======    =======
Earnings per share - diluted                          $   1.24   $  1.09    $  0.15
                                                      ========   =======    =======

The 39.9% increase in net income in the year ended December 31, 2005 compared to the year ended December 31, 2004 was due primarily to increases in net interest income of $31.2 million and other income of $3.4 million, partially offset by an increase of $19.9 million in other expenses and an additional provision for loan losses of $2.3 million. The increase in net interest income was the result of an increase in the volume of interest-earning assets, primarily loans, partially offset by an increase in our cost of funds, due principally to a rising deposit market rate environment and an increase in borrowing rates.

Net Interest Income and Net Interest Margin. The 43.9% increase in net interest income for the year ended December 31, 2005 compared to the year ended December 31, 2004 was due to an increase in interest income of $44.1 million, reflecting the effect of an increase of $548.1 million in average interest-bearing assets which was funded with an increase of $619.9 million in average deposits, of which $244.8 million were non-interest bearing.

The average yield on our interest-earning assets was 5.80% for the year ended December 31, 2005, compared to 5.11% for the year ended December 31, 2004, an increase of 13.5%. The increase in the yield on our interest-earning assets is primarily a result of an increase in the yield earned on our loan portfolio and a shift of funds previously held in securities into higher-yielding loans. The increase in the yield on our loan portfolio from 6.26% in 2004 to 6.83% in 2005 was due to two factors: (1) market rates in 2005 were higher than those in 2004, and therefore the new loans booked in 2005 were generally at higher rates than the average portfolio rate at December 31, 2004; and (2) approximately one-half of our loan portfolio is variable rate, and therefore these loans reprice at higher rates in a rising rate environment as was seen in the year ended December 31, 2005.

The cost of our average interest-bearing liabilities increased to 2.27% in the year ended December 31, 2005, from 1.68% in the year ended December 31, 2004, which is a result of higher rates paid on deposit accounts and borrowings.

Our average rate on our interest-bearing deposits increased 46.2% from 1.43% for the year ended December 31, 2004, to 2.09% for the year ended December 31, 2005, reflecting increases in general market rates. Our average rate on total deposits (including non-interest bearing deposits) increased 46.4% from 0.84% for the year ended December 31, 2004, to 1.23% for the year ended December 31, 2005.

Our interest margin of 4.40% for the year ended December 31, 2005 was higher than our margin for the previous year of 4.00% due to an increase in our yield on interest-bearing assets, offset by a smaller relative increase in our overall cost of funds.

Average Balances and Average Interest Rates. The table below sets forth balance sheet items on a daily average basis for the years ended December 31, 2005 and 2004 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. Non-accrual loans have been included in the average loan balances. Securities include securities available for sale and securities held to maturity. Securities available for sale are carried at amortized cost for purposes of calculating the average rate received on taxable securities below.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

                                                                     YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------
                                                            2005                                 2004
                                             ----------------------------------   ----------------------------------
                                               AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
($ IN THOUSANDS)                               BALANCE    INTEREST   YIELD/COST     BALANCE    INTEREST   YIELD/COST
                                             ----------   --------   ----------   ----------   --------   ----------
EARNING ASSETS
Securities:
   Taxable                                   $  729,884   $ 29,099      3.99%     $  781,407    $30,373      3.89%
   Tax-exempt (1)                                 8,558        394      4.60           7,198        341      4.74
                                             ----------   --------                ----------    -------
   Total securities                             738,442     29,493      3.99         788,605     30,714      3.89
Federal funds sold and other                     71,450      2,341      3.28          25,589        293      1.15
Loans (1) (2) (3)                             1,501,089    102,481      6.83         947,848     59,311      6.26
Federal Home Loan Bank stock                     13,482        595      4.41          14,320        537      3.75
                                             ----------   --------                ----------    -------
   Total earnings assets                      2,324,463    134,910      5.80       1,776,362     90,855      5.11
                                                          --------                              -------

NON-EARNING ASSETS
Cash and due from banks                          77,347                               67,334
Allowance for loan losses                       (17,954)                             (13,370)
Bank-owned life insurance                        36,200                               25,544
Other assets                                     68,684                               47,077
                                             ----------                           ----------
   TOTAL ASSETS                              $2,488,740                           $1,902,947
                                             ==========                           ==========

INTEREST BEARING LIABILITIES
Interest-bearing deposits:
   Interest checking                         $  109,415        594      0.54%     $   73,029        142      0.19%
   Savings and money market                     827,886     16,908      2.04         561,744      7,585      1.35
   Time deposits                                287,083      8,044      2.80         214,515      4,396      2.05
                                             ----------   --------                ----------    -------
   Total interest-bearing deposits            1,224,384     25,546      2.09         849,288     12,123      1.43
Short-term borrowings                           117,703      3,234      2.75         239,175      4,472      1.87
Long-term debt                                   63,754      1,675      2.63          54,733      1,586      2.90
Junior subordinated debt                         30,928      2,113      6.83          30,928      1,539      4.98
                                             ----------   --------                ----------    -------
   Total interest-bearing liabilities         1,436,769     32,568      2.27       1,174,124     19,720      1.68
                                                          --------                              -------

NON-INTEREST BEARING LIABILITIES
Noninterest-bearing demand deposits             845,581                              600,790
Other liabilities                                11,106                               13,268
Stockholders' equity                            195,284                              114,765
                                             ----------                           ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $2,488,740                           $1,902,947
                                             ==========                           ==========
Net interest income and margin (4)                        $102,342      4.40%                   $71,135      4.00%
                                                          ========      ====                    =======      ====
Net interest spread (5)                                                 3.53%                                3.43%
                                                                        ====                                 ====

(1) Yields on loans and securities have not been adjusted to a tax equivalent basis.

(2) Net loan fees of $1,202,000 and $872,000 are included in the yield computation for 2005 and 2004, respectively.

(3) Includes average non-accrual loans of $481,000 in 2005 and $426,000 in 2004.

(4) Net interest margin is computed by dividing net interest income by total average earning assets.

(5) Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

Net Interest Income. The table below sets forth the relative impact on net interest income of changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by us on such assets and liabilities. For purposes of this table, non-accrual loans have been included in the average loan balances.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

                                    YEAR ENDED DECEMBER 31,
                                          2005 V. 2004
                                      INCREASE (DECREASE)
                                     DUE TO CHANGES IN (1)
                                  ---------------------------
                                   VOLUME     RATE     TOTAL
                                  -------   -------   -------
                                         (IN THOUSANDS)
Interest on securities:
   Taxable                        $(2,054)  $   780   $(1,274)
   Tax-exempt                          63       (10)       53
   Federal funds sold and other     1,503       545     2,048
Loans                              37,770     5,400    43,170
Federal Home Loan Bank stock          (37)       95        58
                                  -------   -------   -------
Total interest income              37,245     6,810    44,055
                                  -------   -------   -------
Interest expense:
   Interest checking                  198       254       452
   Savings and money market         5,435     3,888     9,323
   Time deposits                    2,033     1,615     3,648
   Short-term borrowings           (3,338)    2,100    (1,238)
   Long-term debt                     237      (148)       89
   Junior subordinated debt            --       574       574
                                  -------   -------   -------
Total interest expense              4,565     8,283    12,848
                                  -------   -------   -------
Net increase (decrease)           $32,680   $(1,473)  $31,207
                                  =======   =======   =======

(1)  Changes due to both volume and rate have been allocated to volume changes.

Provision for Loan Losses. The provision for loan losses in each period is reflected as a charge against earnings in that period. The provision is equal to the amount required to maintain the allowance for loan losses at a level that, in our judgment, is adequate to absorb probable loan losses inherent in the loan portfolio.

Our provision for loan losses increased to $6.2 million for the year ended December 31, 2005, from $3.9 million for the year ended December 31, 2004. The provision increased primarily because of loan growth of $604.8 million for the year ended December 31, 2005, compared to loan growth of $455.5 million for the year ended December 31, 2004, an increase of $149.3 million. Also, net charge-offs increased from the year ended December 31, 2004 to the year ended December 31, 2005 from $21,000 to $258,000.

     Non-Interest Income. We earn non-interest income primarily through fees related to:

          -    Trust and investment advisory services,

          -    Services provided to deposit customers, and

          -    Services provided to current and potential loan customers.

The following tables present, for the periods indicated, the major categories of non-interest income:

                                              YEAR ENDED
                                             DECEMBER 31,
                                           ----------------    INCREASE
                                             2005     2004    (DECREASE)
                                           -------   ------   ----------
                                                   (IN THOUSANDS)
Trust and investment advisory services     $ 5,699   $2,896    $ 2,803
Service charges                              2,495    2,333        162
Income from bank owned life insurance        1,664    1,203        461
Investment securities losses, net               69       19         50
Other                                        2,211    2,275        (64)
                                           -------   ------    -------
Total non-interest income                  $12,138   $8,726    $ 3,412
                                           =======   ======    =======

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

The $3.4 million, or 39.1%, increase in non-interest income was influenced by several factors. Premier Trust, Inc. was purchased on December 30, 2003, and Miller/Russell & Associates, Inc. was purchased on May 17, 2004. Collectively, these subsidiaries produced $5.7 million in trust and investment advisory fees in the year ended December 31, 2005, compared to $2.9 million in the year ended December 31, 2004. The increase was due to a full year of activity recorded by Miller/Russell & Associates, Inc. in 2005 compared to less than eight months activity in the prior year. Also, trust assets and assets under management have increased at both entities from a combined amount of $999 million at December 31, 2004 to $1.41 billion at December 31, 2005.

Service charges increased $162,000 from 2004 to 2005 due to higher deposit balances and the growth in our customer base.

Income from bank owned life insurance, or BOLI, increased $461,000. We purchased additional BOLI products with a cash surrender value of $24.0 million in the third quarter of 2005 to help offset employee benefit costs.

Non-Interest Expense. The following table presents, for the periods indicated, the major categories of non-interest expense:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                -----------------    INCREASE
                                                                  2005      2004    (DECREASE)
                                                                -------   -------   ----------
                                                                        (IN THOUSANDS)
Salaries and employee benefits                                  $36,816   $25,590     $11,226
Occupancy                                                         9,819     7,309       2,510
Customer service                                                  3,720     1,998       1,722
Advertising, public relations and business development            2,806     1,672       1,134
Legal, professional and director fees                             2,051     1,405         646
Correspondent banking service charges and wire transfer costs     1,651     1,260         391
Audits and exams                                                  1,538       935         603
Supplies                                                          1,083       838         245
Data processing                                                   1,053       641         412
Telephone                                                           759       578         181
Insurance                                                           752       540         212
Travel and automobile                                               684       467         217
Other                                                             2,132     1,696         436
                                                                -------   -------     -------
   Total non-interest expense                                   $64,864   $44,929     $19,935
                                                                =======   =======     =======

Non-interest expense grew $19.9 million, or 44.4%. This growth is attributable to our overall growth, and specifically to the opening of new branches and the hiring of new relationship officers and other employees. At December 31, 2005, we had 537 full-time equivalent employees compared to 424 at December 31, 2004. Two banking branches were opened during 2005, and senior managers and relationship officers for various branches expected to open in 2006 were hired in late 2004 and into 2005. Miller/Russell & Associates, Inc. was acquired in May 2004, and therefore 2005 was the first year for which a full twelve months of activity is reflected. The increase in salaries and occupancy expenses related to the growth discussed above totaled $13.7 million, which is 69% of the total increase in non-interest expenses.

Also affecting non-interest expenses was the increase in our customer service costs. This line item grew $1.7 million, or 86.2%, due primarily to an increase in analysis earnings credits paid to certain title company depositors, due to higher balances maintained by the title companies and higher earnings credit rates during the year ended December 31, 2005 compared to those during the year ended December 31, 2004. We provide an analysis earnings credit for certain title company depositors, which is calculated by applying a variable crediting rate to such customers' average monthly deposit balances, less any deposit service charges incurred. We then purchase external services on their behalf based on the amount of the earnings credit. These external services, which are commonly offered in the banking industry, include courier, bookkeeping and data processing services. The costs associated with these earnings credits will increase or decrease based on movements in crediting rates and fluctuations in the average monthly deposit balances.

Advertising, public relations and business development increased $1.1 million, or 67.8%. During 2005, BankWest of Nevada entered into a sponsorship agreement with the Las Vegas Monorail, whereby BankWest pays a fee in exchange for the right to showcase the name of the bank on the exterior of one monorail train, and to display promotional material on the interior of the train. Further, BankWest of Nevada gained exclusive ATM rights to the Las Vegas Monorail stations. The design and contract costs associated with this sponsorship are reflected in this line item and account for the majority of the increase.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

Other non-interest expense increased $3.3 million from December 31, 2004 to December 31, 2005. Other non-interest expense increased, in general, as a result of the growth in assets and operations of the Company, and due to the increased costs associated with being a public company, including audit, legal, compliance and insurance expenses.

Provision for Income Taxes. We recorded tax provisions of $15.4 million and $11.0 million for the years ended December 31, 2005 and 2004, respectively. Our effective tax rates were 35.4% and 35.3% for 2005 and 2004, respectively.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

The following table sets forth a summary financial overview for the years ended December 31, 2004 and 2003.

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                      -----------------    INCREASE
                                                        2004      2003    (DECREASE)
                                                      -------   -------   ----------
                                                        ($ IN THOUSANDS, EXCEPT PER
                                                                SHARE DATA)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Interest income                                       $90,855   $53,823   $ 37,032
Interest expense                                       19,720    12,798      6,922
                                                      -------   -------   --------
Net interest income                                    71,135    41,025     30,110
Provision for loan losses                               3,914     5,145     (1,231)
                                                      -------   -------   --------
Net interest income after provision for loan losses    67,221    35,880     31,341
Other income                                            8,726     4,270      4,456
Other expense                                          44,929    27,290     17,639
                                                      -------   -------   --------
Net income before income taxes                         31,018    12,860     18,158
Income tax expense                                     10,961     4,171      6,790
                                                      -------   -------   --------
Net income                                            $20,057   $ 8,689   $ 11,368
                                                      =======   =======   ========
Earnings per share - basic                            $  1.17   $  0.61   $   0.56
                                                      =======   =======   ========
Earnings per share - diluted                          $  1.09   $  0.59   $   0.50
                                                      =======   =======   ========

The 130.8% increase in net income in the year ended December 31, 2004 compared to the year ended December 31, 2003 was attributable primarily to an increase in net interest income of $30.1 million, a $4.5 million increase in other income and a $1.2 million decrease to the provision for loan losses, partially offset by a $17.6 million increase to other expenses. The increase in net interest income was the result of an increase in the volume of interest-earning assets, primarily loans, and a decrease in our cost of funds, due principally to an increase in non-interest bearing deposits.

Net Interest Income and Net Interest Margin. The 73.4% increase in net interest income for the year ended December 31, 2004 compared to the year ended December 31, 2003 was due to an increase in interest income of $37.0 million, reflecting the effect of an increase of $706.4 million in average interest-bearing assets which was funded with an increase of $558.7 million in average deposits, of which $255.5 million were non-interest bearing.

The average yield on our interest-earning assets was 5.11% for the year ended December 31, 2004, compared to 5.03% for the year ended December 31, 2003, an increase of 1.6%. The slight increase in the yield on our interest-earning assets is a result of an increase in the yield earned on our securities portfolio and a shift of federal funds sold into higher-yielding securities, offset by a decline in the yield on our loan portfolio as fixed rate loans repriced at lower interest rate levels. The increase in the yield on our securities portfolio from 3.70% in 2003 to 3.89% in 2004 was due to two factors:
(1) most of the growth of our securities portfolio was in mortgage-backed securities, which typically yield more than our other securities classes; and
(2) premium amortization on our mortgage-backed securities portfolio decreased from 2003 to 2004 due to less prepayment activity on the underlying mortgages.

The cost of our average interest-bearing liabilities decreased to 1.68% in the year ended December 31, 2004, from 1.76% in the year ended December 31, 2003, which is a result of lower rates paid on deposit accounts, offset by higher average balances and rates paid on borrowings.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

Our average rate on our interest-bearing deposits decreased 4.0% from 1.49% for the year ended December 31, 2003, to 1.43% for the year ended December 31, 2004, reflecting reductions in general market rates. Our average rate on total deposits (including non-interest bearing deposits) decreased 8.7% from 0.92% for the year ended December 31, 2003, to 0.84% for the year ended December 31, 2004.

Our interest margin of 4.00% for the year ended December 31, 2004 was higher than our margin for the previous year of 3.83% due to an increase in our yield on interest-bearing assets and a decrease in our overall cost of funds. Both of which are primarily attributable to an increase in the volume of interest earning assets and interest bearing liabilities as opposed to a change in rates.

Average Balances and Average Interest Rates. The table below sets forth balance sheet items on a daily average basis for the years ended December 31, 2004 and 2003 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. Non-accrual loans have been included in the average loan balances. Securities include securities available for sale and securities held to maturity. Securities available for sale are carried at amortized cost for purposes of calculating the average rate received on taxable securities below.

                                                                     YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------
                                                            2004                                 2003
                                             ----------------------------------   ----------------------------------
                                               AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
($ IN THOUSANDS)                               BALANCE    INTEREST   YIELD/COST     BALANCE    INTEREST   YIELD/COST
                                             ----------   --------   ----------   ----------   --------   ----------
EARNING ASSETS
Securities:
   Taxable                                   $  781,407    $30,373      3.89%     $  432,425    $15,938      3.69%
   Tax-exempt(1)                                  7,198        341      4.74           7,266        346      4.76
                                             ----------    -------                ----------    -------
   Total securities                             788,605     30,714      3.89         439,691     16,284      3.70
Federal funds sold                               25,589        293      1.15          52,735        578      1.10
Loans(1)(2)(3)                                  947,848     59,311      6.26         571,501     36,792      6.44
Federal Home Loan Bank stock                     14,320        537      3.75           6,063        169      2.79
                                             ----------    -------                ----------    -------
   Total earnings assets                      1,776,362     90,855      5.11       1,069,990     53,823      5.03
                                                           -------                              -------
NON-EARNING ASSETS
Cash and due from banks                          67,334                               41,415
Allowance for loan losses                       (13,370)                              (8,783)
Bank-owned life insurance                        25,544                               17,934
Other assets                                     47,077                               28,264
                                             ----------                           ----------
   TOTAL ASSETS                              $1,902,947                           $1,148,820
                                             ==========                           ==========
INTEREST BEARING LIABILITIES
Interest-bearing deposits:
   Interest checking                         $   73,029        142      0.19%     $   51,723         93      0.18%
   Savings and money market                     561,744      7,585      1.35         336,012      4,358      1.30
   Time deposits                                214,515      4,396      2.05         158,418      3,707      2.34
                                             ----------    -------                ----------    -------
   Total interest-bearing deposits              849,288     12,123      1.43         546,153      8,158      1.49
Short-term borrowings                           239,175      4,472      1.87         111,258      1,671      1.50
Long-term debt                                   54,733      1,586      2.90          37,701      1,475      3.91
Junior subordinated debt                         30,928      1,539      4.98          30,928      1,494      4.83
                                             ----------    -------                ----------    -------
   Total interest-bearing liabilities         1,174,124     19,720      1.68         726,040     12,798      1.76
                                                           -------                              -------
NON-INTEREST BEARING LIABILITIES
Noninterest-bearing deposits                    600,790                              345,274
Other liabilities                                13,268                                6,230
Stockholders' equity                            114,765                               71,276
                                             ----------                           ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,902,947                           $1,148,820
                                             ==========                           ==========
Net interest income and margin (4)                         $71,135      4.00%                   $41,025      3.83%
                                                           =======      ====                    =======      ====
Net interest spread (5)                                                 3.43%                                3.27%
                                                                        ====                                 ====

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

(1) Yields on loans and securities have not been adjusted to a tax equivalent basis.

(2) Net loan fees of $872,000 and $810,000 are included in the yield computation for 2004 and 2003, respectively.

(3) Includes average non-accrual loans of $426,000 in 2004 and $393,000 in 2003.

(4) Net interest margin is computed by dividing net interest income by total average earning assets.

(5) Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

Net Interest Income. The table below sets forth the relative impact on net interest income of changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by us on such assets and liabilities. For purposes of this table, non-accrual loans have been included in the average loan balances.

                                YEAR ENDED DECEMBER 31,
                                     2004 V. 2003
                                  INCREASE (DECREASE)
                                 DUE TO CHANGES IN (1)
                              ---------------------------
                               VOLUME     RATE     TOTAL
                              -------   -------   -------
                                    (IN THOUSANDS)
Interest on securities:
   Taxable                    $13,565   $   870   $14,435
   Tax-exempt                      (3)       (2)       (5)
   Federal funds sold            (311)       26      (285)
Loans                          23,550    (1,031)   22,519
Other investments                 310        58       368
                              -------   -------   -------
Total interest income          37,111       (79)   37,032
                              -------   -------   -------
Interest expense:
   Interest checking               41         8        49
   Savings and Money market     3,048       179     3,227
   Time deposits                1,150      (461)      689
   Short-term borrowings        2,392       409     2,801
   Long-term debt                 494      (383)      111
   Junior subordinated debt        --        45        45
                              -------   -------   -------
Total interest expense          7,125      (203)    6,922
                              -------   -------   -------
Net increase                  $29,986   $   124   $30,110
                              =======   =======   =======

(1)  Changes due to both volume and rate have been allocated to volume changes.

Provision for Loan Losses. The provision for loan losses in each period is reflected as a charge against earnings in that period. The provision is equal to the amount required to maintain the allowance for loan losses at a level that, in our judgment, is adequate to absorb probable loan losses inherent in the loan portfolio.

Our provision for loan losses declined to $3.9 million for the year ended December 31, 2004, from $5.1 million for the year ended December 31, 2003. The provision declined because (1) net charge-offs decreased from $953,000 in 2003 to $21,000 in 2004; (2) our asset quality has remained high, with nonperforming loans as a percentage of total loans at 0.13% at December 31, 2004 and 0.04% at December 31, 2003; and (3) we have maintained a relatively low level of charge-offs over the last five years, which yielded lower loss experience factors in our required reserve calculations. These factors are adjusted periodically to reflect this historical experience and were most recently adjusted in December 2004.

Non-Interest Income. WE earn non-interest income primarily through fees related to:

     -    Trust and investment advisory services,

     -    Services provided to deposit customers, and

     -    Services provided to current and potential loan customers.

The following tables present, for the periods indicated, the major categories of non-interest income:

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

                                               YEAR ENDED
                                              DECEMBER 31,
                                            ----------------    INCREASE
                                             2004     2003     (DECREASE)
                                            ------   -------   ----------
                                                    (IN THOUSANDS)
Trust and investment advisory services      $2,896   $    --     $2,896
Service charges                              2,333     1,998        335
Income from bank owned life insurance        1,203       967        236
Investment securities gains (losses), net       19      (265)       284
Other                                        2,275     1,570        705
                                            ------   -------     ------
   Total non-interest income                $8,726   $ 4,270     $4,456
                                            ======   =======     ======

The $4.5 million, or 104.4%, increase in non-interest income was influenced by several factors. Premier Trust, Inc. was purchased on December 30, 2003, and Miller/Russell & Associates, Inc. was purchased on May 17, 2004. Collectively, these subsidiaries produced $2.9 million in trust and investment advisory fees in the year ended December 31, 2004. We had no such income in 2003.

Service charges increased $335,000 from 2003 to 2004 due to higher deposit balances and the growth in our customer base.

Income from bank owned life insurance, or BOLI, increased $236,000. We purchased the BOLI products in 2003 to help offset employee benefit costs. The first year for which we earned twelve months' income from BOLI was 2004.

Other income increased $705,000, due in part, to the sale and servicing of SBA loans by Alliance Bank of Arizona, which resulted in other income of $341,000, and the increase in ATM fees, income from wire transfer activity and debit card income.

Non-Interest Expense. The following table presents, for the periods indicated, the major categories of non-interest expense:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                -----------------    INCREASE
                                                                  2004      2003    (DECREASE)
                                                                -------   -------   ----------
                                                                        (IN THOUSANDS)
Salaries and employee benefits                                  $25,590   $15,615    $ 9,975
Occupancy                                                         7,309     4,820      2,489
Customer service                                                  1,998       752      1,246
Advertising, public relations and business development            1,672       989        683
Legal, professional and director fees                             1,405     1,111        294
Correspondent banking service charges and wire transfer costs     1,260       512        748
Audits and exams                                                    935       435        500
Supplies                                                            838       619        219
Data processing                                                     641       466        175
Telephone                                                           578       424        154
Insurance                                                           540       305        235
Travel and automobile                                               467       261        206
Organizational costs                                                 --       604       (604)
Other                                                             1,696       377      1,319
                                                                -------   -------    -------
   Total non-interest expense                                   $44,929   $27,290    $17,639
                                                                =======   =======    =======

Non-interest expense grew $17.6 million, or 64.6%. This growth is attributable to our overall growth, and specifically to the opening of new branches and the hiring of new relationship officers and other employees, particularly at Alliance Bank of Arizona and Torrey Pines Bank, both of which opened during the year ended December 31, 2003. At December 31, 2004, we had 454 full-time equivalent employees compared to 317 at December 31, 2003. Miller/Russell was acquired in 2004, Premier Trust was acquired on December 30, 2003, and three banking branches were opened during 2004. Two bank branches were opened at the end of 2003, causing a minimal impact on 2003 expenses. The increase in salaries and occupancy expenses related to the above totaled $12.5 million, which is 71% of the total increase in non-interest expenses.

Also affecting non-interest expenses was the increase in our customer service costs. This line item grew $1.2 million, or 166%, due primarily to an increase in analysis earnings credits paid to certain title company depositors of $606,000, due to higher balances

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (continued)

maintained by the title companies and higher earnings credit rates at the end of 2004. We provide an analysis earnings credit for certain title company depositors, which is calculated by applying a variable crediting rate to such customers' average monthly deposit balances, less any deposit service charges incurred. We then purchase external services on their behalf based on the amount of the earnings credit. These external services, which are commonly offered in the banking industry, include courier, bookkeeping and data processing services. The costs associated with these earnings credits will increase or decrease based on movements in crediting rates and fluctuations in the average monthly deposit balances. The remaining increase is attributable to growth in our customer base and branch locations.

Our correspondent banking service charges and wire transfer costs increased $748,000, or 146.1%. At the end of 2003, we converted to a new wire transfer system which allowed for a much more efficient wire transfer process. This effectively allowed us to handle a much higher volume of wire transfers at current staffing levels, although we incurred additional software and data processing costs in 2004 that are reflected in this line item.

We incurred $604,000 of organizational costs in 2003 related to the opening of Alliance Bank of Arizona and Torrey Pines Bank the same year. No new banks were opened in 2004, and thus no organizational costs were incurred.

Other non-interest expense increased $1.3 million from December 31, 2003 to December 31, 2004. Other non-interest expense increased, in general, as a result of the growth in assets and operations of the two de novo banks and overall growth of BankWest of Nevada. The first full year of operations for the two de novo banks was 2004.

Provision for Income Taxes. We recorded tax provisions of $11.0 million and $4.2 million for the years ended December 31, 2004 and 2003, respectively. Our effective tax rates were 35.3% and 32.4% for 2004 and 2003, respectively. The increase of the effective tax rates from 2003 to 2004 was primarily due to state income taxes, as 2004 was the first full year of operations in Arizona and California.

FINANCIAL CONDITION

TOTAL ASSETS

On a consolidated basis, our total assets as of December 31, 2005, December 31, 2004 and December 31, 2003 were $2.9 billion, $2.2 billion and $1.6 billion, respectively. The overall increase from December 31, 2004 to December 31, 2005 was primarily due to a $604.8 million, or 50.9%, increase in gross loans, a $58.9 million, or 51.1%, increase in cash and cash equivalents and a $29.1 million, or 99.0%, increase in premises and equipment. The growth in assets from December 31, 2003 to December 31, 2004 was primarily due to a $455.5 million, or 62.1%, increase in gross loans and a $49.5 million, or 75.1%, increase in cash and cash equivalents.

LOANS

Our gross loans, including deferred loan fees, on a consolidated basis as of December 31, 2005, December 31, 2004, and December 31, 2003 were $1.8 billion, $1.2 billion and $733.1 million, respectively. Since December 31, 2001, residential real estate loans experienced the highest percentage growth within the portfolio, growing from $18.1 million to $272.9 million as of December 31, 2005. Our overall growth in loans from December 31, 2001 to December 31, 2005 is consistent with our focus and strategy to grow our loan portfolio by focusing on markets which we believe have attractive growth prospects.

The following table shows the amounts of loans outstanding by type of loan at the end of each of the periods indicated.

                                                             DECEMBER 31,
                                       --------------------------------------------------------
                                          2005         2004        2003       2002       2001
                                       ----------   ----------   --------   --------   --------
                                                            (IN THOUSANDS)
Construction and land development      $  432,668   $  323,176   $195,182   $127,974   $ 82,604
Commercial real estate                    727,210      491,949    324,702    209,834    208,683
Residential real estate                   272,861      116,360     42,773     21,893     18,067
Commercial and industrial                 342,452      241,292    159,889     94,411     85,050
Consumer                                   20,434       17,682     11,802     10,281     13,156
Net deferred loan fees                     (2,288)      (1,924)    (1,270)       (38)      (350)
                                        ---------    ---------    -------    -------    -------
   Gross loans, net of deferred fees    1,793,337    1,188,535    733,078    464,355    407,210
Less: Allowance for loan losses           (21,192)    (15,271)    (11,378)    (6,449)    (6,563)
                                        ---------    ---------    -------    -------    -------
                                       $1,772,145   $1,173,264   $721,700   $457,906   $400,647
                                        =========    =========    =======    =======    =======

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS (continued)

The following tables set forth the amount of loans outstanding by type of loan as of December 31, 2005 which were contractually due in one year or less, more than one year and less than five years, and more than five years based on ramaining scheduled repayments of principal. Lines of credit or other loans have no stated final maturity and no stated schedule of repayments are reported as due in one year or less. The tables also present an analysis of the rate structure for loans within the same maturity time periods.

                                                      DECEMBER 31, 2005
                                       -----------------------------------------------
                                       DUE WITHIN    DUE 1-5    DUE OVER
                                        ONE YEAR      YEARS    FIVE YEARS      TOTAL
                                       ----------   --------   ----------   ----------
                                                        (IN THOUSANDS)
Construction and land development       $322,875    $ 82,793    $ 27,000    $  432,668
Commercial real estate                    96,309     212,339     418,562       727,210
Residential real estate                   17,184      19,105     236,572       272,861
Commercial and industrial                231,952      99,153      11,347       342,452
Consumer                                  13,089       6,957         388        20,434
Net deferred loan fees                        --          --          --        (2,288)
                                        --------    --------    --------    ----------
   Gross loans, net of deferred fees     681,409     420,347     693,869     1,793,337
Less: Allowance for loan losses               --          --          --       (21,192)
                                        --------    --------    --------    ----------
                                        $681,409    $420,347    $693,869    $1,772,145
                                        ========    ========    ========    ==========
Interest rates:
   Fixed                                $ 73,633    $248,559    $452,664    $  774,856
   Variable                              607,776     171,788     241,205     1,020,769
Net deferred loan fees                        --          --          --        (2,288)
                                        --------    --------    --------    ----------
   Gross loans, net of deferred fees    $681,409    $420,347    $693,869    $1,793,337
                                        ========    ========    ========    ==========

Concentrations. Our loan portfolio has a concentration of loans in commercial real-estate related loans and includes significant credit exposure to the commercial real estate industry. As of December 31, 2005, December 31, 2004 and December 31, 2003, commercial real estate-related loans comprised 64.5%, 68.4% and 70.7% of total gross loans, respectively. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally no more than 80%. Approximately one-half of these commercial real estate loans are owner occupied. One-to-four family residential real estate loans have a lower risk than commercial real estate and construction and land development loans due to lower loan balances to single borrowers. Approximately 29% of our residential real estate portfolio is comprised of interest only loans which have an average loan-to-value of less than 60%. Our policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk we are willing to accept. Repayment of loans is expected from the sale proceeds of the collateral or from the borrower's cash flows. Deterioration in the performance of the economy or real estate values in our primary market areas, in particular, could have an adverse impact on collectibility, and consequently have an adverse effect on our profitability.

Non-Performing Assets. Non-performing loans include loans past due 90 days or more and still accruing interest, non-accrual loans, restructured loans, and other real estate owned, or OREO. In general, loans are placed on non-accrual status when we determine timely recognition of interest to be in doubt due to the borrower's financial condition and collection efforts. Restructured loans have modified terms to reduce either principal or interest due to deterioration in the borrower's financial condition. OREO results from loans where we have received physical possession of the borrower's assets. The following table summarizes the loans for which the accrual of interest has been discontinued, loans past due 90 days or more and still accruing interest, restructured loans, and OREO.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS (continued)

                                                                DECEMBER 31,
                                                   ---------------------------------------
                                                    2005    2004     2003    2002     2001
                                                   -----   ------   -----   ------   -----
                                                                (IN THOUSANDS)
Total non-accrual loans                            $ 107   $1,591   $ 210   $1,039   $ 686
Loans past due 90 days or more and still accruing     34        2      65      317     236
Restructured loans                                    --       --      --    2,193      --
Other real estate owned (OREO)                        --       --      --       --      79
Non-accrual loans to gross loans                    0.01%    0.13%   0.03%    0.22%   0.17%
Loans past due 90 days or more and still
   accruing to total loans                          0.00     0.00    0.01     0.04    0.05
Interest income received on nonaccrual loans       $   1   $   61   $   6   $  158   $  49
Interest income that would have been recorded
   under the original terms of the loans              10       96      29      242     108

As of December 31, 2005 and December 31, 2004, non-accrual loans totaled $107,000 and $1.6 million, respectively. Non-accrual loans at December 31, 2005 consisted of 3 loans with no single loan having a principal balance greater than $80,000.

OREO Properties. As of December 31, 2005 and December 31, 2004, we did not have any OREO properties. One OREO property with a carrying value of $79,000 was sold during February 2002.

Impaired Loans. A loan is impaired when it is probable we will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The categories of non-accrual loans and impaired loans overlap, although they are not coextensive. A loan can be placed on non-accrual status due to payment delinquency or uncertain collectibility but is not considered impaired, if it is probable that we will collect all amounts due in accordance with the original contractual terms of the loan. We consider all circumstances regarding the loan and borrower on an individual basis when determining whether a loan is impaired such as the collateral value, reasons for the delay, payment record, the amount past due, and number of days past due.

As of December 31, 2005, December 31, 2004 and December 31, 2003, the aggregate total amount of loans classified as impaired was $107,000, $1.7 million and $333,000, respectively. The total specific allowance for loan losses related to these loans was $26,000, $498,000 and $130,000 for December 31, 2005 and
December 31, 2004 and 2003, respectively.

The amount of interest income recognized on impaired loans for the years ended December 31, 2005, 2004 and 2003 was $1,000, $61,000 and $6,000, respectively.
We would have recorded interest income of $10,000, $96,000 and $29,000 on non-accrual loans had the loans been current for the years ended December 31, 2005, 2004 and 2003, respectively.

ALLOWANCE FOR LOAN LOSSES

Like all financial institutions, we must maintain an adequate allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when we believe that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount that we believe will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior credit loss experience, together with the other factors noted earlier.

Our allowance for loan loss methodology incorporates several quantitative and qualitative risk factors used to establish the appropriate allowance for loan loss at each reporting date. Quantitative factors include our historical loss experience, peer group experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, other factors, and information about individual loans including the borrower's sensitivity to interest rate movements. Qualitative factors include the economic condition of our operating markets and the state of certain industries. Specific changes in the risk factors are based on perceived risk of similar groups of loans classified by collateral type, purpose and terms. Statistics on local trends, peers, and an internal five-year loss history are also incorporated into the allowance. Due to the credit concentration of our loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in Southern Nevada, Arizona and Southern California. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation, or FDIC, and state banking regulatory agencies, as an integral part of their examination processes, periodically review the Banks' allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR LOAN LOSSES (continued)

at the time of their examinations. Management periodically reviews the assumptions and formulae used in determining the allowance and makes adjustments if required to reflect the current risk profile of the portfolio.

The allowance consists of specific and general components. The specific allowance relates to watch credits, criticized loans, and impaired loans. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan, pursuant to Financial Accounting Standards Board, or FASB, Statement No. 114, Accounting by Creditors for Impairment of a Loan. The general allowance covers non-classified loans and is based on historical loss experience adjusted for the various qualitative and quantitative factors listed above, pursuant to FASB Statement No. 5, or FASB 5, Accounting for Contingencies. Loans graded "Watch List/Special Mention" and below are individually examined closely to determine the appropriate loan loss reserve.

The following table summarizes the activity in our allowance for loan losses for the period indicated.

Allowance for Loan Losses

The table below presents information regarding our provision and allowance for loan losses for the periods and years indicated.

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                 2005      2004      2003     2002     2001
                                               -------   -------   -------   ------   ------
                                                                (IN THOUSANDS)
Allowance for loan losses:
Balance at beginning of period                 $15,271   $11,378   $ 6,449   $6,563   $4,746
Provisions charged to operating expenses         6,179     3,914     5,145    1,587    2,800
Reclassification (1)                                --        --       737     (850)      --
Recoveries of loans previously charged-off:
   Construction and land development                --        --        --       --       --
   Commercial real estate                           --        --       140       --       --
   Residential real estate                           3        15         1       --       --
   Commercial and industrial                       164       132       272      464      921
   Consumer                                         29        10         7        7       32
                                               -------   -------   -------   ------   ------
Total recoveries                                   196       157       420      471      953
Loans charged-off:
   Construction and land development                --        --        --       --       --
   Commercial real estate                           --        --       140       --      132
   Residential real estate                          --         9        20       60       --
   Commercial and industrial                       194       115     1,090    1,201    1,601
   Consumer                                        260        54       123       61      203
                                               -------   -------   -------   ------   ------
Total charged-off                                  454       178     1,373    1,322    1,936
Net charge-offs                                    258        21       953      851      983
                                               -------   -------   -------   ------   ------
Balance at end of period                       $21,192   $15,271   $11,378   $6,449   $6,563
                                               =======   =======   =======   ======   ======
Net charge-offs to average loans outstanding      0.02%     0.00%     0.17%    0.19%    0.27%
Allowance for loan losses to gross loans          1.18      1.28      1.55     1.39     1.61

(1) In accordance with regulatory reporting requirements and American Institute of Certified Public Accountants' Statement of Position 01-06, Accounting by Certain Entities that Lend to or Finance the Activities of Others, the Company has reclassified the portion of its allowance for loan losses that relates to undisbursed commitments during the year ended December 31, 2002. During the year ended December 31, 2003, management reevaluated its methodology for calculating this amount and reclassified an amount from other liabilities to the allowance for loan losses.

The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans. The allocations in the table below were determined by a combination of the following factors: specific allocations made on loans considered impaired as determined by management and the loan review committee, a general allocation on certain other impaired loans, and historical losses in each loan type category combined with a weighting of the current loan composition.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR LOAN LOSSES (continued)

                                                          Allowance for Loan Losses at December 31,
                         ----------------------------------------------------------------------------------------------------------
                                 2005                  2004                  2003                  2002                 2001
                         --------------------  --------------------  --------------------  -------------------  -------------------
                                                                      ($ IN THOUSANDS)
                                  % OF LOANS            % OF LOANS            % OF LOANS           % OF LOANS           % OF LOANS
                                  IN IN EACH            IN IN EACH            IN IN EACH           IN IN EACH           IN IN EACH
                                  CATEGORY TO           CATEGORY TO           CATEGORY TO          CATEGORY TO          CATEGORY TO
                          AMOUNT  GROSS LOANS   AMOUNT  GROSS LOANS   AMOUNT  GROSS LOANS  AMOUNT  GROSS LOANS  AMOUNT  GROSS LOANS
                         -------  -----------  -------  -----------  -------  -----------  ------  -----------  ------  -----------
Construction and land
   development           $ 6,646     24.1%     $ 4,920     27.1%     $ 3,252     26.6%     $1,050     27.6%     $1,462     20.3%
Commercial real estate     3,050     40.5        2,095     41.3        1,446     44.2       2,531     45.2       1,566     51.2
Residential real estate    1,219     15.2          327      9.8          179      5.8         282      4.7         100      4.4
Commercial and
   industrial              9,842     19.1        7,502     20.3        6,192     21.8       2,340     20.3       3,110     20.9
Consumer                     435      1.1          427      1.5          309      1.6         246      2.2         325      3.2
                         -------     ----      -------     ----      -------     ----      ------     ----      ------     ----
   Total                 $21,192      100%     $15,271      100%     $11,378      100%     $6,449      100%     $6,563      100%
                         =======     ====      =======     ====      =======     ====      ======     ====      ======     ====


In general, the "Commercial and Industrial Loans" category represents the highest risk category for commercial banks. Historically, our largest source of losses has been in this category. As a result, we utilize a larger estimated loss factor for this category than we do for real estate secured loans. Our commercial loan portfolio as of December 31, 2005 was $342.5 million, or 19.1% of total loans. Other categories, such as stock and bond secured or assignment of cash collateral loans are provided a nominal loss factor based upon a history of comparatively lower losses. While the majority of our historical charge-offs have occurred in the commercial portfolio, we believe that the allowance allocation is adequate when considering the current composition of commercial loans and related loss factors.

Our "Construction and Land Development" category reflects some borrower concentration risk and carries the enhanced risk encountered with construction loans in general. Currently, construction activity within our primary markets is very competitive, presenting challenges in the timely completion of projects. A construction project can be delayed for an extended period as unanticipated problems arise. Unscheduled work can be difficult to accomplish due to the high demand for construction workers and delays associated with permitting issues. As a result, a higher loan loss allocation is devoted to this loan category than to other loan categories except commercial and industrial loans as noted earlier, and consumer loans.

Our "Commercial Real Estate" loan category contains a mixture of new and seasoned properties, retail, office, warehouse, and some special purpose. Loans on properties are generally underwritten at a loan to value ratio of less than 80% with a minimum debt coverage ratio of 1.20. Historically, our losses on this product have been minimal and the portfolio continues to exhibit exceptionally high credit quality. Moreover, a large percentage of the Commercial Real Estate loan portfolio is comprised of owner-occupied relationships, which usually reflect a relatively low risk profile. Consequently, the estimated loan loss factor applied to this sub-category is comparatively low.

Investments

Securities are identified as either held-to-maturity or available-for-sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Available-for-sale securities are securities that may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available-for-sale are carried at fair value. Unrealized gains or losses on available-for-sale securities are recorded as accumulated other comprehensive income in stockholders' equity. Amortization of premiums or accretion of discounts on mortgage-backed securities is periodically adjusted for estimated prepayments.

We use our investment securities portfolio to ensure liquidity for cash requirements, manage interest rate risk, provide a source of income and to manage asset quality. The carrying value of our investment securities as of December 31, 2005 totaled $748.5 million, compared to $788.6 million at December 31, 2004, and $716.0 million as of December 31, 2003. The decrease experienced from December 31, 2004 to December 31, 2005 was a result of called U.S. Government-sponsored agency obligations and principal received from mortgage-backed obligations. The increase experienced from 2003 to 2004 was a result of growth in deposits, as well as a strategy whereby we increased earnings by investing in mortgage-backed securities funded by short-term FHLB borrowings. This strategy had the effect of leveraging our excess capital to produce incremental returns without incurring additional credit risk. In light of the rising interest rate environment, beginning in the third quarter of 2004, we discontinued this strategy, contributing to the decline in our investment balances and increase in our federal funds sold from December 31, 2004 to December 31, 2005.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INVESTMENTS (continued)

Our portfolio of investment securities during 2005, 2004, and 2003 consisted primarily of mortgage-backed obligations and U.S. Government agency obligations.

The carrying value of our portfolio of investment securities at December 31, 2005, 2004 and 2003 was as follows:

                                       2005       2004       2003
                                     --------   --------   --------
U.S. Treasury securities             $  3,498   $  3,501   $  3,014
U.S. Government-sponsored agencies    137,578    118,348    112,537
Mortgage-backed obligations           519,858    648,100    581,446
SBA Loan Pools                            426        625      1,142
State and Municipal obligations         7,128      7,290      7,563
Auction rate securities                67,999         --         --
Other                                  12,046     10,758     10,276
                                     --------   --------   --------
   Total investment securities       $748,533   $788,622   $715,978
                                     ========   ========   ========

The maturity distribution and weighted average yield of our available for sale and held to maturity portfolios at December 31, 2005 are summarized in the table below. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax affected on tax-exempt obligations. Securities available for sale are carried at amortized cost in the table below for purposes of calculating the weighted average yield received on such securities.

                                    DUE UNDER 1                                         DUE UNDER 1
DECEMBER 31, 2005                       YEAR         DUE 1-5 YEARS   DUE 5-10 YEARS         YEAR             TOTAL
($ IN THOUSANDS)                    AMOUNT/YIELD     AMOUNT/YIELD     AMOUNT/YIELD      AMOUNT/YIELD      AMOUNT/YIELD
-----------------                 ---------------   --------------   --------------   ---------------   ---------------
Available for Sale
U.S. Government-sponsored
Agency obligations                $ 69,390   3.42%  $32,400   3.36%  $28,938   4.35%  $  8,059   4.47%  $138,787   3.66%
Mortgage-backed obligations             --     --     6,385   3.47        --     --    423,105   4.16    429,490   4.15
Auction rate securities             67,999   3.56        --               --     --         --     --     67,999   3.56
Other                               12,263   3.91        --     --        --     --         --     --     12,263   3.91
                                  --------          -------          -------          --------          --------
Total available for sale          $149,652   3.52   $38,785   3.38   $28,938   4.35   $431,164   4.16   $648,539   3.98
                                  ========          =======          =======          ========          ========
Held to Maturity
U.S. Treasury securities          $  3,498   2.69   $    --     --   $    --     --   $     --     --   $  3,498   2.69
State and Municipal obligations         --     --        --            1,686   4.67      5,442   4.93      7,128   4.87
Mortgage-backed obligations             --     --        --     --        --     --    104,119   4.44    104,119   4.44
SBA Loan Pools                          --     --        --     --       188   4.21        238   4.32        426   4.27
                                  --------          -------          -------          --------          --------
Total held to maturity            $  3,498   2.69%  $    --          $ 1,874   4.62%  $109,799   4.46%  $115,171   4.41%
                                  ========          =======          =======          ========          ========

We had a concentration of U.S. Government sponsored agencies and mortgage-backed securities during each of the years ended December 31, 2005, 2004 and 2003. The aggregate carrying value and aggregate fair value of these securities at December 31, 2005, 2004 and 2003 are as follows.

                                    DECEMBER 31,
                           ------------------------------
                             2005       2004       2003
                           --------   --------   --------
                                   (IN THOUSANDS)
Aggregate carrying value   $657,436   $766,448   $693,983
                           ========   ========   ========
Aggregate fair value       $654,636   $765,453   $693,044
                           ========   ========   ========

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PREMISES AND EQUIPMENT

On December 30, 2005, the Company purchased the corporate headquarters of BankWest of Nevada for a total acquisition price of approximately $16.3 million. The location was previously leased by the Company. In connection with this purchase, the Company assumed a note on the building. The note amount at December 31, 2005 is $9.8 million, has a fixed interest rate of 8.79%, and matures in 2010. The note is secured by the purchased building.

OTHER ASSETS

During the third quarter of 2005, we purchased $24.0 million of bank owned life insurance to offset the cost of employee benefits.

DEPOSITS

Deposits historically have been the primary source of funding our asset growth. As of December 31, 2005, total deposits were $2.4 billion, compared to $1.8 billion as of December 31, 2004 and $1.1 billion as of December 31, 2003. The increase in total deposits is attributable to our ability to attract a stable base of low-cost deposits. As of December 31, 2005, non-interest bearing deposits were $980.0 million, compared to $749.6 million as of December 31, 2004 and $441.2 million as of December 31, 2003. As of December 31, 2005, title company deposits comprised 31.9% of our total non-interest bearing deposits. Interest-bearing accounts have also experienced growth. As of December 31, 2005, interest-bearing deposits were $1.4 billion, compared to $1.0 billion and $653.5 million as of December 31, 2004 and 2003, respectively. Interest-bearing deposits are comprised of NOW accounts, savings and money market accounts, certificates of deposit under $100,000, and certificates of deposit over $100,000.

The average balances and weighted average rates paid on deposits for the years ended December 31, 2005, 2003 and 2002, are presented below.

                                                           YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------
                                       2005 AVERAGE          2004 AVERAGE          2003 AVERAGE
                                          BALANCE     RATE      BALANCE     RATE      BALANCE     RATE
                                       ------------   ----   ------------   ----   ------------   ----
                                                               ($ IN THOUSANDS)
Interest checking (NOW)                 $  109,415    0.54%   $   73,029    0.19%    $ 51,723     0.18
Savings and money market                   827,886    2.04       561,744    1.35      336,012     1.30
Time                                       287,083    2.80       214,515    2.05      158,418     2.34
                                        ----------            ----------             --------
   Total interest-bearing deposits       1,224,384    2.09       849,288    1.43      546,153     1.49
Non-interest bearing demand deposits       845,581      --       600,790      --      345,274       --
                                        ----------            ----------             --------
   TOTAL DEPOSITS                       $2,069,965    1.23%   $1,450,078    0.84%    $891,427     0.92
                                        ==========            ==========             ========

The remaining maturity for certificates of deposit of $100,000 or more as of December 31, 2005 is presented in the following table.

                   DECEMBER 31, 2005
                   -----------------
                     (IN THOUSANDS)
3 months or less        $171,135
3 to 6 months             76,349
6 to 12 months            60,137
Over 12 months             8,584
                        --------
Total                   $316,205
                        ========

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain three minimum capital ratios. Tier 1 risk-based capital ratio compares "Tier 1" or "core" capital, which consists principally of common equity, and risk-weighted assets for a minimum ratio of at least 4%.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES (continued)

Total risk-based capital ratio compares total capital, which consists of Tier 1 capital, certain forms of subordinated debt, a portion of the allowance for loan losses, and preferred stock, to risk-weighted assets for a minimum ratio of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets and certain off-balance sheet obligations by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for some types of loans, and adding the products together.

The following table provides a comparison of our risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated.

                                                                 ADEQUATELY-        MIMIMUM FOR
                                                                 CAPITALIZED     WELL-CAPITALIZED
                                                ACTUAL        REQUIREMENTS (1)     REQUIREMENTS
                                           ----------------   ----------------   ----------------
AS OF DECEMBER 31, 2005                     AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
-----------------------                    --------   -----   --------   -----   --------   -----
                                                              ($ IN THOUSANDS)
Total Capital (to Risk Weighted Assets)
   BankWest of Nevada                      $148,180   11.1%   $106,877    8.0%   $133,597   10.0%
   Alliance Bank of Arizona                  50,374   10.5      38,371    8.0      47,963   10.0
   Torrey Pines Bank                         37,498   10.8      27,673    8.0      34,591   10.0
   Company                                  300,198   13.8     173,759    8.0     217,198   10.0
Tier I Capital (to Risk Weighted Assets)
   BankWest of Nevada                       135,607   10.2      53,439    4.0      80,158    6.0
   Alliance Bank of Arizona                  44,817    9.3      19,185    4.0      28,778    6.0
   Torrey Pines Bank                         33,981    9.8      13,836    4.0      20,755    6.0
   Company                                  278,550   12.8      86,879    4.0     130,319    6.0
Leverage ratio (to Average Assets)
   BankWest of Nevada                       135,607    7.4      73,422    4.0      91,777    5.0
   Alliance Bank of Arizona                  44,817    8.8      20,368    4.0      25,460    5.0
   Torrey Pines Bank                         33,981    8.7      15,608    4.0      19,510    5.0
   Company                                  278,550   10.2     109,727    4.0     137,159    5.0

(1) Alliance Bank of Arizona and Torrey Pines Bank have agreed to maintain a Tier 1 capital ratio of at least 8% for the first three years of their existence.

We were well capitalized at all the banks and the holding company as of December 31, 2005.

SUBORDINATED DEBT

In order to manage our capital position more efficiently, we formed BankWest Nevada Capital Trust I and BankWest Nevada Capital Trust II, both Delaware statutory trusts, for the sole purpose of issuing trust preferred securities.

BankWest Nevada Capital Trust I. During the third quarter of 2001, BankWest Nevada Capital Trust I was formed with $464,000 in capital and issued 15,000 Floating Rate Cumulative Trust Preferred Securities, or trust preferred securities, with a liquidation value of $1,000 per security, for gross proceeds of $15.0 million. The entire proceeds of the issuance were invested by BankWest Nevada Capital Trust I in $15.5 million of Floating Rate Junior Subordinated Debentures issued by us, with identical maturity, repricing, and payment terms as the trust preferred securities. The subordinated debentures represent the sole assets of BankWest Nevada Capital Trust I and mature on July 25, 2031. The interest rate as of December 31, 2005 was 8.45% based on 6-month LIBOR plus 3.75% with repricing occurring and interest payments due semiannually. Proceeds of $10 million was invested in BankWest of Nevada. The remaining proceeds were retained by Western Alliance for general corporate purposes.

The subordinated debentures are redeemable by us, subject to our receipt of prior approval from the Federal Reserve of San Francisco, on any January 25th or July 25th on or after July 25, 2006, at the redemption price. The redemption price is at a premium for a redemption occurring prior to July 25, 2011 as set forth in the following table plus accrued and unpaid interest.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUBORDINATED DEBT (continued)

YEAR BEGINNING            PERCENTAGE
--------------            ----------
July 25, 2006             107.6875%
July 25, 2007             106.1500%
July 25, 2008             104.6125%
July 25, 2009             103.0750%
July 25, 2010             101.5375%
July 25, 2011 and after   100.0000%

In the event of redemption under a special event occurring prior to July 25, 2006, the price of redemption is the greater of 100% of the principal amount and the sum of the present values of the principal amount and the premium payable as part of the redemption price together with the present value of interest payments calculated at a fixed per annum rate of interest equal to 10.25% over the remaining life of the security discounted to the special redemption date on a semi-annual basis at the Treasury rate plus 0.50% plus accrued and unpaid interest. Holders of the trust preferred securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate of 8.45% as of December 31, 2005. The rate will be adjusted to equal the 6-month LIBOR plus 3.75% for each successive period beginning January 25 of each year provided, however, that prior to July 25, 2011, such annual rate shall not exceed 12.5%. BankWest Nevada Capital Trust I has the option to defer payment of the distributions for a period of up to five years, but during any such deferral, we would be restricted from paying dividends on our common stock.

BankWest Nevada Capital Trust II. During the fourth quarter of 2002, BankWest Nevada Capital Trust II was formed with $464,000 in capital and issued 15,000 Floating Rate Cumulative Trust Preferred Securities, or trust preferred securities, with a liquidation value of $1,000 per security, for gross proceeds of $15.0 million. The entire proceeds of the issuance were invested by BankWest Nevada Capital Trust II in $15.5 million of Floating Rate Junior Subordinated Debentures issued by us, with identical maturity, repricing, and payment terms as the trust preferred securities. The subordinated debentures represent the sole assets of BankWest Nevada Capital Trust II and mature January 7, 2033. The interest rate as of December 31, 2005 was 7.89% based on 3-month LIBOR plus 3.35% with repricing occurring and interest payments due quarterly. All of the net proceeds were retained by Western Alliance.

The subordinated debentures are redeemable by us, subject to our receipt of prior approval from the Federal Reserve of San Francisco, on any January 7th, April 7th, July 7th, or October 7th on or after January 7, 2008, at the redemption price. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture occurring prior to January 7, 2008 which is the greater of 100% of the principal amount and the sum of the present values of the principal amount together with the present value of interest payments calculated at a fixed per annum rate of interest equal to 7.125% over the remaining life of the security discounted to the special redemption date on a quarterly basis at the Treasury rate plus 0.50% plus accrued and unpaid interest. Holders of the trust preferred securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate of 7.89% as of December 31, 2005. The rate will be adjusted to equal the 3-month LIBOR plus 3.35% for each successive period beginning January 7 of each year provided, however, that prior to January 7, 2008, such annual rate shall not exceed 12.5%. BankWest Nevada Capital Trust II has the option to defer payment of the distributions for a period of up to five years, but during any such deferral, we would be restricted from paying dividends on our common stock.

A special event under which the trust preferred securities could be redeemed includes a Tax Event, Capital Treatment Event, or an Investment Company Event. A Tax Event includes any amendment or change in the laws or regulations of a taxing authority, an official administrative pronouncement, or a judicial decision interpreting or applying such laws or regulations that would subject the trust to federal income tax, interest payable would not be deductible in whole or part for federal income tax purposes, or subject the trust to more than a de minimis amount of other taxes, duties, assessments or other government charges. A Capital Treatment Event includes any amendment or change in the laws or an official administrative pronouncement to treat the amount equal to the aggregate liquidation amount of the capital securities as Tier 1 Capital for purposes of the capital adequacy guidelines of the Federal Reserve. An Investment Company Event includes changes, interpretation or application of laws or regulations that would require the trust to be registered under the Investment Company Act.

We have guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities. We own 100% of the common securities in the trusts. For financial reporting purposes, our investment in the trusts is accounted for under the equity method and is included in other assets on the accompanying consolidated balance sheet. The subordinated debentures issued and guaranteed by us and held by the trust are reflected on our consolidated balance sheet in accordance with provisions

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUBORDINATED DEBT (continued)

of Interpretation No. 46 issued by the Financial Accounting Standards Board, or FASB, No. 46, Consolidation of Variable Interest Entities. Under applicable regulatory guidelines, all of the trust preferred securities currently qualify as Tier 1 capital, although this classification is subject to future change.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

We routinely enter into contracts for services in the conduct of ordinary business operations which may require payment for services to be provided in the future and may contain penalty clauses for early termination of the contracts. To meet the financing needs of our customers, we are also parties to financial instruments with off-balance sheet risk including commitments to extend credit and standby letters of credit. We have also committed to irrevocably and unconditionally guarantee the following payments or distributions with respect to the holders of preferred securities to the extent that BankWest Nevada Trust I and BankWest Nevada Trust II have not made such payments or distributions: (1) accrued and unpaid distributions, (2) the redemption price, and (3) upon a dissolution or termination of the trust, the lesser of the liquidation amount and all accrued and unpaid distributions and the amount of assets of the trust remaining available for distribution. We do not believe that these off-balance sheet arrangements have or are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources. However, there can be no assurance that such arrangements will not have a future effect.

Long-Term Borrowed Funds.We also have entered into long-term contractual obligations consisting of advances from Federal Home Loan Bank (FHLB). These advances are secured with collateral generally consisting of securities. As of December 31, 2005, these long-term FHLB advances totaled $63.7 million and will mature by December 31, 2007. Interest payments are due semi-annually. The weighted average rate of the long-term FHLB advances as of December 31, 2005 was 2.63%.

The following table sets forth our significant contractual obligations as of December 31, 2005.

                                                                LESS THAN     1-3       3-5      AFTER
CONTRACTUAL OBLIGATIONS                                TOTAL      1 YEAR     YEARS     YEARS    5 YEARS
-----------------------                              --------   ---------   -------   -------   -------
                                                                       (IN THOUSANDS)
Long term borrowed funds                             $ 73,512    $34,501    $29,528   $ 9,483   $    --
Junior subordinated deferrable interest debentures     30,928         --         --        --    30,928
Operating lease obligations                            16,407      2,053      4,278     4,042     6,034
                                                     --------    -------    -------   -------   -------
Total                                                $120,847    $36,554    $33,806   $13,525   $36,962
                                                     ========    =======    =======   =======   =======

Our commitments associated with outstanding letters of credit, commitments to extend credit, and credit card guarantees as of December 31, 2005 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

                                          AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                          ------------------------------------------
                                 TOTAL     LESS THAN     1-3       3-5       AFTER
OTHER COMMITMENTS               AMOUNTS      1 YEAR     YEARS     YEARS     5 YEARS
-----------------              --------    ---------   -------   -------   --------
                                                  (IN THOUSANDS)
Commitments to extend credit   $750,349     $543,529   $77,566   $10,051   $119,203
Credit card guarantees            7,616        7,616        --        --         --
Standby letters of credit        28,720       12,400    15,022     1,298         --
                               --------     --------   -------   -------   --------
Total                          $786,685     $563,545   $92,588   $11,349   $119,203
                               ========     ========   =======   =======   ========

Short-Term Borrowed Funds. Short-term borrowed funds are used to support liquidity needs created by seasonal deposit flows, to temporarily satisfy funding needs from increased loan demand, and for other short-term purposes. The majority of these short-term borrowed funds consist of advances from FHLB. The borrowing capacity at FHLB is determined based on collateral pledged, generally consisting of securities, at the time of borrowing. We also have borrowings from other sources pledged by securities including securities sold under agreements to repurchase, which are reflected at the amount of cash received in connection with the transaction, and may require additional collateral based on the fair value of the underlying securities. As of December 31, 2005, total short-term borrowed funds were $85.2 million with a weighted average interest rate at period end of 2.85%, compared to total short-term borrowed funds of $185.5 million as of December 31, 2004 with a weighted average interest rate at year end of 2.23%. The decrease of $100.3 million was, in general, a result of short-term advances that had matured and were replaced by other sources of funding.

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS (continued)

The following table sets forth certain information regarding FHLB advances and repurchase agreements at the dates or for the periods indicated.

                                                         DECEMBER 31,
                                                ------------------------------
                                                  2005       2004       2003
                                                --------   --------   --------
                                                       ($ IN THOUSANDS)
FHLB Advances and other:
   Maximum month-end balance                    $155,400   $174,200   $163,211
   Balance at end of year                          7,000    159,900    163,211
   Average balance                                71,075    186,662     69,319
Customer Repurchase Accounts:
   Maximum month-end balance                    $ 78,170   $ 78,050   $ 78,050
   Balance at end of year                         78,170     25,594     78,050
   Average balance                                46,628     52,513     41,939
Total Short-Term Borrowed Funds                 $ 85,170   $185,494   $241,261
Weighted average interest rate at end of year       2.85%      2.23%      1.31%
Weighted average interest rate during year          2.75%      1.87%      1.50%

Since growth in core deposits may be at intervals different from loan demand, we may follow a pattern of funding irregular growth in assets with short-term borrowings, which are then replaced with core deposits. This temporary funding source is likely to be utilized for generally short-term periods, although no assurance can be given that this will, in fact, occur.

LIQUIDITY

The ability to have readily available funds sufficient to repay fully maturing liabilities is of primary importance to depositors, creditors and regulators. Our liquidity, represented by cash and due from banks, federal funds sold and available-for-sale securities, is a result of our operating, investing and financing activities and related cash flows. In order to ensure funds are available at all times, on at least a quarterly basis, we project the amount of funds that will be required and maintain relationships with a diversified customer base so funds are accessible. Liquidity requirements can also be met through short-term borrowings or the disposition of short-term assets. We have borrowing lines at correspondent banks totaling $84.0 million. In addition, securities are pledged to the FHLB totaling $472.0 million on total borrowings from the FHLB of $70.7 million as of December 31, 2005. As of December 31, 2005, we had $82.9 million in securities available to be sold or pledged to the FHLB.

We have a formal liquidity policy, and in the opinion of management, our liquid assets are considered adequate to meet our cash flow needs for loan funding and deposit cash withdrawal for the next 60 to 90 days. At December 31, 2005, we had $807.7 million in liquid assets comprised of $174.3 million in cash and cash equivalents (including federal funds sold of $63.2 million) and $633.4 million in available-for-sale securities.

The pending acquisitions discussed in Note 21 to the Consolidated Financial Statements are expected to result in a total cash outlay of between $80 million and $125 million. We intend to fund these acquisitions with cash held at the holding company and through the issuance of trust preferred securities.

On a long-term basis, our liquidity will be met by changing the relative distribution of our asset portfolios, for example, reducing investment or loan volumes, or selling or encumbering assets. Further, we will increase liquidity by soliciting higher levels of deposit accounts through promotional activities and/or borrowing from our correspondent banks as well as the Federal Home Loan Bank of San Francisco. At the current time, our long-term liquidity needs primarily relate to funds required to support loan originations and commitments and deposit withdrawals. All of these needs can currently be met by cash flows from investment payments and maturities, and investment sales if the need arises.

Our liquidity is comprised of three primary classifications: (i) cash flows from operating activities; (ii) cash flows used in investing activities; and (iii) cash flows provided by or used in financing activities. Net cash provided by operating activities consists primarily of net income adjusted for changes in certain other asset and liability accounts and certain non-cash income and expense items such as the loan loss provision, investment and other amortizations and depreciation. For the years ended December 31, 2005, 2004 and 2003 net cash provided by operating activities was $34.4, $27.3 million and $12.7 million, respectively.

Our primary investing activities are the origination of real estate, commercial and consumer loans and purchase and sale of securities. Our net cash provided by and used in investing activities has been primarily influenced by our loan and securities activities.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY (continued)

The net increase in loans for the years ended December 31, 2005, 2004 and 2003 was $604.8 million, $455.5 million and $268.8 million, respectively. Proceeds from maturities and sales of securities, net of purchases of securities available-for-sale and held-to-maturity for the year ended December 31, 2005 were $50.3 million. Net purchases of securities for the years ended December 31, 2004 and 2003 were $133.5 million and $514.0 million, respectively.

Net cash provided by financing activities has been impacted significantly by increases in deposit levels. During the years ended December 31, 2005, 2004 and 2003, deposits increased by $637.8 million, $661.4 million and $374.3 million, respectively. In the year ended December 31, 2005, we completed our initial public offering, resulting in net proceeds of $85.1 million.

Our federal funds sold increased $40.1 million from December 31, 2004 to December 31, 2005. This is due to the growth in our deposits combined with the decrease of our investment portfolio over the same period.

Federal and state banking regulations place certain restrictions on dividends paid by the Banks to Western Alliance. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of each Bank. Dividends paid by the Banks to the Company would be prohibited if the effect thereof would cause the respective Bank's capital to be reduced below applicable minimum capital requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending, investing and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We do not have any market risk sensitive instruments entered into for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities.

Management uses various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited within our guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and management of the deployment of our securities are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Interest rate risk is addressed by our each bank's respective Asset Liability Management Committee, or ALCO, which is comprised of senior finance, operations, human resources and lending officers. ALCO monitors interest rate risk by analyzing the potential impact on the net economic value of equity and net interest income from potential changes in interest rates, and consider the impact of alternative strategies or changes in balance sheet structure. We manage our balance sheet in part to maintain the potential impact on economic value of equity and net interest income within acceptable ranges despite changes in interest rates.

Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in economic value of equity in the event of hypothetical changes in interest rates. If potential changes to net economic value of equity and net interest income resulting from hypothetical interest rate changes are not within the limits established by each bank's Board of Directors, the respective Board of Directors may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

Economic Value of Equity. We measure the impact of market interest rate changes on the net present value of estimated cash flows from our assets, liabilities and off-balance sheet items, defined as economic value of equity, using a simulation model. This simulation model assesses the changes in the market value of interest rate sensitive financial instruments that would occur in response to an instantaneous and sustained increase or decrease (shock) in market interest rates.

At December 31, 2005, our economic value of equity exposure related to these hypothetical changes in market interest rates was within the current guidelines established by us. The following table shows our projected change in economic value of equity for this set of rate shocks at December 31, 2005.

                              ECONOMIC VALUE OF EQUITY
                         ----------------------------------
                                    PERCENTAGE   PERCENTAGE   PERCENTAGE OF
                         ECONOMIC     CHANGE      OF TOTAL        EQUITY
INTEREST RATE SCENARIO     VALUE     FROM BASE     ASSETS       BOOK VALUE
----------------------   --------   ----------   ----------   -------------
                                           ($ IN MILLIONS)
Up 300 basis points       $465.7        2.4%        16.3%         190.7%
Up 200 basis points        463.6        1.9         16.2          189.8
Up 100 basis points        459.5        1.0         16.1          188.2
BASE                       455.0         --         15.9          186.3
Down 100 basis points      445.4       (2.1)        15.6          182.4
Down 200 basis points      429.2       (5.7)        15.0          175.8
Down 300 basis points      403.9      (11.2)        14.1          165.4

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative and Qualitative Disclosures About Market Risk (continued) The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, asset prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may undertake in response to changes in interest rates. Actual amounts may differ from the projections set forth above should market conditions vary from the underlying assumptions.

Net Interest Income Simulation. In order to measure interest rate risk at December 31, 2005, we used a simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis calculates the difference between net interest income forecasted using a rising and a falling interest rate scenario and a net interest income using a base market interest rate derived from the current treasury yield curve. The income simulation model includes various assumptions regarding the re-pricing relationships for each of our products. Many of our assets are floating rate loans, which are assumed to re-price immediately, and proportional to the change in market rates, depending on their contracted index. Some loans and investments include the opportunity of prepayment (embedded options), and accordingly the simulation model uses indexes to estimate these prepayments and reinvest their proceeds at current yields. Our non-term deposit products re-price more slowly, usually changing less than the change in market rates and at our discretion.

This analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It assumes the balance sheet remains static and that its structure does not change over the course of the year. It does not account for all factors that impact this analysis, including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to our credit risk profile as interest rates change.

Furthermore, loan prepayment rate estimates and spread relationships change regularly. Interest rate changes create changes in actual loan prepayment rates that will differ from the market estimates incorporated in this analysis. Changes that vary significantly from the assumptions may have significant effects on our net interest income.

For the rising and falling interest rate scenarios, the base market interest rate forecast was increased and decreased over twelve months by 300 basis points. At December 31, 2005, our net interest margin exposure related to these hypothetical changes in market interest rates was within the current guidelines established by us.

                              SENSITIVITY OF NET
                                INTEREST INCOME
                         ----------------------------
                                           PERCENTAGE
                           ADJUSTED NET      CHANGE
Interest Rate Scenario   INTEREST INCOME    FROM BASE
----------------------   ---------------   ----------
                                (IN MILLIONS)
Up 300 basis points           $118.7           4.7%
Up 200 basis points            118.1           4.1
Up 100 basis points            116.5           2.7
BASE                           113.4            --
Down 100 basis points          110.4          (2.6)
Down 200 basis points          108.5          (4.3)
Down 300 basis points          107.9          (4.9)

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT ACCOUNTING PRONOUNCEMENTS

FAS NO. 123(R), SHARED-BASED PAYMENT, REVISED DECEMBER 2004

In December 2004, the Financial Accounting Standards Board published FASB Statement No. 123 (revised 2004), Share-Based Payment, or FAS 123(R). FAS
123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. Modifications of share-based payments will be treated as replacement awards with the cost of the incremental value recorded in the financial statements.

The Statement will be effective at the beginning of the first quarter of 2006. As of the effective date, we will apply the Statement using a modified version of prospective application. Under that transition method, compensation cost will be recognized for (1) all awards granted after the required effective date and to awards modified, cancelled, or repurchased after that date and (2) the portion of awards granted subsequent to completion of an IPO and prior to the effective date for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated for pro forma disclosures under SFAS 123.

The impact of this Statement on the Company in 2006 and beyond will depend on various factors; among them being our future compensation strategy. We estimate that the Company will incur stock option compensation expense of approximately $435,000 for the year ended December 31, 2006 related to the adoption of FAS123(R), $307,000 of which is expected to be tax-effected. A significant amount of the pro forma compensation costs have been calculated using a minimum value method and may not be indicative of amounts which shall be expensed in future periods.

SOP 03-3, ACCOUNTING FOR CERTAIN LOANS AND DEBT SECURITIES ACQUIRED IN A
TRANSFER

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans and Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for acquired loans that show evidence of having deteriorated in terms of credit quality since their origination and for which a loss is deemed probable of occurring. SOP 03-3 requires acquired loans to be recorded at their fair value, defined as the present value of future cash flows including interest income, to be recognized over the life of the loan. SOP 03-3 prohibits the carryover of an allowance for loan loss on certain acquired loans within its scope considered in the future cash flows assessment. In relation to the pending acquisitions discussed in Note 21 to our Consolidated Financial Statements, we do not expect SOP 03-3 will have a material effect on the Company's consolidated financial statements.

WESTERN ALLIANCE BANCORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
WESTERN ALLIANCE BANCORPORATION
LAS VEGAS, NEVADA

                                                    MCGLADREY & PULLEN
                                                    Certified Public Accountants

     We have audited the accompanying consolidated balance sheets of Western Alliance Bancorporation and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mistatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Alliance Bancorporation and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

MCGLADREY & PULLEN, LLP

Las Vegas, Nevada
February 10, 2006

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

($ in thousands, except per share amounts)                        2005         2004
                                                               ----------   ----------
ASSETS
Cash and due from banks                                        $  111,150   $   92,282
Federal funds sold and other                                       63,186       23,115
                                                               ----------   ----------
         CASH AND CASH EQUIVALENTS                                174,336      115,397
                                                               ----------   ----------
Securities held to maturity (approximate fair value $112,601
   and $128,984, respectively)                                    115,171      129,549
Securities available for sale                                     633,362      659,073
Gross loans, including net deferred loan fees                   1,793,337    1,188,535
Less: Allowance for loan losses                                   (21,192)     (15,271)
                                                               ----------   ----------
         LOANS, NET                                             1,772,145    1,173,264
                                                               ----------   ----------
Premises and equipment, net                                        58,430       29,364
Bank owned life insurance                                          51,834       26,170
Investment in Federal Home Loan Bank stock                         14,456       15,097
Accrued interest receivable                                        10,545        8,359
Deferred tax assets, net                                           10,807        5,949
Goodwill                                                            3,946        3,946
Other intangible assets, net of accumulated amortization of
   $405 and $183, respectively                                      1,218        1,440
Other assets                                                       11,021        9,241
                                                               ----------   ----------
         TOTAL ASSETS                                          $2,857,271   $2,176,849
                                                               ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Non-interest bearing demand deposits                        $  980,009   $  749,550
   Interest bearing deposits:
      Demand                                                      122,262      103,723
      Savings and money market                                    949,582      665,425
      Time, $100 and over                                         316,205      219,451
      Other time                                                   25,754       17,887
                                                               ----------   ----------
                                                                2,393,812    1,756,036
   Customer repurchase agreements                                  78,170       25,594
   Federal Home Loan Bank advances and other borrowings
      One year or less                                              7,000      159,900
      Over one year                                                73,512       63,700
   Junior subordinated debt                                        30,928       30,928
   Accrued interest payable and other liabilities                  29,626        7,120
                                                               ----------   ----------
         TOTAL LIABILITIES                                      2,613,048    2,043,278
                                                               ----------   ----------
Commitments and Contingencies (Notes 6, 9, 10 and 11)

Stockholders' Equity
Preferred stock, par value $.0001; shares authorized
   20,000,000; no shares issued and outstanding 2005 and
   2004                                                               --            --
Common stock, par value $.0001; shares authorized
   100,000,000; shares issued and outstanding 2005: 22,810,
   491; 2004: 18,249,554                                                2            2
Additional paid-in capital                                        167,996       80,459
Retained earnings                                                  86,281       58,216
Deferred compensation - restricted stock                             (364)          --
Accumulated other comprehensive loss - net unrealized on
   available for sale loss securities                              (9,692)      (5,106)
                                                               ----------   ----------
         TOTAL STOCKHOLDERS' EQUITY                               244,223      133,571
                                                               ----------   ----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $2,857,271   $2,176,849
                                                               ==========   ==========

See Notes to Consolidated Financial Statements.

WESTERN ALLIANCE BANCORPORATION

CONSOLIDATED STATEMENTS OF INCOME

                                                        YEARS ENDED DECEMBER 31,
                                                        2005, 2004 AND 2003

($ in thousands, except per share amounts)                           2005       2004      2003
                                                                   --------   -------   -------
Interest income on:
   Loans, including fees                                           $102,481   $59,311   $36,792
   Securities - taxable                                              29,099    30,373    15,938
   Securities - nontaxable                                              394       341       346
   Dividends - taxable                                                  595       537       169
   Federal funds sold and other                                       2,341       293       578
                                                                   --------   -------   -------
      TOTAL INTEREST INCOME                                         134,910    90,855    53,823
                                                                   --------   -------   -------
Interest expense on:
   Deposits                                                          25,546    12,123     8,158
   FHLB advances and other borrowings, short-term                     3,234     4,472     1,671
   FHLB advances and other borrowings, long-term                      1,675     1,586     1,475
   Junior subordinated debt                                           2,113     1,539     1,494
                                                                   --------   -------   -------
      TOTAL INTEREST EXPENSE                                         32,568    19,720    12,798
                                                                   --------   -------   -------
      NET INTEREST INCOME                                           102,342    71,135    41,025
Provision for loan losses                                             6,179     3,914     5,145
                                                                   --------   -------   -------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            96,163    67,221    35,880
                                                                   --------   -------   -------
Other income:
   Trust and investment advisory services                             5,699     2,896        --
   Service charges                                                    2,495     2,333     1,998
   Income from bank owned life insurance                              1,664     1,203       967
   Investment securities gains (losses), net                             69        19      (265)
   Other                                                              2,211     2,275     1,570
                                                                   --------   -------   -------
                                                                     12,138     8,726     4,270
                                                                   --------   -------   -------
Other expense:
   Salaries and employee benefits                                    36,816    25,590    15,615
   Occupancy                                                          9,819     7,309     4,820
   Customer service                                                   3,720     1,998       752
   Advertising, public relations and business development             2,806     1,672       989
   Legal, professional and director fees                              2,051     1,405     1,111
   Correspondent banking service charges and wire transfer costs      1,651     1,260       512
   Audits and exams                                                   1,538       935       435
   Supplies                                                           1,083       838       619
   Data processing                                                    1,053       641       466
   Telephone                                                            759       578       424
   Insurance                                                            752       540       305
   Travel and automobile                                                684       467       261
   Organizational costs                                                  --        --       604
   Other                                                              2,132     1,696       377
                                                                   --------   -------   -------
                                                                     64,864    44,929    27,290
                                                                   --------   -------   -------
      INCOME BEFORE INCOME TAXES                                     43,437    31,018    12,860
Income tax expense                                                   15,372    10,961     4,171
                                                                   --------   -------   -------
      NET INCOME                                                   $ 28,065   $20,057   $ 8,689
                                                                   ========   =======   =======
Earnings per share:
   Basic                                                           $   1.36   $  1.17   $  0.61
                                                                   ========   =======   =======
   Diluted                                                         $   1.24   $  1.09   $  0.59
                                                                   ========   =======   =======

See Notes to Consolidated Financial Statements.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                        YEARS ENDED DECEMBER 31,
                                                        2005, 2004 AND 2003


                                                                 Common Stock
                                                              ------------------  Additional
                                               Comprehensive    Shares              Paid-in   Treasury
Description                                       Income        Issued    Amount    Capital     Stock
-----------                                    -------------  ----------  ------  ----------  --------
                                                                   ($ in thousands)
Balance, December 31, 2002                                    13,908,279    $ 1    $ 35,693   $(2,372)
Stock options exercised, including tax
   benefit of $256                                               108,042     --         434        --
Issuance of 711,310 shares of common stock
   $7.03 per share, net of offering cost of
   $116                                                          711,310     --       4,884        --
Issuance of 2,297,560 shares of common stock
   at $9 per share, net of offering costs of
   $55                                                         2,297,560      1      20,622        --
Issuance of 100,000 shares of common stock at
   $9 per share in connection with merger                        100,000     --         900        --
Treasury stock purchased at $9 per share
   (75,338 shares)                                                    --     --          --      (678)
Retirement of treasury stock                                    (443,918)    --          --     3,050
Comprehensive income:
   Net income                                     $ 8,689             --     --          --        --
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $2,602            (5,018)
      Less reclassification adjustment for
         losses included in net income, net
         of taxes of $90                              175
                                                  -------
      Net unrealized holding losses                (4,843)            --     --          --        --
                                                  -------
                                                  $ 3,846
                                                  =======
                                                              ----------    ---    --------   -------
Balance, December 31, 2003                                    16,681,273      2      62,533        --
Stock options exercised                                           97,800     --         415        --
Stock warrants exercised                                          20,481     --         156        --
Issuance of 1,250,000 shares of common stock
   at $12 per share, net of offering costs of
   $45                                                         1,250,000     --      14,955        --
Issuance of 200,000 shares of common stock at
   $12 per share, in connection with merger                      200,000     --       2,400        --
Comprehensive income:
   Net income                                     $20,057             --     --          --        --
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $1,096            (1,850)
      Less reclassification adjustment for
         gains included in net income, net of
         taxes of $6                                 (13)
                                                  -------
      Net unrealized holding losses                (1,863)            --     --          --        --
                                                  -------
                                                  $18,194
                                                  =======
                                                              ----------    ---    --------   -------
Balance, December 31, 2004                                    18,249,554      2      80,459        --
Stock options exercised                                          228,114     --       1,222        --
Stock warrants exercised                                         105,823     --         806        --
Issuance of 4,200,000 shares of common stock,
   net of offering costs of $7,337                             4,200,000     --      85,063        --
Restricted stock granted                                          27,000     --         446        --
Compensation cost on restricted stock                                 --     --          --        --
Comprehensive income:
   Net income                                     $28,065             --     --          --        --
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $2,679            (4,541)
      Less reclassification adjustment for
         gains included in net income, net of
         taxes of $24                                 (45)
                                                  -------
      Net unrealized holding losses                (4,586)            --     --          --        --
                                                  -------
                                                  $23,479
                                                  =======
                                                              ----------    ---    --------   -------
BALANCE, DECEMBER 31, 2005                                    22,810,491    $ 2    $167,996    $   --
                                                              ==========    ===    ========   =======

                                                                        Accumulated
                                                           Deferred        Other
                                                         Compensation  Comprehensive
                                               Retained  - Restricted      Income
Description                                    Earnings      Stock         (Loss)       Total
-----------                                    --------  ------------  -------------  --------
                                                               ($ in thousands)
Balance, December 31, 2002                     $32,520       $  --        $ 1,600      $67,442
Stock options exercised, including tax
   benefit of $256                                  --          --             --          434
Issuance of 711,310 shares of common stock
   $7.03 per share, net of offering cost of
   $116                                             --          --             --        4,884
Issuance of 2,297,560 shares of common stock
   at $9 per share, net of offering costs of
   $55                                              --          --             --       20,623
Issuance of 100,000 shares of common stock at
   $9 per share in connection with merger           --          --             --          900
Treasury stock purchased at $9 per share
   (75,338 shares)                                                             --         (678)
Retirement of treasury stock                    (3,050)         --             --           --
Comprehensive income:
   Net income                                    8,689          --             --        8,689
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $2,602
      Less reclassification adjustment for
         losses included in net income, net of
         taxes of $90

      Net unrealized holding losses                 --          --         (4,843)      (4,843)



                                               -------       -----        -------     --------
Balance, December 31, 2003                      38,159          --         (3,243)      97,451
Stock options exercised                             --          --             --          415
Stock warrants exercised                            --          --             --          156
Issuance of 1,250,000 shares of common stock
   at $12 per share, net of offering costs of
   $45                                              --          --             --       14,955
Issuance of 200,000 shares of common stock at
   $12 per share, in connection with merger         --          --             --        2,400
Comprehensive income:
   Net income                                   20,057          --             --       20,057
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $1,096
      Less reclassification adjustment for
         gains included in net income, net
         of taxes of $6

      Net unrealized holding losses                 --          --         (1,863)      (1,863)



                                               -------       -----        -------     --------
Balance, December 31, 2004                      58,216          --         (5,106)     133,571
Stock options exercised                             --          --             --        1,222
Stock warrants exercised                            --          --             --          806
Issuance of 4,200,000 shares of common stock,
   net of offering costs of $7,337                  --          --             --       85,063
Restricted stock granted                            --        (446)            --           --
Compensation cost on restricted stock               --          82             --           82
Comprehensive income:
   Net income                                   28,065          --             --       28,065
   Other comprehensive income
      Unrealized holding losses on securities
         available for sale arising during the
         period, net of taxes of $2,679
      Less reclassification adjustment for
         gains included in net income, net of
         taxes of $24

      Net unrealized holding losses                 --          --         (4,586)      (4,586)



                                               -------       -----        -------     --------
BALANCE, DECEMBER 31, 2005                     $86,281       $(364)       $(9,692)    $244,223
                                               =======       =====        =======     ========

See Notes to Consolidated Financial Statements.

WESTERN ALLIANCE BANCORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

($ in thousands)                                                           2005        2004        2003
                                                                        ---------   ---------   ---------
Cash Flows from Operating Activities:
Net income                                                              $  28,065   $  20,057   $   8,689
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization                                         3,783       2,629       1,804
      Net amortization of securities premiums                               1,219       3,698       2,937
      Tax benefit from exercise of stock options                               --          --         256
      Stock dividends received, FHLB stock                                   (890)       (536)       (167)
      Provision for loan losses                                             6,179       3,914       5,145
      Deferred taxes                                                       (2,158)        (69)     (1,470)
      (Increase) in accrued interest receivable                            (2,186)     (1,970)     (2,811)
      (Increase) in bank-owned life insurance                              (1,664)     (1,203)       (967)
      (Increase) in other assets                                             (479)       (844)     (2,732)
      Increase in accrued interest payable and other liabilities            2,530       1,627       1,686
      Other, net                                                              (40)        (29)        326
                                                                        ---------   ---------   ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                         34,359      27,274      12,696
                                                                        ---------   ---------   ---------
Cash Flows from Investing Activities:
   Purchases of securities held to maturity                               (13,209)    (32,706)   (121,192)
   Proceeds from maturities of securities held to maturity                 27,373      35,241      11,416
   Purchases of securities available for sale                            (135,271)   (441,986)   (506,246)
   Proceeds from maturities of securities available for sale              152,707     305,908     102,051
   Proceeds from the sale of securities available for sale                 18,728      41,775      30,051
   Net cash (paid) received in settlement of acquisition                       --      (2,177)        246
   Liquidation (purchase) of Federal Home Loan Bank stock                   1,531      (1,933)    (10,908)
   Net increase in loans made to customers                               (574,456)   (434,531)   (268,828)
   Purchased mortgages                                                    (30,346)    (20,926)         --
   Purchase of premises and equipment                                     (22,756)    (13,899)     (7,071)
   Purchase of bank-owned life insurance                                  (24,000)         --     (24,000)
   Other, net                                                                (264)         --          --
                                                                        ---------   ---------   ---------
         NET CASH USED IN INVESTING ACTIVITIES                           (599,963)   (565,234)   (794,481)
                                                                        ---------   ---------   ---------
   Cash Flows from Financing Activities:
   Net increase in deposits                                               637,776     661,390     374,342
   Net (repayments) proceeds from borrowings                             (100,324)    (89,467)    288,661
   Proceeds from exercise of stock options and stock warrants               2,028         571         178
   Proceeds from stock issuance, net                                       85,063      14,955      25,507
   Repurchase of treasury stock                                                --          --        (678)
                                                                        ---------   ---------   ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                        624,543     587,449     688,010
                                                                        ---------   ---------   ---------
         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  58,939      49,489     (93,775)
Cash and Cash Equivalents, beginning of year                              115,397      65,908     159,683
                                                                        ---------   ---------   ---------
Cash and Cash Equivalents, end of year                                  $ 174,336   $ 115,397   $  65,908
                                                                        =========   =========   =========
Supplemental Disclosure of Cash Flow Information
   Cash payments for interest                                           $  32,373   $  19,601   $  11,675
   Cash payments for income taxes                                       $  17,481   $  10,129   $   4,855
Supplemental Disclosure of Noncash Investing and Financing
   Activities
   Acquisition of premises and equipment funded with borrowings         $   9,812   $      --   $      --
   Stock issued in connection with acquisitions                         $      --   $   2,400   $    $900
   Securities transferred from available for sale to held to maturity   $      --   $      --   $  16,862
   Purchase of available for sale securities pending settlement         $  20,000   $      --   $   9,750
   Retirement of treasury stock                                         $      --   $      --   $   3,050

See Notes to Consolidated Financial Statements.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Western Alliance Bancorporation is a bank holding company providing a full range of banking services to commercial and consumer customers through its wholly owned subsidiaries BankWest of Nevada, operating primarily in Nevada, Alliance Bank of Arizona, operating primarily in Arizona, Torrey Pines Bank, operating primarily in Southern California, Miller/Russell & Associates, Inc., operating in Nevada, Arizona and Southern California, and Premier Trust, Inc., operating in Nevada and Arizona. These entities are collectively referred to herein as the Company. Alliance Bank of Arizona and Torrey Pines Bank began operations during the year ended December 31, 2003. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and general industry practices.

A summary of the significant accounting policies of the Company follows:

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

PRINCIPLES OF CONSOLIDATION

With the exception of certain trust subsidiaries (Note 10) which do not meet the criteria for consolidation pursuant to Financial Accounting Standards Board
(FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, the consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, BankWest of Nevada, Alliance Bank of Arizona, Torrey Pines Bank (collectively referred to herein as the Banks), Miller/Russell & Associates, Inc., and Premier Trust, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

In February 2005, BW Real Estate, Inc. (a real estate investment trust) was formed as a wholly-owned subsidiary of BankWest of Nevada. Substantially all real estate loans owned by BankWest of Nevada were transferred to the subsidiary at that date. Substantially all mortgage-backed securities owned by BankWest of Nevada were transferred to the subsidiary during the second quarter of 2005.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Company and deposits are reported net.

The Company maintains amounts due from banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or general economic conditions. These securities are carried at amortized cost. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

Securities classified as available for sale are equity securities and those debt securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are reported at fair value with unrealized gains or losses reported as other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Purchase premiums and discounts are generally recognized in interest income using the interest method over the term of the securities. For mortgage-backed securities, estimates of prepayments are considered in the constant yield calculations.

Declines in the fair value of individual securities classified as available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses. In determining other-than-temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS

Loans are stated at the amount of unpaid principal, reduced by unearned net loan fees and allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior credit loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem credits, peer bank information, and current economic conditions that may affect the borrower's ability to pay. Due to the credit concentration of the Company's loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in Southern Nevada, Arizona and Southern California. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and state banking regulatory agencies, as an integral part of their examination processes, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan, pursuant to FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative and environmental factors, pursuant to FASB Statement No. 5 (FASB 5), Accounting for Contingencies.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

INTEREST AND FEES ON LOANS

Interest on loans is recognized over the terms of the loans and is calculated under the effective interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due.

The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days delinquent.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the loan. Commitment fees, based upon a percentage of a customer's unused line of credit, and fees related to standby letters of credit are recognized over the commitment period.

As a service for customers, the Company has entered into agreements with unaffiliated mortgage companies to complete applications, loan documents and perform pre-underwriting activities for certain residential mortgages. The mortgage loan pre-underwriting fees from these agreements are recognized as income when earned.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

TRANSFERS OF FINANCIAL ASSETS (continued)

(3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

BANK OWNED LIFE INSURANCE

Bank owned life insurance is stated at its cash surrender value. The face amount of the underlying policies is $138,771 as of December 31, 2005. There are no loans offset against cash surrender values, and there are no restrictions as to the use of proceeds.

FEDERAL HOME LOAN BANK STOCK

The Company's banks, as members of the Federal Home Loan Bank (FHLB) system, are required to maintain an investment in capital stock of the FHLB in an amount equal to 5% of its advances from the FHLB. These investments are recorded at cost since no ready market exists for them, and they have no quoted market value.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements. Depreciation and amortization is computed using the following estimated lives:

                           Years
                          ------
Bank premises             31
Equipment and furniture   5 - 10
Leasehold improvements    6 - 10

ORGANIZATION AND STAR T-UP COSTS

Organization and start-up costs were charged to operations as they were incurred pursuant to Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Organization and start-up costs charged to operations during the years ended December 31, 2003 were approximately $604. There were no organization and start-up costs charged to operations during the years ended December 31, 2005 and 2004.

OTHER INTANGIBLE ASSETS

Intangible assets consist of investment advisory and trust customer relationships, respectively, and are amortized over 6 and 10 years, respectively.

GOODWILL

Goodwill is reviewed periodically by management for impairment. No impairment charge was deemed necessary based on management's impairment analysis in 2005.

INCOME TAXES

Western Alliance Bancorporation and its subsidiaries, other than BW Real Estate, Inc., file a consolidated federal tax return. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryfor wards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

STOCK COMPENSATION PLANS

The Company has the 2005 Stock Incentive Plan (the Plan) which is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation):

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK COMPENSATION PLANS (continued)

                                                                  2005      2004     2003
                                                                -------   -------   ------
Net income:
   As reported                                                  $28,065   $20,057   $8,689
   Deduct total stock-based employee compensation expense
      determined under fair value based method for all awards    (1,011)     (696)    (440)
   Related tax benefit for non-qualified stock options               60        33        9
                                                                -------   -------   ------
   Pro forma                                                    $27,114   $19,394   $8,258
                                                                =======   =======   ======
Earnings per share:
   Basic - as reported                                          $  1.36   $  1.17   $ 0.61
   Basic - pro forma                                               1.32      1.13     0.58
   Diluted - as reported                                           1.24      1.09     0.59
   Diluted - pro forma                                             1.20      1.05     0.56

The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the Black-Scholes method for options granted after our June 2005 initial public offering (IPO), and the minimum value method for stock options granted in 2005 before the IPO, 2004 and 2003 with the following assumptions:

                                POST-IPO   PRE-IPO
                                  2005       2005     2004    2003
                                --------   -------   -----   ------
Expected life in years               6          7        7       7
Risk-free interest rate           4.21%      4.09%    3.93%   3.58%
Dividends rate                    None       None     None    None
Fair value per optional share    $8.91      $4.04    $2.84   $1.96
Volatility                          29%        NA       NA      NA

PREFERRED STOCK

No shares of preferred stock are issued and outstanding, and we have no current intent to issue preferred stock in the immediate future. The Board of Directors will have the authority, without further action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

OFF-BALANCE SHEET INSTRUMENTS

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

TRUST ASSETS AND INVESTMENT ADVISORY ASSETS UNDER MANAGEMENT

Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Company is not included in the consolidated balance sheet because they are not assets of the Company. Trust and investment advisory service income is recorded on an accrual basis. At December 31, 2005 and 2004, Premier Trust had $132 million and $80 million, respectively, in assets under management and $296 million and $208 million, respectively, in total trust assets. At December 31, 2005 and 2004, Miller/ Russell & Associates had $1.11 billion and $791 million, respectively, in assets under management.

FAIR VALUES OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2005 or 2004. The estimated fair value amounts for 2005 and 2004 have been measured as of their year end, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those dates. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at year end.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The information in Note 16 should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets.

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other companies or banks may not be meaningful.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash and cash equivalents

     The carrying amounts reported in the consolidated balance sheets for cash and due from banks and federal funds sold approximate their fair value.

     Securities

     Fair values for securities are based on quoted market prices where available or on quoted markets for similar securities in the absence of quoted prices on the specific security.

     Federal Home Loan Bank stock

     The Company's subsidiary banks are members of the Federal Home Loan Bank
     (FHLB) system and maintain an investment in capital stock of the FHLB. No ready market exists for the FHLB stock and it has no quoted market value.

     Loans

     For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Variable rate loans comprised approximately 57% and 58% of the loan portfolio at December 31, 2005 and 2004, respectively. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

     Accrued interest receivable and payable

     The carrying amounts reported in the consolidated balance sheets for accrued interest receivable and payable approximate their fair value.

     Deposit liabilities

     The fair value disclosed for demand and savings deposits is by definition equal to the amount payable on demand at their reporting date (that is, their carrying amount). The carrying amount for variable-rate deposit accounts approximates their fair value. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on these deposits. Substantially all of the Company's certificates of deposit at December 31, 2005 and 2004 mature in less than one year. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

     Federal Home Loan Bank and other borrowings

     The fair values of the Company's borrowings are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     Junior subordinated debt

     The carrying amounts reported in the consolidated balance sheets for junior subordinated debt instruments approximate their fair value due to the variable nature of these instruments.

     Off-balance sheet instruments

     Fair values for the Company's off-balance sheet instruments (lending commitments and standby letters of credit) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

EARNINGS PER SHARE

Diluted earnings per share is based on the weighted average outstanding common shares during each year, including common stock equivalents. Basic earnings per share is based on the weighted average outstanding common shares during the year.

Basic and diluted earnings per share, based on the weighted average outstanding shares, are summarized as follows:

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
EARNINGS PER SHARE (continued)

                                                   2005          2004          2003
                                               -----------   -----------   -----------
Basic:
   Net income applicable to common stock       $    28,065   $    20,057   $     8,689
   Average common shares outstanding            20,583,022    17,189,687    14,313,611
                                               -----------   -----------   -----------
   Earnings per share                          $      1.36   $      1.17   $      0.61
                                               ===========   ===========   ===========
Diluted:
   Net income applicable to common stock       $    28,065   $    20,057   $     8,689
                                               -----------   -----------   -----------
   Average common shares outstanding            20,583,022    17,189,687    14,313,611
   Stock option adjustment                       1,167,997       694,801       254,021
   Stock warrant adjustment                        915,142       520,632        45,541
                                               -----------   -----------   -----------
   Average common shares outstanding            22,666,161    18,405,120    14,613,173
                                               -----------   -----------   -----------
   Earnings per share                          $      1.24   $      1.09   $      0.59
                                               ===========   ===========   ===========

1,502,049 stock warrants are not included in the above calculations in the first, second and third quarters of 2003, and 6,250 stock options are not included in the above calculations in the third and fourth quarters of 2005 as the effect would have been anti- dilutive.

RECLASSIFICATIONS

Certain amounts in the consolidated financial statements as of and for the years ended December 31, 2004 and 2003 have been reclassified to conform with the current presentation. The reclassifications have no effect on net income or stockholders' equity as previously reported.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board published FASB Statement No. 123 (revised 2004), Share-Based Payment (FAS 123(R)). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. Modifications of share-based payments will be treated as replacement awards with the cost of the incremental value recorded in the financial statements.

The Statement will be effective for the Company at the beginning of the first quarter of 2006. As of the effective date, the Company will apply the Statement using a modified version of prospective application. Under that transition method, compensation cost will be recognized for (1) all awards granted after the required effective date and to awards modified, cancelled, or repurchased after that date and (2) the portion of awards granted subsequent to completion of an IPO and prior to the effective date for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated for pro forma disclosures under SFAS 123.

The impact of this Statement on the Company in 2006 and beyond will depend on various factors; among them being our future compensation strategy. We estimate that the Company will incur stock option compensation expense of approximately $435 for the year ended December 31, 2006 related to the adoption of FAS123(R), $307 of which is expected to be tax-effected. A significant amount of the pro forma compensation costs (in the stock compensation plans table above) have been calculated using a minimum value method and may not be indicative of amounts which shall be expensed in future periods.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans and Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for acquired loans that show evidence of having deteriorated in terms of credit quality since their origination and for which a loss is deemed probable of occurring SOP 03-3 requires acquired loans to be recorded at their fair value, defined as the present value of future cash flows including interest income, to be recognized over the life of the loan. SOP 03-3 prohibits the carryover of an allowance for loan loss on certain acquired loans within its scope considered in the future cash flows assessment. In relation to the pending acquisitions discussed in Note 21, we do not expect SOP 03-3 will have a material effect on the Company's consolidated financial statements.

NOTE 2. MERGERS AND ACQUISITION ACTIVITY

On May 17, 2004, the Company acquired all of the outstanding stock of Miller/Russell & Associates, Inc., in exchange for 200,000 shares of the Company's stock, valued at $2,400, and $2,300 in cash plus direct expenses. The value of the common stock was consistent with a subsequent common stock offering. Goodwill recorded as a result of the acquisition totaled $3,946. Miller/Russell provides investment advisory services to clients primarily in Arizona, Southern Nevada and Southern California.

On December 30, 2003, the Company acquired all of the outstanding stock of Premier Trust, Inc. (formerly Premier Trust of Nevada, Inc.) in exchange for 100,000 shares of the Company's stock, valued at $900, and $100 in cash plus direct expenses. The value of

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 2. MERGERS AND ACQUISITION ACTIVITY (continued)

the common stock was based on a recent common stock offering. $673 in customer relationship intangible assets was recorded as a result of the acquisition. Premier Trust, Inc. provides a full range of trust services to clients primarily in Southern Nevada and Arizona.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the dates of acquisition:

                                         Miller/Russell   Premier Trust
                                         --------------   -------------
Cash                                         $  230           $  363
Furniture and equipment                          67               18
Customer relationship intangible asset          950              673
Goodwill                                      3,946               --
Other assets                                    463              103
                                             ------           ------
   Total assets acquired                      5,656            1,157
                                             ------           ------
Other liabilities assumed                       849              140
                                             ------           ------
   Net assets acquired                       $4,807           $1,017
                                             ======           ======

Of the $3,946 of goodwill, $1,931 is expected to be deductible for tax purposes.

The mergers were effected to allow the Company to provide its customers with a wider array of financial services. The results of operations of each acquired entity are included in the accompanying statements of operations since the respective acquisition date.

In January 2006, the Company announced two definitive agreements to acquire financial institutions in Las Vegas, Nevada. These agreements are discussed in more detail in Note 21.

NOTE 3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances was approximately $7,548 and $15,555 as of December 31, 2005 and 2004, respectively.

NOTE 4. SECURITIES

Carrying amounts and fair values of investment securities at December 31 are summarized as follows:

                                                                2005
                                           ----------------------------------------------
                                                          GROSS        GROSS
                                           AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                              COST        GAINS      (LOSSES)      VALUE
                                           ---------   ----------   ----------   --------
SECURITIES HELD TO MATURITY
U. S. Treasury securities                   $  3,498      $ --       $    (43)   $  3,455
Small Business Administration loan pools         426        --             (2)        424
Municipal obligations                          7,128       275             --       7,403
Mortgage-backed securities                   104,119        --         (2,800)    101,319
                                            --------      ----       --------    --------
                                            $115,171      $275       $ (2,845)   $112,601
                                            ========      ====       ========    ========
SECURITIES AVAILABLE FOR SALE
U.S. Government-sponsored agencies          $138,787      $ --       $ (1,209)   $137,578
Mortgage-backed securities                   429,490        14        (13,765)    415,739
Auction rate securities                       67,999        --             --      67,999
Other                                         12,263        --           (217)     12,046
                                            --------      ----       --------    --------
                                            $648,539      $ 14       $(15,191)   $633,362
                                            ========      ====       ========    ========

                                                                2004
                                           ----------------------------------------------
                                                          Gross        Gross
                                           Amortized   Unrealized   Unrealized     Fair
                                              Cost        Gains      (Losses)      Value
                                           ---------   ----------   ----------   --------
SECURITIES HELD TO MATURITY
U. S. Treasury securities                   $  3,501      $ --       $   (26)    $  3,475
Small Business Administration loan pools         625        --            (8)         617
Municipal obligations                          7,290       464            --        7,754
Mortgage-backed securities                   118,133         3          (998)     117,138
                                            --------      ----       -------     --------
                                            $129,549      $467       $(1,032)    $128,984
                                            ========      ====       =======     ========
SECURITIES AVAILABLE FOR SALE
U.S. Government-sponsored agencies          $118,798      $  7       $  (457)    $118,348
Mortgage-backed securities                   537,382       631        (8,046)     529,967
Other                                         10,781        --           (23)      10,758
                                            --------      ----       -------     --------
                                            $666,961      $638       $(8,526)    $659,073
                                            ========      ====       =======     ========

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 4. SECURITIES (continued)

Securities with carrying amounts of approximately $597,637 and $465,389 at December 31, 2005 and 2004, respectively, were pledged for various purposes as required or permitted by law.

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                                                2005
                                           ----------------------------------------------
                                           Less Than Twelve Months    Over Twelve Months
                                           -----------------------   --------------------
                                                Gross                   Gross
                                             Unrealized     Fair     Unrealized     Fair
                                               Losses      Value       Losses      Value
                                             ----------   -------    ----------   -------
SECURITIES HELD TO MATURITY
U. S. Treasury securities                       $  5      $   992      $   38     $ 2,463
Small Business Administration loan pools           1          156           1          17
Mortgage-backed securities                       633       32,168       2,167      67,131
                                                ----      -------      ------     -------
                                                $639      $33,316      $2,206     $69,611
                                                ====      =======      ======     =======

                                           Less Than Twelve Months     Over Twelve Months
                                           -----------------------   ---------------------
                                               Gross                    Gross
                                            Unrealized     Fair      Unrealized     Fair
                                              Losses       Value       Losses       Value
                                            ----------   --------    ----------   --------
SECURITIES AVAILABLE FOR SALE
U.S. Government-sponsored agencies            $  214     $ 21,484      $   995    $ 66,168
Mortgage-backed securities                     1,523       92,384       12,242     321,103
Other                                            217       12,046           --          --
                                              ------     --------      -------    --------
                                              $1,954     $125,914      $13,237    $387,271
                                              ======     ========      =======    ========

                                                                2004
                                           ----------------------------------------------
                                           Less Than Twelve Months    Over Twelve Months
                                           -----------------------   --------------------
                                                Gross                   Gross
                                             Unrealized     Fair     Unrealized     Fair
                                               Losses      Value       Losses      Value
                                             ----------   -------    ----------   -------
SECURITIES HELD TO MATURITY
U. S. Treasury securities                       $ 26      $ 3,475       $ --      $    --
Small Business Administration loan pools           4          305          4          312
Mortgage-backed securities                       795       84,144        203       26,050
                                                ----      -------       ----      -------
                                                $825      $87,924       $207      $26,362
                                                ====      =======       ====      =======

                                           Less Than Twelve Months     Over Twelve Months
                                           -----------------------   ---------------------
                                               Gross                    Gross
                                            Unrealized     Fair      Unrealized     Fair
                                              Losses       Value       Losses       Value
                                            ----------   --------    ----------   --------
SECURITIES AVAILABLE FOR SALE
U.S. Government-sponsored agencies            $  457     $105,589      $   --     $    --
Mortgage-backed securities                     4,641      359,352       3,405      99,699
Other                                             23       10,758          --          --
                                              ------     --------      ------     -------
                                              $5,121     $475,699      $3,405     $99,699
                                              ======     ========      ======     =======

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005 and 2004, 125 and 94 debt securities, respectively, have unrealized losses with aggregate depreciation of approximately 2.7% and 1.4%, respectively, from the Company's amortized cost basis. These unrealized losses relate primarily to fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysis reports. Since no downgrades have occured and management has the ability and intent to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 4. SECURITIES (continued)

The amortized cost and fair value of securities as of December 31, 2005 by contractual maturities are shown below. The actual maturities of the mortgage-backed securities and Small Business Administration loan pools may differ from their contractual maturities because the loans underlying the securities may be repaid without any penalties. The constructive maturity of auction rate securities is typically much earlier than the contractual maturity. Therefore, these securities are listed separately in the maturity summary. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized     Fair
                                             Cost        Value
                                           ---------   --------
SECURITIES HELD TO MATURITY
Due in one year or less                     $  3,498   $  3,455
Due after one year through five years             --         --
Due after five years through ten years         1,686      1,751
Due after ten years                            5,442      5,652
Small Business Administration loan pools         426        424
Mortgage backed securities                   104,119    101,319
                                            --------   --------
                                            $115,171   $112,601
                                            ========   ========
SECURITIES AVAILABLE FOR SALE
Due in one year or less                     $ 69,390   $ 69,137
Due after one year through five years         32,400     31,936
Due after five years through ten years        28,938     28,578
Due after ten years                            8,059      7,927
Mortgage backed securities                   429,490    415,739
Auction rate securities                       67,999     67,999
Other                                         12,263     12,046
                                            --------   --------
                                            $648,539   $633,362
                                            ========   ========

Gross gains and losses from investment securities of $138 and $69 in 2005, $177 and $158 in 2004, and $0 and $265 in 2003, respectively, were recognized on the sale of securities.

NOTE 5. LOANS

The components of the Company's loan portfolio as of December 31 are as follows:

                                       2005         2004
                                    ----------   ----------
Construction and land development   $  432,668   $  323,176
Commercial real estate                 727,210      491,949
Residential real estate                272,861      116,360
Commercial and industrial              342,452      241,292
Consumer                                20,434       17,682
Less: net deferred loan fees            (2,288)      (1,924)
                                    ----------   ----------
                                     1,793,337    1,188,535
Less: Allowance for loan losses        (21,192)     (15,271)
                                    ----------   ----------
                                    $1,772,145   $1,173,264
                                    ==========   ==========

Information about impaired and non-accrual loans as of and for the years ended December 31 is as follows:

                                                              2005    2004
                                                              ----   ------
Total impaired loans, all with an allowance for loan losses   $107   $1,718
                                                              ====   ======
Related allowance for loan losses on impaired loans           $ 26   $  498
                                                              ====   ======
Total non accrual loans                                       $107   $1,591
                                                              ====   ======
Loans past due 90 days or more and still accruing             $ 34   $    2
                                                              ====   ======

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 5. LOANS (continued)

                                                    2005    2004    2003
                                                    ----   ------   ----
Average balance during the year on impaired loans   $115   $1,553   $434
                                                    ====   ======   ====
Interest income recognized on impaired loans        $  1   $   61   $  6
                                                    ====   ======   ====

     The Company is not committed to lend significant additional funds on these impaired loans.

     Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                               2005      2004      2003
                                             -------   -------   -------
Balance, beginning                           $15,271   $11,378   $ 6,449
   Provision charged to operating expense      6,179     3,914     5,145
   Recoveries of amounts charged off             196       157       420
   Less amounts charged off                     (454)     (178)   (1,373)
   Reclassification from other liabilities        --        --       737
                                             -------   -------   -------
Balance, ending                              $21,192   $15,271   $11,378
                                             =======   =======   =======

In accordance with regulatory reporting requirements and American Institute of Certified Public Accountants' Statement of Position 01-06, Accounting by Certain Entities that Lend to or Finance the Activities of Others, the Company has reclassified the portion of its allowance for loan losses that relates to off-balance sheet risk during the year ended December 31, 2002. During the year ended December 31, 2003, management reevaluated its methodology for calculating this amount and reclassified an amount from other liabilities to the allowance for loan losses. The liability amount was approximately $455 and $307 as of December 31, 2005 and 2004, respectively.

NOTE 6. PREMISES AND EQUIPMENT

The major classes of premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

                                                   2005       2004
                                                 --------   --------
Land                                             $ 20,505   $ 13,355
Bank premises                                      24,214      6,246
Equipment and furniture                            20,517     15,120
Leasehold improvements                              2,870      4,306
Construction in progress                            3,748         --
                                                 --------   --------
                                                   71,854     39,027
Less accumulated depreciation and amortization    (13,424)    (9,663)
                                                 --------   --------
   Net premises and equipment                    $ 58,430   $ 29,364
                                                 ========   ========

Our remaining commitment related to our construction in progress at December 31, 2005 is $16,166.

NOTE 7. INCOME TAX MATTERS

The cumulative tax effects of the primary temporary differences as of December 31 are shown in the following table:

                                                        2005      2004
                                                      -------   -------
Deferred tax assets:
   Allowance for loan losses                          $ 7,800   $ 5,500
   Unrealized loss on available for sale securities     5,500     2,800
   Organizational costs                                   200       200
   Accrual to cash adjustment                              --       200
   Deferred compensation                                  200       100
   Other                                                  507        31
                                                      -------   -------
Total deferred tax assets                              14,207     8,831
                                                      -------   -------
Deferred tax liabilities:
   Deferred loan costs                                 (1,600)     (800)
   Premises and equipment                              (1,300)   (1,700)
   Federal Home Loan Bank dividend                       (500)     (300)
   Other                                                   --       (82)
                                                      -------   -------
   Total deferred tax liabilities                      (3,400)   (2,882)
                                                      -------   -------
      NET DEFERRED TAX ASSET                          $10,807   $ 5,949
                                                      =======   =======

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 7. INCOME TAX MATTERS (continued)

As of December 31, 2005 and 2004, no valuation allowance was considered necessary as management believes it is more likely than not that the deferred tax assets will be realized due to taxes paid in prior years or future operations. The provision for income taxes charged to operations consists of the following for the years ended December 31:

                                        2005      2004      2003
                                      -------   -------   -------
Current                               $17,530   $11,030   $ 5,641
Deferred                               (2,158)      (69)   (1,470)
                                      -------   -------   -------
   Total provision for income taxes   $15,372   $10,961   $ 4,171
                                      =======   =======   =======

The reasons for the differences between the statutorty federal income tax rate and the effective tax rates are summarized as follows:

                                                       2005      2004     2003
                                                     -------   -------   ------
Computed "expected" tax expense                      $15,203   $10,856   $4,501
Increase (decrease) resulting from:
   State income taxes, net of federal benefits and
      dividends received deductions                      670       580      145
   Bank-owned life insurance                            (582)     (420)    (338)
   Tax-exempt income                                    (133)     (116)    (116)
   Nondeductible expenses                                168       100       59
   Other                                                  46       (39)     (80)
                                                     -------   -------   ------
                                                     $15,372   $10,961   $4,171
                                                     =======   =======   ======

NOTE 8. DEPOSITS

At December, 31 2005, the scheduled maturities of all time deposits are as follows:

2006   $331,735
2007      6,151
2008      1,168
2009      2,616
2010        289
       --------
       $341,959
       ========

As of December 31, 2005 and 2004, approximately $313,033 and $255,415, respectively, of the Company's non-interest bearing demand deposits consisted of demand accounts maintained by title insurance companies. The Company provides an analysis earnings credit for certain title company depositors, which credit is calculated by applying a variable crediting rate to such customers' average monthly deposit balances, less any internal charges incurred, which are comprised of common deposit service charges. We then purchase external services on behalf of these customers based on the amount of the earnings credit. These external services, which are commonly offered in the banking industry, include courier, bookkeeping and data processing services. The expense of these external services totaled $2,105, $701 and $95 for the years ended December 31, 2005, 2004 and 2003, respectively, and is included in customer service expense in the accompanying statements of income.

NOTE 9. BORROWED FUNDS

The Company has a line of credit available from the Federal Home Loan Bank
(FHLB). Borrowing capacity is determined based on collateral pledged, generally consisting of securities, at the time of the borrowing. The Company also has borrowings from other sources pledged by securities. A summary of the Company's borrowings as of December 31, 2005 and 2004 follows:

                                                                                   2005      2004
                                                                                 -------   --------
SHORT TERM
FHLB Advances and other (weighted average rate is 2005: 4.00% and 2004: 2.21%)   $ 7,000   $159,900
Securities sold under agreement to repurchase (weighted average
   rate is 2005: 2.74% and 2004: 2.32%)                                           78,170     25,594
                                                                                 -------   --------
   Due in one year or less                                                       $85,170   $185,494
                                                                                 =======   ========

LONG TERM
FHLB Advances (weighted average rate is 2005 and 2004: 2.63%)                    $63,700   $ 63,700
Other long term debt (weighted average rate is 8.79%)                              9,812         --
                                                                                 -------   --------
   Due in over one year                                                          $73,512   $ 63,700
                                                                                 =======   ========

FHLB advances and other borrowings mature as of December 31, 2005 as follows:

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 9. BORROWED FUNDS (continued)

Year Ending December 31:
   2006                    $34,501
   2007                     29,410
   2008                        118
   2009                        131
   2010                      9,352
                           -------
                           $73,512
                           =======

On December 30, 2005, the Company purchased the corporate headquarters of BankWest of Nevada. The location was previously leased by the Company. In connection with this purchase, the Company assumed a note on the building. The note amount at December 31, 2005 is $9,812, has a fixed interest rate of 8.79%, and matures in 2010. The note is secured by the purchased building.

The Company's banks have entered into agreements under which they can borrow up to $84,000 on an unsecured basis. The lending institutions will determine the interest rate charged on borrowings at the time of the borrowing. The Company has also entered into an agreement under which it can borrow up to $10,000. The line of credit is secured by BankWest of Nevada stock and carries an interest rate at the federal funds borrowing rate plus 1.50%. There were no borrowings against these lines of credit at December 31, 2005 or 2004.

NOTE 10. JUNIOR SUBORDINATED DEBT

In December 2002, BankWest Nevada Capital Trust II was formed and issued floating rate Cumulative Trust Preferred Securities, which are classified as junior subordinated debt in the accompanying balance sheet in the amount of $15,464. The rate is based on the three month London Interbank Offered Rate (LIBOR) plus 3.35%. Three month LIBOR was 4.54% at December 31, 2005. The funds raised from the capital trust's issuance of these securities were all passed to the Company. The sole asset of the BankWest Nevada Capital Trust II is a note receivable from the Company. These securities require quarterly interest payments and mature in 2033. These securities may be redeemable at par beginning in 2008.

In July 2001, BankWest Nevada Capital Trust I was formed and issued floating rate Cumulative Trust Preferred Securities, which are classified as junior subordinated debt in the accompanying balance sheet in the amount of $15,464. The rate is based on the six month LIBOR plus 3.75%. Six month LIBOR was 4.70% at December 31, 2005. The funds raised from the capital trust's issuance of these securities were all passed to the Company. The sole asset of the BankWest Nevada Capital Trust I is a note receivable from the Company. These securities require semiannual interest payments and mature in 2031. These securities may be redeemed in years 2006 through 2011 at a premium as outlined in the Indenture Agreement.

In the event of certain changes or amendments to regulator y requirements or federal tax rules, the preferred securities are redeemable. The Trusts are 100% owned finance subsidiaries of the Company and the Trusts' obligations under the preferred securities are fully and unconditionally guaranteed by the Company.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial instruments with off-balance sheet risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the contract amount of the Company's exposure to off-balance sheet risk as of December 31 is as follows:

                                                           2005       2004
                                                         --------   --------
Commitments to extend credit, including unsecured loan
   commitments of $111,522 in 2005 and $81,606 in 2004   $750,349   $423,767
Credit card guarantees                                      7,616      5,421
Standby letters of credit, including unsecured letters
   of credit of $4,550 in 2005 and $1,264 in 2004          28,720      5,978
                                                         --------   --------
                                                         $786,685   $435,166
                                                         ========   ========

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 11. COMMITMENTS AND CONTINGENCIES (continued)

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

The Company guarantees certain customer credit card balances held by an unrelated third party. These unsecured guarantees act to streamline the credit underwriting process and are issued as a service to certain customers who wish to obtain a credit card from the third party vendor. The Company recognizes nominal fees from these arrangements and views them strictly as a means of maintaining good customer relationships. The guarantee is offered to those customers who, based solely upon management's evaluation, maintain a relationship with the Company that justifies the inherent risk. All such guarantees exist for the life of each respective credit card relationship. The Company would be required to perform under the guarantee upon a customer's default on the credit card relationship with the third party. Historical losses under this program have been nominal. Upon entering into a credit card guarantee, the Company records the related liability at fair value pursuant to FASB Interpretation 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Thereafter, the related liability is evaluated pursuant to FASB 5. The total credit card balances outstanding at December 31, 2005 and 2004 were $1,566 and $1,109, respectively.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required as the Company deems necessary. Essentially all letters of credit issued have expiration dates within one year. Upon entering into a letter of credit, the Company records the related liability at fair value pursuant to FIN 45. Thereafter, the related liability is evaluated pursuant to FASB 5.

The total liability for financial instruments with off-balance sheet risk as of December 31, 2005 and 2004 was $455 and $307, respectively.

LEASE COMMITMENTS

The Company leases certain premises and equipment under noncancelable operating leases expiring through 2015. The following is a schedule of future minimum rental payments under these leases at December 31, 2005:

Year Ending December 31:
   2006                    $ 2,053
   2007                      2,168
   2008                      2,110
   2009                      1,999
   2010                      2,043
   Thereafter                6,034
                           -------
                           $16,407
                           =======

Rent expense of $3,902, $3,174 and $2,017 is included in occupancy expenses for the years ended December 31, 2005, 2004 and 2003, respectively.

CONCENTRATIONS

The Company grants commercial, construction, real estate and consumer loans to customers through branch offices located in the Company's primary markets. The Company's business is concentrated in these areas and the loan portfolio includes significant credit exposure to the commercial real estate industry of these areas. As of December 31, 2005 and 2004, commercial real estate related loans accounted for approximately 65% and 68% of total loans, respectively, and approximately 7% of commercial real estate loans are secured by undeveloped land. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally not more than 80%. Approximately one-half of these real estate loans are owner occupied. In addition, approximately 5% and 7% of total loans are unsecured as of December 31, 2005 and 2004, respectively. Approximately 29% of our residential real estate loan portfolio is comprised of interest only loans. These loans have an average loan-to-value of less than 60%.

The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Company's policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Company is willing to take.

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 12. STOCK OPTIONS, STOCK WARRANTS AND STOCK APPRECIATION RIGHTS

During 2005, the stockholders approved the 2005 Stock Incentive Plan (the Plan). The Plan is an amendment and restatement of our prior stock compensation plans, and therefore supersedes the prior plans while preserving the material terms of the prior plan awards. The Plan gives the Board of Directors the authority to grant up to 3,253,844 stock awards consisting of unrestricted stock, stock units, dividend equivalent rights, stock options (incentive and non-qualified), stock appreciation rights, restricted stock, and performance and annual incentive awards.

The Plan contains certain individual limits on the maximum amount that can be paid in cash under the plan and on the maximum number of shares of common stock that may be issued under the Plan in a calendar year. The maximum number of shares subject to options or stock appreciation rights that can be issued under the Plan to any person is 150,000 shares in any calendar year. The maximum number of shares that can be issued under the Plan to any person, other than pursuant to an option or stock appreciation right, is 150,000 in any calendar year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5.0 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $15.0 million.

The number of awards available to grant as of December 31, 2005 is 960,700.

STOCK OPTIONS

A summary of stock option activity during the years ended December 31 follows:

                                              2005         2004         2003
                                           ----------   ----------   ----------
Outstanding options, beginning of year      1,986,008    1,680,308    1,359,850
   Granted                                    406,500      439,500      442,000
   Exercised                                 (228,114)     (97,800)    (108,042)
   Forfeited                                  (39,600)     (36,000)     (13,500)
                                           ----------   ----------   ----------
Outstanding options, end of year            2,124,794    1,986,008    1,680,308
                                           ==========   ==========   ==========
Options exercisable, end of year              783,494      642,908      450,208
Weighted-average exercise price:
  Outstanding options, beginning of year   $     7.96   $     6.70   $     5.87
  Options granted, during the year         $    17.88   $    12.17   $     7.85
  Options exercised, during the year       $     5.30   $     4.24   $     1.64
  Options outstanding, end of year         $    10.10   $     7.96   $     6.70
  Options forfeited, during the year       $    10.92   $     3.79   $     7.03
  Options exercisable, end of year         $     7.43   $     6.04   $     4.90
Weighted-average expiration (in years)           7.63         8.03         8.43

A further summary of stock options outstanding at December 31, 2005 is as follows:

                             Outstanding Options                                        Exercisable options
-----------------------------------------------------------------------------   -----------------------------------
                                                           Weighted average
                                     Weighted average   remaining contractual                      Weighted average
Exercise price    Number of shares    exercise price         life (years)       Number of shares    exercise price
--------------    ----------------   ----------------   ---------------------   ----------------   ----------------
 $1.39 - $3.79           27,500           $ 3.01                 3.62                 27,500            $ 3.01
 $6.33 - $9.00        1,296,394             7.23                 6.97                690,294              7.10
$12.00 - $16.50         733,650            14.09                 8.80                 62,700             12.05
$22.00 - $26.74          38,000            22.00                 8.94                     --                --
$26.75 - $30.75          29,250            28.51                 9.28                  3,000             28.00

During 2005, the Company granted 406,500 incentive and nonqualifying stock options. Substantially all of these options vest over five years at 20% upon each anniversary date of the grant. These options expire ten years from the date of grant, and their weighted average exercise price is $17.88. Also, the Company granted 27,000 shares of restricted stock. The restricted stock vests at 20% per year, starting one year from the date of grant. The expense recorded in 2005 related to these restricted shares was $82.

During 2004, the Company granted 439,500 incentive and nonqualifying stock options. All of these options vest over five years at 20% upon each anniversary date of the grant. These options expire ten years from the date of grant, and their weighted average exercise price is $12.17.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 12. STOCK OPTIONS, STOCK WARRANTS AND STOCK APPRECIATION RIGHTS (continued)

STOCK OPTIONS (continued)

During 2003, the Company granted 442,000 incentive and nonqualifying stock options. All of these options vest over five years at 20% upon each anniversary date of the grant. These options expire ten years from the date of grant, and their weighted average exercise price is $7.85.

STOCK APPRECIATION RIGHTS

On February 14, 2000, the Company's Board of Directors approved the 2000 Stock Appreciation Rights Plan ("SAR Plan"). The SAR Plan authorized 150,000 rights to be granted to certain directors, officers and key employees at the discretion of the Board of Directors. Each right gave the grantee the right to receive cash payment from the Company equal to the excess of (a) the exercise price of the SAR over, (b) grant price of the SAR. Grantees may exercise their rights at any time between the time a right vests and five years following the date of grant. Rights granted under the SAR Plan vested in annual installments of 25% beginning one year following the vesting commencement date. Pursuant to the plan, prior to an initial public offering, the exercise price is equal to the book value. As such, changes in the book value of the Company's common stock were reflected as a charge to compensation expense for each period in which the rights are outstanding pursuant to FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. In 2003, the Board of Directors approved an amendment to the plan that effectively tripled the number of rights granted to each participating employee. In 2005, the SAR Plan was superseded by the 2005 Stock Incentive Plan. The expense recorded in 2004 and 2003 was approximately $93 and $568, respectively. No SARs were outstanding as of December 31, 2005 and no expense was recorded in 2005. All outstanding rights were exercised in 2004 and total payments to the participants in 2004 were approximately $820.

Information concerning stock appreciation rights for the year ended December 31 is as follows:

                                              2005     2004       2003
                                              ----   --------   -------
Rights outstanding, beginning of year           --    216,000    72,000
   Granted                                      --         --        --
   Forfeited                                    --         --        --
   Exercised                                    --   (216,000)       --
   Shares granted through amendment of plan     --         --   144,000
                                               ---   --------   -------
Right outstanding, end of year                  --         --   216,000
                                               ===   ========   =======
Rights exercisable, end of year                 --         --   216,000

STOCK WARRANTS

In 2002, in connection with a common stock offering the Company entered into a warrant purchase agreement in which the Company authorized the sale and issuance of 1,502,049 stock warrants. The warrants are exercisable at $7.62 and expire in 2010. During the years ended December 31, 2005 and 2004, 105,823 and 20,481 warrants were exercised, respectively. 1,375,745 warrants are outstanding as of December 31, 2005.

NOTE 13. REGULATORY CAPITAL

The Company and the Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve qualitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from federal banking agencies categorized the Company, BankWest of Nevada, Alliance Bank of Arizona and Torrey Pines Bank as well-capitalized as defined by the banking agencies. To be categorized as well-capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below.

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 13. REGULATORY CAPITAL (continued)

The actual capital amounts and ratios for the Banks and Company as of December 31 are presented in the following table:

                                                                    For Capital            To Be
                                                   Actual        Adequacy Purposes   Well Capitalized
                                              ----------------   -----------------   ----------------
                                               Amount    Ratio     Amount    Ratio    Amount    Ratio
                                              --------   -----    --------   -----   --------   -----
AS OF DECEMBER 31, 2005:
   Total Capital (to Risk Weighted Assets)
      BankWest of Nevada                      $148,180   11.1%    $106,877    8.0%   $133,597   10.0%
      Alliance Bank of Arizona                  50,374   10.5%      38,371    8.0%     47,963   10.0%
      Torrey Pines Bank                         37,498   10.8%      27,673    8.0%     34,591   10.0%
      Company                                  300,198   13.8%     173,759    8.0%    217,198   10.0%
   Tier I Capital (to Risk Weighted Assets)
      BankWest of Nevada                       135,607   10.2%      53,439    4.0%     80,158    6.0%
      Alliance Bank of Arizona                  44,817    9.3%      19,185    4.0%     28,778    6.0%
      Torrey Pines Bank                         33,981    9.8%      13,836    4.0%     20,755    6.0%
      Company                                  278,550   12.8%      86,879    4.0%    130,319    6.0%
   Tier I Capital (to Average Assets)
      BankWest of Nevada                       135,607    7.4%      73,422    4.0%     91,777    5.0%
      Alliance Bank of Arizona                  44,817    8.8%      20,368    4.0%     25,460    5.0%
      Torrey Pines Bank                         33,981    8.7%      15,608    4.0%     19,510    5.0%
      Company                                  278,550   10.2%     109,727    4.0%    137,159    5.0%
As of December 31, 2004:
   Total Capital (to Risk Weighted Assets)
      BankWest of Nevada                      $105,544   10.4%    $ 80,968    8.0%   $101,210   10.0%
      Alliance Bank of Arizona                  35,258   12.6%      22,428    8.0%     28,035   10.0%
      Torrey Pines Bank                         28,809   14.4%      16,013    8.0%     20,016   10.0%
      Company                                  178,784   12.0%     119,632    8.0%    149,540   10.0%
   Tier I Capital (to Risk Weighted Assets)
      BankWest of Nevada                        95,449    9.4%      40,484    4.0%     60,726    6.0%
      Alliance Bank of Arizona                  31,810   11.3%      11,214    4.0%     16,821    6.0%
      Torrey Pines Bank                         26,774   13.4%       8,006    4.0%     12,010    6.0%
      Company                                  163,205   10.9%      59,816    4.0%     89,724    6.0%
   Tier I Capital (to Average Assets)
      BankWest of Nevada                        95,449    6.1%      62,970    4.0%     78,713    5.0%
      Alliance Bank of Arizona                  31,810   10.3%      12,394    4.0%     15,492    5.0%
      Torrey Pines Bank                         26,774   10.9%       9,830    4.0%     12,288    5.0%
      Company                                  163,205    7.7%      85,321    4.0%    106,651    5.0%

Additionally, State of Nevada banking regulations restrict distribution of the net assets of BankWest of Nevada (BankWest) because such regulations require the sum of BankWest's stockholders' equity and reserve for loan losses to be at least 6% of the average of BankWest's total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $94,584 and $74,283 of BankWest's stockholders' equity was restricted at December 31, 2005 and 2004, respectively.

Alliance Bank of Arizona and Torrey Pines Bank have agreed to maintain a total Tier 1 capital to total assets ratio of at least 8% for their first three years of existence.

The States of Nevada and Arizona require that trust companies maintain capital of at least $300 and $500, respectively. Premier Trust meets these capital requirements as of December 31, 2005 and 2004.

NOTE 14. EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) employee benefit plan for all eligible employees. Participants are able to defer between 1% and 15% (up to a maximum of $14 for those under 50 years of age) of their annual compensation. The Company may elect to contribute a discretionary amount each year. The Company's total contribution was $596, $385 and $230 for the years ended December 31, 2005, 2004 and 2003, respectively.

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 15. TRANSACTIONS WITH RELATED PARTIES

Principal stockholders of the Company and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with unrelated parties.

LOAN TRANSACTIONS

The aggregate activity in such loans for the years ended December 31 was as follows:

                       2005       2004
                     --------   --------
Balance, beginning   $ 27,087   $ 18,222
   New loans           31,650     44,380
   Repayments         (31,129)   (35,515)
                     --------   --------
Balance, ending      $ 27,608   $ 27,087
                     ========   ========

None of these loans are past due, on nonaccrual or have been restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified loans at December 31, 2005 or 2004.

Total loan commitments outstanding with related parties total approximately $25,824 and $35,418 at December 31, 2005 and 2004, respectively.

OTHER TRANSACTIONS

In 2003, the Company purchased land from a related party in the amount of $1,165. In the fourth quarter of 2004, the Company began leasing office space to a related party. Total rent income recognized under this lease during the years ended December 31, 2005 and 2004 was $126 and $26, respectively.

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments at December 31 is as follows:

                                             2005                      2004
                                   -----------------------   -----------------------
                                    CARRYING       FAIR       Carrying       Fair
                                     AMOUNT        VALUE       Amount        Value
                                   ----------   ----------   ----------   ----------
Financial assets:
   Cash and due from banks         $  111,150   $  111,150   $   92,282   $   92,282
   Federal funds sold                  63,186       63,186       23,115       23,115
   Securities held to maturity        115,171      112,601      129,549      128,984
   Securities available for sale      633,362      633,362      659,073      659,073
   Federal Home Loan Bank stock        14,456       14,456       15,097       15,097
   Loans, net                       1,772,145    1,759,336    1,173,264    1,170,202
   Accrued interest receivable         10,545       10,545        8,359        8,359
Financial liabilities:
   Deposits                         2,393,812    2,394,199    1,756,036    1,756,297
   Accrued interest payable             2,634        2,634        2,439        2,439
   Other borrowed funds               158,682      157,639      249,194      248,048
   Junior subordinated debt            30,928       30,928       30,928       30,928

INTEREST RATE RISK

The Company assumes interest rate risk (the risk to the Company's earnings and capital from changes in interest rate levels) as a result of its normal operations. As a result, the fair values of the Company's financial instruments as well as its future net interest income will change when interest rate levels change and that change may be either favorable or unfavorable to the Company.

Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income resulting from hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within the limits established by the Board of Directors, the Board of Directors may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits. As of December 31, 2005, the Company's interest rate risk profile was within all Board-prescribed limits.

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
INTEREST RATE RISK (continued)

The Company manages its interest rate risk through its investment and repurchase activities. The Company seeks to maintain a moderately asset sensitive position (i.e., interest income in a rising rate environment would rise more than the Company's interest expense and conversely in a falling interest rate environment).

FAIR VALUE OF COMMITMENTS

The estimated fair value of the standby letters of credit at December 31, 2005 and 2004 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2005 and 2004.

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

                                                   2005       2004
                                                 --------   --------
ASSETS
   Cash and cash equivalents                     $ 12,518   $  7,185
   Securities available for sale                   49,926         --
   Investment in subsidiaries                     212,970    156,826
   Other assets                                     1,201      1,221
                                                 --------   --------
                                                 $276,615   $165,232
                                                 ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Accrued interest and other liabilities        $  1,464   $    733
   Junior subordinated debt                        30,928     30,928
                                                 --------   --------
      Total liabilities                            32,392     31,661
                                                 --------   --------
   Stockholders' equity:
      Common stock                                      2          2
      Additional paid-in capital                  167,996     80,459
      Retained earnings                            86,281     58,216
      Deferred compensation - restricted stock       (364)        --
      Accumulated other comprehensive loss         (9,692)    (5,106)
                                                 --------   --------
   Total stockholders' equity                     244,223    133,571
                                                 --------   --------
                                                 $276,615   $165,232
                                                 ========   ========

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                   2005      2004      2003
                                                 -------   -------   -------
Interest income                                  $   929   $    97   $    --
Interest expense on borrowings                     2,112     1,539     1,494
                                                 -------   -------   -------
   Net interest expense                           (1,183)   (1,442)   (1,494)
                                                 -------   -------   -------
Other income:                                     30,629    22,096    10,102
Income from consolidated subsidiaries
Other income                                          77        --        --
                                                 -------   -------   -------
   Total other income                             30,706    22,096    10,102
Expenses:
   Salaries and employee benefits                  1,783       330       212
   Other                                             466       383       218
                                                 -------   -------   -------
                                                   2,249       713       430
                                                 -------   -------   -------
      Income before income tax benefit            27,274    19,941     8,178
      Income tax benefit                             791       116       511
                                                 -------   -------   -------
      Net income                                 $28,065   $20,057   $ 8,689
                                                 =======   =======   =======

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (continued)
CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                  2005       2004       2003
                                                                --------   --------   --------
Cash Flows from Operating Activities:
   Net income                                                   $ 28,065   $ 20,057   $  8,689
   Adjustments to reconcile net income to net cash
   used in operating activities:
      Equity in net undistributed earnings of consolidated       (30,629)   (22,096)   (10,102)
      subsidiaries
      Net accretion of securities discounts                         (877)        --         --
      (Increase) decrease in other assets                             44        (92)       336
      Increase in other liabilities                                  731        129        436
      Other, net                                                      26         --         --
                                                                --------   --------   --------
         Net cash used in operating activities                    (2,640)    (2,002)      (641)
                                                                --------   --------   --------
Cash Flows from Investing Activities:
   Purchases of securities available for sale                    (49,118)        --         --
   Investment in subisidiaries                                   (30,000)   (27,623)   (39,309)
                                                                --------   --------   --------
         Net cash used in investing activities                   (79,118)   (27,623)   (39,309)
                                                                --------   --------   --------
Cash Flows from Financing Activities:
   Proceeds from exercise of stock options and stock warrants      2,028        571        178
   Proceeds from stock issuance, net                              85,063     14,955     25,507
   Repurchase of Treasury stock                                       --         --       (678)
                                                                --------   --------   --------
   Net cash provided by financing activities                      87,091     15,526     25,007
                                                                --------   --------   --------
Increase (decrease) in cash and cash equivalents                   5,333    (14,099)   (14,943)
Cash and Cash Equivalents, beginning of year                       7,185     21,284     36,227
                                                                --------   --------   --------
Cash and Cash Equivalents, end of year                          $ 12,518   $  7,185   $ 21,284
                                                                ========   ========   ========

NOTE 18. SEGMENT INFORMATION

The Company manages its core bank operations and prepares management reports with a primary focus on each banking subsidiary. The operating segment identified as "Other" includes Western Alliance Bancorporation and its non-bank subsidiaries, Miller/Russell & Associates, Inc., and Premier Trust, Inc. These non-bank operations are not significant relative to the entity as a whole, and are therefore not disclosed separately. Non-interest income reflected for the "Other" category relates to Western Alliance Bancorporation's income from consolidated subsidiaries, and for 2005 and 2004 includes asset management fees earned by the non-bank subsidiaries.

The accounting policies of the individual segments are the same as those of the Company described in Note 1. Transactions between operating segments are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations. The Company allocates centrally provided services to the business segments based upon estimated usage of those services.

The following is a summary of selected operating segment information as of and for the years ended December 31, 2005, 2004 and 2003:

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 18. SEGMENT INFORMATION (continued)

                                       BankWest    Alliance Bank   Torrey Pines              Intersegment   Consolidated
                                       of Nevada     of Arizona        Bank         Other    Eliminations      Company
                                      ----------   -------------   ------------   --------   ------------   ------------
2005:
   Assets                             $1,886,742     $519,961        $405,011     $284,370    $(238,813)     $2,857,271
   Gross loans and deferred fees       1,083,599      404,644         305,094           --           --       1,793,337
   Less: Allowance for loan losses       (12,291)      (5,456)         (3,445)          --           --         (21,192)
                                      ----------     --------        --------     --------    ---------      ----------
   Net loans                           1,071,308      399,188         301,649           --           --       1,772,145
                                      ----------     --------        --------     --------    ---------      ----------
   Deposits                            1,606,750      457,177         335,292           --       (5,407)      2,393,812
   Stockholders' equity                  127,969       43,627          33,386      251,283     (212,042)        244,223
   Number of branch locations                  5            7               4           --           --              16
   Full-time equivalent employees            299          122              77           39           --             537
   Net interest income (loss)         $   70,004     $ 18,878        $ 14,646     $ (1,168)   $     (18)     $  102,342
   Provision for loan losses               2,692        2,040           1,447           --           --           6,179
                                      ----------     --------        --------     --------    ---------      ----------
   Net interest income (loss) after
      provision for loan losses           67,312       16,838          13,199       (1,168)         (18)         96,163
   Noninterest income                      5,335        1,359             738       36,377      (31,671)         12,138
   Noninterest expense                   (34,669)     (13,298)        (10,234)      (7,719)       1,056         (64,864)
                                      ----------     --------        --------     --------    ---------      ----------
   Income before income taxes             37,978        4,899           3,703       27,490      (30,633)         43,437
   Income tax expense (benefit)           12,636        1,874           1,497         (635)          --          15,372
                                      ----------     --------        --------     --------    ---------      ----------
   Net income                         $   25,342     $  3,025        $  2,206     $ 28,125    $ (30,633)     $   28,065
                                      ==========     ========        ========     ========    =========      ==========

                                       BankWest    Alliance Bank   Torrey Pines              Intersegment   Consolidated
                                       of Nevada     of Arizona        Bank         Other    Eliminations      Company
                                      ----------   -------------   ------------   --------   ------------   ------------
2004:
   Assets                             $1,578,332     $332,805        $257,516     $173,748    $(165,552)     $2,176,849
   Gross loans and deferred fees         790,312      234,141         164,082           --           --       1,188,535
   Less: Allowance for loan losses        (9,857)      (3,416)         (1,998)          --           --         (15,271)
                                      ----------     --------        --------     --------    ---------      ----------
   Net loans                             780,455      230,725         162,084           --           --       1,173,264
                                      ----------     --------        --------     --------    ---------      ----------
   Deposits                            1,287,615      277,231         199,382           --       (8,192)      1,756,036
   Stockholders' equity                   91,361       31,189          26,405      140,634     (156,018)        133,571
   Number of branch locations                  5            5               3           --           --              13
   Full-time equivalent employees            260           79              56           29           --             424
   Net interest income (loss)         $   54,215     $ 10,225        $  8,141     $ (1,444)   $      (2)     $   71,135
   Provision for loan losses               1,417        1,657             840           --           --           3,914
                                      ----------     --------        --------     --------    ---------      ----------
   Net interest income (loss) after
      provision for loan losses           52,798        8,568           7,301       (1,444)          (2)         67,221
   Noninterest income                      4,851          774             604       25,149      (22,652)          8,726
   Noninterest expense                   (27,286)      (8,074)         (6,301)      (3,705)         437         (44,929)
                                      ----------     --------        --------     --------    ---------      ----------
   Income before income taxes             30,363        1,268           1,604       20,000      (22,217)         31,018
   Income tax expense (benefit)           10,033          422             584          (78)          --          10,961
                                      ----------     --------        --------     --------    ---------      ----------
   Net income                         $   20,330     $    846        $  1,020     $ 20,078    $ (22,217)     $   20,057
                                      ==========     ========        ========     ========    =========      ==========

2005 ANNUAL REPORT

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 18. SEGMENT INFORMATION (continued)

                                       BankWest    Alliance Bank   Torrey Pines              Intersegment   Consolidated
                                       of Nevada     of Arizona        Bank         Other    Eliminations      Company
                                      ----------   -------------   ------------   --------   ------------   ------------
2003:
   Assets                             $1,244,549     $187,314        $157,156     $130,953    $(143,199)     $1,576,773
   Gross loans and deferred fees         557,868      106,239          68,971           --           --         733,078
   Less: Allowance for loan losses        (8,460)      (1,759)         (1,159)          --           --         (11,378)
                                      ----------     --------        --------     --------    ---------      ----------
   Net loans                             549,408      104,480          67,812           --           --         721,700
                                      ----------     --------        --------     --------    ---------      ----------
   Deposits                              917,983      115,726          82,265           --      (21,328)      1,094,646
   Stockholders' equity                   69,114       17,117          18,394       98,353     (105,527)         97,451
   Number of branch locations                  5            3               2           --           --              10
   Full-time equivalent employees            207           60              37            7           --             311
   Net interest income (loss)         $   37,615     $  3,137        $  1,768     $ (1,494)   $      (1)     $   41,025
   Provision for loan losses               2,227        1,759           1,159           --           --           5,145
                                      ----------     --------        --------     --------    ---------      ----------
   Net interest income (loss) after
      provision for loan losses           35,388        1,378             609       (1,494)          (1)         35,880
   Noninterest income                      4,043          245             102       10,102      (10,222)          4,270
   Noninterest expense                   (20,016)      (4,319)         (2,645)        (430)         120         (27,290)
                                      ----------     --------        --------     --------    ---------      ----------
   Income (loss) before income
      taxes                               19,415       (2,696)         (1,934)       8,178      (10,103)         12,860
   Income tax expense (benefit)            6,352         (981)           (689)        (511)          --           4,171
                                      ----------     --------        --------     --------    ---------      ----------
   Net income (loss)                  $   13,063     $ (1,715)       $ (1,245)    $  8,689    $ (10,103)     $    8,689
                                      ==========     ========        ========     ========    =========      ==========

NOTE 19. QUARTERLY DATA (UNAUDITED)

                                                             Years Ended December 31,
                               ------------------------------------------------------------------------------------
                                                          2005                                       2004
                               -----------------------------------------   ----------------------------------------
                                Fourth      Third     Second      First     Fourth      Third     Second     First
                                Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter   Quarter
                               --------   --------   --------   --------   --------   --------   --------   -------
Interest and dividend income   $ 38,975   $ 35,700   $ 31,812   $ 28,423   $ 27,075   $ 24,145   $ 20,758   $18,877
Interest expense                 10,360      8,369      7,430      6,409      5,936      5,148      4,458     4,178
                               --------   --------   --------   --------   --------   --------   --------   -------
Net interest income              28,615     27,331     24,382     22,014     21,139     18,997     16,300    14,699
Provision for loan losses         1,962      1,283      1,187      1,747        751      1,256        415     1,492
                               --------   --------   --------   --------   --------   --------   --------   -------
Net interest income, after
   provision for loan losses     26,653     26,048     23,195     20,267     20,388     17,741     15,885    13,207
Noninterest income                3,403      3,233      2,918      2,584      2,552      2,619      1,991     1,564
Noninterest expenses            (17,050)   (17,274)   (15,967)   (14,573    (12,873)   (11,740)   (10,624)   (9,692)
                               --------   --------   --------   --------   --------   --------   --------   -------
Income before income taxes       13,006     12,007     10,146      8,278     10,067      8,620      7,252     5,079
Income tax expense                4,564      4,258      3,593      2,957      3,638      3,071      2,602     1,650
                               --------   --------   --------   --------   --------   --------   --------   -------
Net income                     $  8,442   $  7,749   $  6,553   $  5,321   $  6,429   $  5,549   $  4,650   $ 3,429
                               ========   ========   ========   ========   ========   ========   ========   =======
Earnings per share:
   Basic                       $   0.37   $   0.34   $   0.35   $   0.29   $   0.35   $   0.33   $   0.28   $  0.21
                               ========   ========   ========   ========   ========   ========   ========   =======
   Diluted                     $   0.34   $   0.31   $   0.32   $   0.27   $   0.33   $   0.31   $   0.26   $  0.19
                               ========   ========   ========   ========   ========   ========   ========   =======

WESTERN ALLIANCE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share amounts)

YEARS ENDED DECEMBER 31,
2005, 2004 AND 2003

NOTE 20. INITIAL PUBLIC OFFERING

On June 29, 2005, the Company's registration statement on Form S-1 related to the initial public offering of shares of the Company's common stock was declared effective. The Company signed an underwriting agreement on June 29, 2005, which was on a firm commitment basis, pursuant to which the underwriters agreed to purchase 3,750,000 shares of common stock. On July 1, 2005, the principal underwriter exercised the over-allotment to purchase an additional 450,000 shares of the Company's common stock.

The total price to the public for the shares offered and sold by the Company, including the over-allotment, was $92.4 million. The amount of expenses incurred by the Company in connection with the offering includes approximately $6.0 million of underwriting discounts and commission and offering expenses of approximately $1.3 million.

NOTE 21. SUBSEQUENT EVENTS

On January 17, 2006, the Board of Directors approved and granted 132,500 nonqualified stock options and 116,250 shares of restricted stock to various employees. The options have an exercise price of $29.00, vest over four years at 25% per year, and expire in 7 years, and the shares of restricted stock vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. We estimate the total tax deductible compensation expense we will incur in 2006 related to these stock options and shares of restricted stock is $1.4 million.

On January 3, 2006, the Company announced a definitive agreement to acquire Intermountain First Bancorp (Intermountain), the parent company of Nevada First Bank. At December 31, 2005, Intermountain had approximately $459.4 million in assets, $374.2 million in total loans, $395.5 million in deposits and $31.7 million in stockholders' equity. Under the terms of the agreement, Intermountain shareholders may elect to receive either 2.44 shares of the Company's common stock or $71.30 in cash for each Intermountain share, subject to proration and allocation procedures to ensure that at least 60% of the outstanding shares of Intermountain common stock will be exchanged for shares of the Company's common stock. The total value of the transaction is estimated to be approximately $110 million.

On January 17, 2006, the Company announced a definitive agreement to acquire Bank of Nevada. At December 31, 2005, Bank of Nevada had approximately $283.0 million in assets, $217.4 million in total loans, $254.4 million on deposits and $25.6 million in stockholders' equity. Under the terms of the Agreement, Bank of Nevada shareholders will receive $80.187 in cash for each share of Bank of Nevada common stock. The total value of the transaction is estimated to be approximately $74 million.

WESTERN ALLIANCE BANCORPORATION

                                      (MAP)

STOCK LISTING
     Western Alliance Bancorporation is listed and trades on the New York Stock Exchange. Our trading symbol is WAL

STOCKHOLDERS
     12/31/05: 22,810,491 common shares outstanding.

FORM 10-K
     The Company will send the Western Alliance Bancorporation Form 10-K for 2005 (including the financial statements filed with the Securities and Exchange Commission) without charge to any stockholder who asks for a copy in writing. Stockholders also can ask for copies of any exhibit to the Form 10-K. The Company will charge a fee to cover expenses to prepare and send any exhibits. Please send requests to: Corporate Secretary, Western Alliance Bancorporation, 2700 W. Sahara Avenue, Las Vegas, Nevada 89102.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     McGladrey & Pullen, LLP
     300 S. 4th Street, Suite 600
     Las Vegas, Nevada 89101
     (702) 759-4100

STOCKHOLDER COMMUNICATIONS
     American Stock Transfer
     59 Maiden Lane, Plaza Level
     New York, New York 10038
     (800) 937-5449

CORPORATE INFORMATION ANNUAL STOCKHOLDERS' MEETING
     8:00 a.m., Tuesday, April 18, 2006
     The Ritz Carlton
     2401 E. Camelback Road
     Phoenix, Arizona 85016

     Proxy statement and form of proxy will be mailed to stockholders beginning on or about March 20, 2006.

CONTACT INFORMATION
     Western Alliance Bancorporation
     2700 W. Sahara Avenue
     Las Vegas, Nevada 89102
     (800) 764-7619

ONLINE
     westernalliancebancorp.com

                        (WESTERN ALLIANCE BANCORPORATION LOGO)

                        2700 West Sahara Avenue   www.westernalliancebancorp.com
                        Las Vegas, Nevada 89102   www.bankwestofnevada.com
                        (800) 764-7619            www.alliancebankofarizona.com
                                                  www.torreypinesbank.com
                                                  www.miller-russell.com
                                                  www.premiertrust.com